As filed with the Securities and Exchange Commission on July 31, 2008	Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________________

ARNO THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	2834	52-2286452
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
_______________________________

30 Two Bridges Rd., Suite #270
Fairfield, NJ 07004
(862) 703-7170
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
____________________________

Scott Z. Fields, M.D.
President and Chief Medical Officer
Arno Therapeutics, Inc.
30 Two Bridges Rd., Suite #270
Fairfield, NJ 07004
(862) 703-7170
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to: Christopher J. Melsha, Esq. Fredrikson & Byron, P.A. 200 South Sixth Street, Suite 4000 Minneapolis, MN 55402-1425 Telephone: (612) 492-7000 Facsimile: (612) 492-7077
_____________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as shall be determined by the selling stockholders identified herein.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, par value $0.0001 per share	10,389,145	$2.90	$30,128,520.50	$1,184.05
Common stock, par value $0.0001 per share (3)	196,189	$2.90	568,948.10	22.36
Total	10,585,334		$30,697,468.60	$1,206.41
___________
(1)
There is also being registered hereunder an indeterminate number of additional shares of common stock as shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low price of our common stock on July 25, 2008.

(3)	Represents shares of common stock issuable upon exercise of outstanding warrants.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Subject to completion, dated July 31, 2008

OFFERING PROSPECTUS

10,585,334 Shares
Common Stock

The selling stockholders identified on pages 16-18 of this prospectus are offering on a resale basis a total of 10,585,334 shares of our common stock, including 196,189 shares issuable upon the exercise of outstanding warrants. We will not receive any proceeds from the sale of these shares by the selling stockholders.

Our common stock is quoted on the OTC Bulletin Board under the symbol “ARNI.OB.” On _____________, 2008, the last sale price of our common stock as reported on the OTC Bulletin Board was $______.

The securities offered by this prospectus involve a high degree of risk.
See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. A representation to the contrary is a criminal offense.

The date of this prospectus is ______________, 2008.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	3
RISK FACTORS	5
NOTE REGARDING FORWARD-LOOKING STATEMENTS	15
USE OF PROCEEDS	16
SELLING STOCKHOLDERS	16
PLAN OF DISTRIBUTION	22
DESCRIPTION OF CAPITAL STOCK	24
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	25
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	26
DESCRIPTION OF BUSINESS	30
MANAGEMENT AND BOARD OF DIRECTORS	40
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	49
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS	51
WHERE YOU CAN FIND MORE INFORMATION	51
VALIDITY OF COMMON STOCK	51
EXPERTS	51
TRANSFER AGENT	51
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	51
INDEX TO FINANCIAL STATEMENTS	F-1

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. Accordingly, you are urged to carefully review this prospectus in its entirety, including the risks of investing in our securities discussed under the caption “Risk Factors” and the financial statements and other information that is contained in or incorporated by reference into this prospectus or the registration statement of which this prospectus is a part before making an investment decision. Unless the context otherwise requires, hereafter in this prospectus the terms the “Company,” “we,” “us,” or “our” refer to Arno Therapeutics, Inc., after giving effect to the merger described below. When we refer in this prospectus to Old Arno and to Laurier, we are referring to the corporations known as Arno Therapeutics, Inc. and Laurier International, Inc., respectively, prior to the June 3, 2008 merger described below under “—Company Overview.”

Company Overview

We are a development stage company focused on commercially developing innovative products for the treatment of cancer. We seek to acquire rights to novel, pre-clinical or early stage clinical oncology product candidates, primarily from academic and research institutions. We currently have the rights to and are developing three oncology product candidates:

•
AR-67 – Our lead product candidate is a novel, third-generation campothecin analogue. We are currently conducting a multi-center, ascending dose Phase I clinical trial of AR-67 in patients with advanced solid tumors. Once the maximum tolerated dose, or MTD, in the Phase I study is identified, we anticipate commencing a Phase II clinical trial of AR-67 in patients with glioblastoma multiforme, or GBM, an aggressive form of brain cancer. We plan to initiate additional Phase II clinical trials in a variety of other solid and hematological cancers. We are also evaluating an oral formulation of AR-67.

•
AR-12 – We are also developing AR-12, an orally available pre-clinical compound that is a novel inhibitor of phosphoinositide dependent protein kinase-1, or PDK-1, that targets the Akt pathway while also possessing activity in the endoplasmic reticulum stress and other pathways targeting apoptosis. Pre-clinical studies suggest that AR-12 may provide therapeutic benefit either alone or in combination with other therapeutic agents. We are currently conducting prelinical toxicology studies that we anticipate will provide the basis for the filing of an investigational new drug application, or IND, in early 2009 so that we may commence a Phase I clinical study.

•
AR-42 – Our third product candidate in development is AR-42, an orally available pre-clinical compound for the treatment of cancer. AR-42 is a broad spectrum inhibitor of deacetylase targets, referred to as pan-DAC inhibition, as well as an inhibitor of Akt via the protein phosphatase I pathway. In pre-clinical models, AR-42 has demonstrated greater potency and a competitive profile in tumors when compared with vorinostat (also known as SAHA and marketed as Zolinza® by Merck), the leading marketed histone deacetylase inhibitor. We are currently conducting IND-enabling studies and anticipate filing an IND in early 2009 so that we may commence a Phase I clinical study.

Laurier was incorporated in Delaware in March 2000. Old Arno was incorporated in Delaware in August 2005. On June 3, 2008, Laurier and Old Arno entered into a “reverse merger” transaction whereby Laurier Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Laurier, merged with and into Old Arno and Old Arno became a wholly owned subsidiary of Laurier. In accordance with the terms of the merger, Old Arno’s outstanding common stock automatically converted into shares of Laurier common stock at a conversion ratio of 1.99377. Following the merger, the holders of Old Arno common stock immediately prior to the merger held 95 percent of the outstanding common stock of Laurier, assuming the issuance of all shares underlying outstanding options and warrants. Immediately following the merger, Old Arno and Laurier completed a short-form merger, whereby Old Arno merged with and into Laurier, and Laurier’s name was changed to “Arno Therapeutics, Inc.”

Our executive offices are located at 30 Two Bridges Road, Suite 270, Fairfield, New Jersey 07004. Our telephone number is (862) 703-7170. Our website is www.arnothera.com. Information contained in, or accessible through, our website does not constitute a part of this prospectus.

Risk Factors

As with most pharmaceutical product candidates, the development of our product candidates is subject to numerous risks, including the risk of delays in or discontinuation of development from lack of financing, inability to obtain necessary regulatory approvals to market the products, unforeseen safety issues relating to the products and dependence on third party collaborators to conduct research and development of the products. Because we are a development stage company with a very limited history of operations, we are also subject to many risks associated with early-stage companies. For a more detailed discussion of some of the risks you should consider before purchasing shares of our common stock, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 5 of this prospectus.

The Offering

The selling stockholders identified on pages 16-18 of this prospectus are offering on a resale basis a total of 10,585,334 shares of our common stock, including 196,189 shares issuable upon the exercise of outstanding warrants.

Common stock offered	10,585,334 shares

Common stock outstanding before the offering(1)	20,392,024 shares

Common stock outstanding after the offering(2)	20,588,213 shares

Use of Proceeds
We will receive none of the proceeds from the sale of the shares by the selling stockholders, except for the warrant exercise price upon exercise of the warrants, which would be used for working capital and other general corporate purposes

OTC Bulletin Board Symbol	ARNI.OB
_______________________

(1)	Based on the number of shares outstanding as of June 30, 2008, not including 1,611,760 shares issuable upon exercise of various warrants and options to purchase our common stock.
(2)	Assumes the issuance of all shares offered hereby that are issuable upon exercise of warrants.

Recent Developments

Private Placement Offering

On June 2, 2008, Old Arno completed a private placement of approximately 3,691,900 shares of its common stock, resulting in gross proceeds of approximately $17,832,000. Upon completion of the merger with Laurier, these shares were automatically exchanged for 7,360,689 shares of our common stock. Prior to the completion of this private placement, Old Arno had outstanding a series of 6% Convertible Promissory Notes in the aggregate principal amount of approximately $4,000,000. In accordance with the terms of these notes, contemporaneously with the completion of the June 2, 2008 private placement, the outstanding principal and accrued interest under the notes converted into an aggregate of 984,246 shares of Old Arno’s common stock and five-year warrants to purchase an additional 98,409 shares of Old Arno common stock at an exercise price of $4.83 per share. After giving effect to the merger with Laurier, the shares and warrants issued upon conversion of the notes were exchanged for an aggregate of 1,962,338 shares of our common stock and five-year warrants to purchase 196,189 shares of our common stock at an exercise price of $2.42 per share.

Management Changes

Upon completion of the merger, the current officers and directors of Laurier resigned and were replaced by the existing officers and directors of Old Arno. In particular, Thomas W. Colligan resigned as Laurier’s president and sole director, and Arie S. Belldegrun, Robert I. Falk, Peter M. Kash, Joshua A. Kazam and David M. Tanen were appointed as directors (all of whom were directors of Old Arno immediately prior to and after the merger). In addition, the executive officers of Old Arno were appointed as officers of our Company.

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing shares of our common stock. Investing in our common stock involves a high degree of risk. If any of the following events or outcomes actually occurs, our business, operating results and financial condition could be materially and adversely affected. As a result, the trading price of our common stock could decline and you may lose all or part of the money you paid to purchase our common stock.

Risks Relating to Our Business

We are a development stage company.

We have not received any operating revenues to date and are in the development stage. You should be aware of the problems, delays, expenses and difficulties encountered by an enterprise in our stage of development, and particularly for companies engaged in the development of new biotechnology or biopharmaceutical product candidates, many of which may be beyond our control. These include, but are not limited to, problems relating to product development, testing, regulatory compliance, manufacturing, marketing, costs and expenses that may exceed current estimates and competition. No assurance can be given that our existing product candidates, or any technologies or products that we may acquire in the future will be successfully developed, commercialized and accepted by the marketplace or that sufficient funds will be available to support operations or future research and development programs.

We currently have no product revenues and will need to raise substantial additional capital to operate our business.

To date, we have generated no product revenues, and do not expect to generate any revenues until, and only if, we receive approval to sell our drugs from the U.S. Food and Drug Administration, or FDA, and other regulatory authorities for our product candidates. Therefore, for the foreseeable future, we will have to fund all of our operations and capital expenditures from the net proceeds of our June 2008 private placement, cash on hand, licensing fees and grants.

The use of our existing cash will depend on many factors, including among other things, the course of the clinical and regulatory development of our current product candidates, the acquisition of new technologies and the hiring of new personnel. Based on our current development plans, we expect that our current resources will be sufficient to fund our operations until third quarter 2009. We will need to seek substantial additional financing in order to continue developing our current and any future product candidates, which additional financing may not be available on favorable terms, if at all.

If we do not succeed in raising additional funds on acceptable terms, we may be unable to complete planned pre-clinical testing and human clinical trials or obtain approval of our product candidates from the FDA and other regulatory authorities. In addition, we could be forced to discontinue product development and/or reduce or forego attractive business opportunities. Any additional sources of financing will likely involve the issuance of our common stock or other securities convertible into our common stock, which will have a dilutive effect on our stockholders.

We are not currently profitable and may never become profitable.

We expect to incur substantial losses and negative operating cash flow for the foreseeable future, and we may never achieve or maintain profitability. For the year ended December 31, 2007, we had a net loss of $3,359,697 and for the period from our inception on August 1, 2005 through March 31, 2008, we had a net loss of $7,429,173. Since our inception through March 31, 2008, we have an accumulated deficit of $7,429,173 and stockholders’ deficit of $6,526,455. Even if we succeed in developing and commercializing one or more of our product candidates, we expect to incur substantial losses for the foreseeable future, as we:

•	continue to undertake pre-clinical development and clinical trials for our product candidates;

•	seek regulatory approvals for our product candidates;

•	in-license or otherwise acquire additional products or product candidates;

•	implement additional internal systems and infrastructure; and

•	hire additional personnel.

We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability could negatively impact the value of our common stock.

We have a limited operating history upon which to base an investment decision.

We are a development stage company and have not demonstrated our ability to perform the functions necessary for the successful commercialization of any of our product candidates. The successful commercialization of our product candidates will require us to perform a variety of functions, including:

•	continuing to undertake pre-clinical development and clinical trials for our product candidates;

•	participating in regulatory approval processes;

•	formulating and manufacturing products; and

•	conducting sales and marketing activities.

Our operations have been limited to organizing our company, acquiring, developing and securing our proprietary technology and preparing for pre-clinical and clinical trials of our product candidates. These operations provide a limited basis for you to assess our ability to commercialize our product candidates and the advisability of investing in our securities.

We may not successfully manage our growth.

Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational and financial resources. To manage this growth, we may need to expand our facilities, augment our operational, financial and management systems and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business would be harmed.

We may be exposed to liability claims associated with the use of hazardous materials and chemicals.

Our research and development activities may involve the controlled use of hazardous materials and chemicals. Although we believe that our safety procedures for using, storing, handling and disposing of these materials comply with federal, state and local laws and regulations, we cannot completely eliminate the risk of accidental injury or contamination from these materials. In the event of such an accident, we could be held liable for any resulting damages and any liability could materially adversely effect our business, financial condition and results of operations. In addition, the federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous or radioactive materials and waste products may require us to incur substantial compliance costs that could materially adversely affect our business, financial condition and results of operations.

We will rely on key employees and scientific and medical advisors, whose knowledge of our business and technical expertise would be difficult to replace.

We currently rely on certain key employees, the loss of any one or more of whom could delay our development program. We are and will be highly dependent on our principal scientific, regulatory and medical advisors. We do not have “key person” life insurance policies for any of our officers. The loss of the technical knowledge and management and industry expertise of any of our key personnel could result in delays in product development, loss of customers and sales and diversion of management resources, which could adversely affect our operating results.

If we are unable to hire additional qualified personnel, our ability to grow our business may be harmed.

Attracting and retaining qualified personnel will be critical to our success. Our success is highly dependent on the hiring and retention of key personnel and scientific staff. While we are actively recruiting additional experienced members for the management team, there is intense competition and demand for qualified personnel in our area of business and no assurances can be made that we will be able to retain the personnel necessary for the development of our business on commercially reasonable terms, if at all. Certain of our current officers, directors, scientific advisors and/or consultants or certain of the officers, directors, scientific advisors and/or consultants hereafter appointed may from time to time serve as officers, directors, scientific advisors and/or consultants of other biopharmaceutical or biotechnology companies. We rely, in substantial part, and for the foreseeable future will rely, on certain independent organizations, advisors and consultants to provide certain services, including substantially all aspects of regulatory approval, clinical management, and manufacturing. There can be no assurance that the services of independent organizations, advisors and consultants will continue to be available to us on a timely basis when needed, or that we can find qualified replacements.

We may incur substantial liabilities and may be required to limit commercialization of our products in response to product liability lawsuits.

The testing and marketing of medical products entail an inherent risk of product liability. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with corporate collaborators. We currently do not have product liability insurance, but do maintain clinical trial insurance coverage with respect to AR-67. Even if our agreements with any future corporate collaborators entitle us to indemnification against losses, such indemnification may not be available or adequate should any claim arise.

There are certain interlocking relationships among us and certain affiliates of Two River Group Holdings, LLC, which may present potential conflicts of interest.

Dr. Arie S. Belldegrun, Peter M. Kash, Joshua A. Kazam and David M. Tanen, each a director and stockholder of Arno, are the sole members of Two River Group Management, LLC, which serves as the managing member of Two River Group Holdings, LLC, or Two River, a venture capital firm specializing in the formation of biotechnology companies. Messrs. Kash, Kazam and Tanen are officers and directors of Riverbank Capital Securities, Inc., or Riverbank, a broker dealer registered with the Financial Industry Regulatory Authority, or FINRA (formerly NASD). Mr. Tanen also serves as our Secretary and Scott L. Navins, the Vice President of Finance for Two River and Financial and Operations Principal for Riverbank, serves as our Treasurer. Additionally, certain employees of Two River, who are also our stockholders, perform substantial operational activity for us, including without limitation financial, clinical and regulatory activities. Generally, Delaware corporate law requires that any transactions between us and any of our affiliates be on terms that, when taken as a whole, are substantially as favorable to us as those then reasonably obtainable from a person who is not an affiliate in an arms-length transaction. Nevertheless, none of our affiliates or Two River is obligated pursuant to any agreement or understanding with us to make any additional products or technologies available to us, nor can there be any assurance, and the investors should not expect, that any biomedical or pharmaceutical product or technology identified by such affiliates or Two River in the future will be made available to us. In addition, certain of our current officers and directors or certain of any officers or directors hereafter appointed may from time to time serve as officers or directors of other biopharmaceutical or biotechnology companies. There can be no assurance that such other companies will not have interests in conflict with our own.

We are controlled by current directors and principal stockholders.

Our executive officers, directors and principal stockholders beneficially own approximately 44% of our outstanding voting securities. Accordingly, our executive officers, directors, principal stockholders and certain of their affiliates will have the ability to exert substantial influence over the election of our board of directors and the outcome of issues submitted to our stockholders.

We will be required to implement additional finance and accounting systems, procedures and controls in order to satisfy requirements under the securities laws, including the Sarbanes-Oxley Act of 2002, which will increase our costs and divert management’s time and attention.

We are in a continuing process of establishing controls and procedures that will allow our management to report on, and our independent registered public accounting firm to attest to, our internal controls over financial reporting when required to do so under Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. As a company with limited capital and human resources, we anticipate that more of management’s time and attention will be diverted from our business to ensure compliance with these regulatory requirements than would be the case with a company that has well established controls and procedures. This diversion of management’s time and attention may have a material adverse effect on our business, financial condition and results of operations.

In the event we identify significant deficiencies or material weaknesses in our internal controls over financial reporting that we cannot remediate in a timely manner, or if we are unable to receive a positive attestation from our independent registered public accounting firm with respect to our internal controls over financial reporting when we are required to do so, investors and others may lose confidence in the reliability of our financial statements. If this occurs, the trading price of our common stock, if any, and our ability to obtain any necessary financing could suffer. In addition, in the event that our independent registered public accounting firm is unable to rely on our internal controls over financial reporting in connection with its audit of our financial statements, and in the further event that it is unable to devise alternative procedures in order to satisfy itself as to the material accuracy of our financial statements and related disclosures, we may be unable to file our Annual Report on Form 10-K with the SEC. This would likely have an adverse affect on the trading price of our common stock, if any, and our ability to secure any necessary additional financing, and could result in the delisting of our common stock if we are listed on an exchange in the future. In such event, the liquidity of our common stock would be severely limited and the market price of our common stock would likely decline significantly.

We are now subject to the reporting requirements of federal securities laws, which will increase our expenses.

Following the merger, we will be subject to the reporting requirements of the Exchange Act, including the requirements of the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting, which is discussed below. In order to maintain and improve the effectiveness of our disclosure controls and procedures, significant resources and management oversight will be required. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. In addition, sustaining our growth will also require us to commit additional management, operational and financial resources to identify new professionals to join our firm and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management's attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. We expect to incur significant additional annual expenses related to these steps and, among other things, additional directors and officers liability insurance, director fees, reporting requirements of the SEC, transfer agent fees, hiring additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses.

Risks Relating to the Clinical Testing, Regulatory Approval, Manufacturing
and Commercialization of Our Product Candidates

We may not obtain the necessary U.S. or worldwide regulatory approvals to commercialize our product candidates.

We will need FDA approval to commercialize our product candidates in the U.S. and approvals from the FDA equivalent regulatory authorities in foreign jurisdictions to commercialize our product candidates in those jurisdictions. In order to obtain FDA approval of any of our product candidates, we must submit to the FDA a new drug application, or NDA, demonstrating that the product candidate is safe for humans and effective for its intended use. This demonstration requires significant research and animal tests, which are referred to as pre-clinical studies, as well as human tests, which are referred to as clinical trials. Satisfaction of the FDA’s regulatory requirements typically takes many years, depends upon the type, complexity and novelty of the product candidate and requires substantial resources for research, development and testing. We cannot predict whether our research and clinical approaches will result in drugs that the FDA considers safe for humans and effective for indicated uses. The FDA has substantial discretion in the drug approval process and may require us to conduct additional pre-clinical and clinical testing or to perform post-marketing studies. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals may:

•	delay commercialization of, and our ability to derive product revenues from, our product candidates;

•	impose costly procedures on us; or

•	diminish any competitive advantages that we may otherwise enjoy.

Even if we comply with all FDA requests, the FDA may ultimately reject one or more of our NDAs. We cannot be sure that we will ever obtain regulatory clearance for our product candidates. Failure to obtain FDA approval of any of our product candidates will severely undermine our business by reducing our number of salable products and, therefore, corresponding product revenues.

In foreign jurisdictions, we must receive approval from the appropriate regulatory authorities before we can commercialize our drugs. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above. We cannot assure that we will receive the approvals necessary to commercialize our product candidate for sale outside the U.S.

All of our product candidates are in early stages of clinical trials, which are very expensive and time-consuming. Any failure or delay in completing clinical trials for our product candidates could harm our business.

All three of our current product candidates are in early stages of development and will require extensive clinical and other testing and analysis before we will be in a position to consider seeking regulatory approval to sell such product candidates. To date, we have only filed an investigational new drug application, or IND, for AR-67, which is required in order to conduct clinical studies of a drug candidate. We do not intend to file INDs for AR-12 and AR-42 until early 2009.

             Conducting clinical trials is a lengthy, time consuming and very expensive process and the results are inherently uncertain. The duration of clinical trials can vary substantially according to the type, complexity, novelty and intended use of the product candidate. We estimate that clinical trials of our product candidates will take at least several years to complete. The completion of clinical trials for our product candidates may be delayed or prevented by many factors, including:

•	delays in patient enrollment, and variability in the number and types of patients available for clinical trials;

•	difficulty in maintaining contact with patients after treatment, resulting in incomplete data;

•	poor effectiveness of product candidates during clinical trials;

•	safety issues, side effects, or other adverse events;

•	results that do not demonstrate the safety or effectiveness of the product candidates;

•	governmental or regulatory delays and changes in regulatory requirements, policy and guidelines; and

•	varying interpretation of data by the FDA.

In conducting clinical trials, we may fail to establish the effectiveness of a compound for the targeted indication or discover that it is unsafe due to unforeseen side effects or other reasons. Even if our clinical trials are commenced and completed as planned, their results may not support our product candidate claims. Further, failure of product candidate development can occur at any stage of the clinical trials, or even thereafter, and we could encounter problems that cause us to abandon or repeat clinical trials. These problems could interrupt, delay or halt clinical trials for our product candidates and could result in FDA, or other regulatory authorities, delaying approval of our product candidates for any or all indications. The results from pre-clinical testing and prior clinical trials may not be predictive of results obtained in later or other larger clinical trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in clinical trials, even in advanced clinical trials after showing promising results in earlier clinical trials. Our failure to adequately demonstrate the safety and effectiveness of any of our product candidates will prevent us from receiving regulatory approval to market these product candidates and will negatively impact our business. In addition, we or the FDA may suspend or curtail our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in the conduct of these clinical trials or in the composition, manufacture or administration of the product candidates. Accordingly, we cannot predict with any certainty when or if we will ever be in a position to submit a new drug application, or NDA, for any of our product candidates, or whether any such NDA would ever be approved.

Our products use novel alternative technologies and therapeutic approaches, which have not been widely studied.

Our product development efforts focus on novel therapeutic approaches and technologies that have not been widely studied. These approaches and technologies may not be successful. We are applying these approaches and technologies in our attempt to discover new treatments for conditions that are also the subject of research and development efforts of many other companies.

Physicians and patients may not accept and use our drugs.

Even if the FDA approves our product candidates, physicians and patients may not accept and use them. Acceptance and use of our product will depend upon a number of factors including:

•	perceptions by members of the health care community, including physicians, about the safety and effectiveness of our drugs;

•	cost-effectiveness of our products relative to competing products;

•	availability of reimbursement for our products from government or other healthcare payers; and

•	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

Because we expect sales of our current product candidates, if approved, to generate substantially all of our product revenues for the foreseeable future, the failure of any of these drugs to find market acceptance would harm our business and could require us to seek additional financing.

Because we are dependent on clinical research institutions and other contractors for clinical testing and for research and development activities, the results of our clinical trials and such research activities are, to a certain extent, beyond our control.

             We depend upon independent investigators and collaborators, such as universities and medical institutions, to conduct our pre-clinical and clinical trials under agreements with us. These parties are not our employees and we cannot control the amount or timing of resources that they devote to our programs. These investigators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to our drug development programs, or if their performance is substandard, the approval of our FDA applications, if any, and our introduction of new drugs, if any, will be delayed. These collaborators may also have relationships with other commercial entities, some of whom may compete with us. If our collaborators assist our competitors at our expense, our competitive position would be harmed.

Our reliance on third parties to formulate and manufacture our product candidates exposes us to a number of risks that may delay the development, regulatory approval and commercialization of our products or result in higher product costs.

             We have no experience in drug formulation or manufacturing and do not intend to establish our own manufacturing facilities. We lack the resources and expertise to formulate or manufacture our own product candidates. Instead, we will contract with one or more manufacturers to manufacture, supply, store and distribute drug supplies for our clinical trials. If any of our product candidates receive FDA approval, we will rely on one or more third-party contractors to manufacture our drugs. Our anticipated future reliance on a limited number of third-party manufacturers exposes us to the following risks:

•
We may be unable to identify manufacturers on acceptable terms or at all because the number of potential manufacturers is limited and the FDA must approve any replacement contractor. This approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our products after receipt of FDA approval, if any.

•	Our third-party manufacturers might be unable to formulate and manufacture our drugs in the volume and of the quality required to meet our clinical and/or commercial needs, if any.

•
Our future contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to supply our clinical trials or to successfully produce, store and distribute our products.

•
Drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA and corresponding state agencies to ensure strict compliance with good manufacturing practice and other government regulations and corresponding foreign standards. We do not have control over third-party manufacturers’ compliance with these regulations and standards, but we will be ultimately responsible for any of their failures.

•
If any third-party manufacturer makes improvements in the manufacturing process for our products, we may not own, or may have to share, the intellectual property rights to the innovation. This may prohibit us from seeking alternative or additional manufacturers for our products.

Each of these risks could delay our clinical trials, the approval, if any, of our product candidates by the FDA, or the commercialization of our product candidates or result in higher costs or deprive us of potential product revenues.

We have no experience selling, marketing or distributing products and no internal capability to do so.

We currently have no sales, marketing or distribution capabilities. We do not anticipate having resources in the foreseeable future to allocate to the sales and marketing of our proposed products. Our future success depends, in part, on our ability to enter into and maintain sales and marketing collaborative relationships, the collaborator’s strategic interest in the products under development and such collaborator’s ability to successfully market and sell any such products. We intend to pursue collaborative arrangements regarding the sales and marketing of our products, however, there can be no assurance that we will be able to establish or maintain such collaborative arrangements, or if able to do so, that they will have effective sales forces. To the extent that we decide not to, or are unable to, enter into collaborative arrangements with respect to the sales and marketing of our proposed products, significant capital expenditures, management resources and time will be required to establish and develop an in-house marketing and sales force with technical expertise. There can also be no assurance that we will be able to establish or maintain relationships with third-party collaborators or develop in-house sales and distribution capabilities. To the extent that we depend on third parties for marketing and distribution, any revenues we receive will depend upon the efforts of such third parties, and there can be no assurance that such efforts will be successful. In addition, there can also be no assurance that we will be able to market and sell our product in the U.S. or overseas.

If we cannot compete successfully for market share against other drug companies, we may not achieve sufficient product revenues and our business will suffer.

The market for our product candidates is characterized by intense competition and rapid technological advances. If our product candidates receive FDA approval, they will compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. Existing or future competing products may provide greater therapeutic convenience or clinical or other benefits for a specific indication than our products, or may offer comparable performance at a lower cost. If our products fail to capture and maintain market share, we may not achieve sufficient product revenues and our business will suffer.

We will compete against fully integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have technologies already approved or in development. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs and have substantially greater financial resources than we do, as well as significantly greater experience in:

•	developing drugs;

•	undertaking pre-clinical testing and human clinical trials;

•	obtaining FDA and other regulatory approvals of drugs;

•	formulating and manufacturing drugs; and

•	launching, marketing and selling drugs.

Developments by competitors may render our products or technologies obsolete or non-competitive.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. The drugs that we are attempting to develop will have to compete with existing therapies. In addition, a large number of companies are pursuing the development of pharmaceuticals that target the same diseases and conditions that we are targeting. We face competition from pharmaceutical and biotechnology companies in the U.S. and abroad. In addition, companies pursuing different but related fields represent substantial competition. Many of these organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, longer drug development history in obtaining regulatory approvals and greater manufacturing and marketing capabilities than we do. These organizations also compete with us to attract qualified personnel and parties for acquisitions, joint ventures or other collaborations.

Our ability to generate product revenues will be diminished if our drugs sell for inadequate prices or patients are unable to obtain adequate levels of reimbursement.

Our ability to commercialize our drugs, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from:

•	government and health administration authorities;

•	private health maintenance organizations and health insurers; and

•	other healthcare payers.

Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Healthcare payers, including Medicare, are challenging the prices charged for medical products and services. Government and other healthcare payers increasingly attempt to contain healthcare costs by limiting both coverage and the level of reimbursement for drugs. Even if our product candidates are approved by the FDA, insurance coverage may not be available, and reimbursement levels may be inadequate, to cover our drugs. If government and other healthcare payers do not provide adequate coverage and reimbursement levels for any of our products, once approved, market acceptance of our products could be reduced.

Risks Related to Our Intellectual Property

If we fail to protect or enforce our intellectual property rights adequately or secure rights to patents of others, the value of our intellectual property rights would diminish.

Our success, competitive position and future revenues will depend in part on our ability and the abilities of our licensors to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing upon the proprietary rights of third parties. Additionally, if any third-party manufacturer makes improvements in the manufacturing process for our products, we may not own, or may have to share, the intellectual property rights to the innovation.

To date, we hold certain exclusive rights under U.S. patents and patent applications as well as rights under foreign patent applications. We anticipate filing additional patent applications both in the U.S. and in other countries, as appropriate. However, we cannot predict:

•	the degree and range of protection any patents will afford us against competitors including whether third parties will find ways to invalidate or otherwise circumvent our patents;

•	if and when patents will issue;

•	whether or not others will obtain patents claiming aspects similar to those covered by our patents and patent applications; or

•	whether we will need to initiate litigation or administrative proceedings which may be costly whether we win or lose.

If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors as well as our licensors and contractors. To help protect our proprietary know-how and our inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. To this end, we require all of our employees, consultants, advisors and contractors to enter into agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. These agreements may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

If we infringe upon the rights of third parties we could be prevented from selling products, forced to pay damages, and defend against litigation.

If our products, methods, processes and other technologies infringe upon the proprietary rights of other parties, we could incur substantial costs and we may have to:

•	obtain licenses, which may not be available on commercially reasonable terms, if at all;

•	redesign our products or processes to avoid infringement;

•	stop using the subject matter claimed in the patents held by others;

•	pay damages; or

•	defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of our valuable management resources.

If requirements under our license agreements are not met, we could suffer significant harm, including losing rights to our products.

We depend on licensing agreements with third parties to maintain the intellectual property rights to our products under development. Presently, we have licensed rights from the University of Pittsburgh and The Ohio State University Research Foundation. These agreements require us and our licensors to perform certain obligations that affect our rights under these licensing agreements. All of these agreements last either throughout the life of the patents, or with respect to other licensed technology, for a number of years after the first commercial sale of the relevant product.

In addition, we are responsible for the cost of filing and prosecuting certain patent applications and maintaining certain issued patents licensed to us. If we do not meet our obligations under our license agreements in a timely manner, we could lose the rights to our proprietary technology.

Finally, we may be required to obtain licenses to patents or other proprietary rights of third parties in connection with the development and use of our products and technologies. Licenses required under any such patents or proprietary rights might not be made available on terms acceptable to us, if at all.

Risks Related to Our Securities

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

Additional risks may exist since we became public through a “reverse merger.” Security analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf of our company in the future. The lack of such analyst coverage may decrease the public demand for our common stock, making it more difficult for you to resell your shares when you deem appropriate.

Our common stock is considered “a penny stock.”

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. Following the merger, the market price of our common stock is likely to be less than $5.00 per share and therefore may be a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell shares of our common stock.

Because we do not expect to pay dividends, you will not realize any income from an investment in our common stock unless and until you sell your shares at profit.

We have never paid dividends on our common stock and do not anticipate paying any dividends for the foreseeable future. You should not rely on an investment in our common stock if you require dividend income. Further, you will only realize income on an investment in our shares in the event you sell or otherwise dispose of your shares at a price higher than the price you paid for your shares. Such a gain would result only from an increase in the market price of our common stock, which is uncertain and unpredictable.

There may be issuances of shares of blank check preferred stock in the future.

Our certificate of incorporation authorizes the issuance of up to 20,000,000 shares of preferred stock, none of which are issued or currently outstanding. Our board of directors will have the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that is senior to our common stock and that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends, additional registration rights, anti-dilution protection, the right to the redemption to such shares, together with other rights, none of which will be afforded holders of our common stock.

Substantial sales of shares may impact the market price of our common stock.

The number of shares of our common stock covered by this prospectus represents a significant portion of our total outstanding common stock. As of the date of this prospectus, we have outstanding a total of 20,392,024 shares of our common stock. If the selling stockholders sell substantial amounts of our common stock covered by this prospectus, including shares issued upon the exercise of outstanding warrants, the market price of our common stock may decline. We are unable to predict the effect that sales may have on the prevailing market price of our common stock.

In addition to the shares of our common stock covered by this prospectus, a substantial portion of our shares will become eligible for resale pursuant to the provisions of Rule 144 promulgated under the Securities Act. These sales may also have a depressive effect on the market price of our common stock. In general, with respect to an issuer that is current in its public reporting obligations, a non-affiliate who has held restricted shares for at least 6 months may sell such shares into the market without volume limitations. However, the holders of restricted shares issued by a corporation that was a public shell company must hold their shares for at least 12 months from the date such issuer ceased being a public shell company before those shares may be resold pursuant to Rule 144. Accordingly, a large number of shares of our common stock will become freely tradable into the open market in June 2009, which could cause our stock price to decrease significantly.

If our results do not meet analysts’ forecasts and expectations, our stock price could decline.

In the future, analysts who cover our business and operations may provide valuations regarding our stock price and make recommendations whether to buy, hold or sell our stock. Our stock price may be dependent upon such valuations and recommendations. Analysts’ valuations and recommendations are based primarily on our reported results and their forecasts and expectations concerning our future results regarding, for example, expenses, revenues, clinical trials, regulatory marketing approvals and competition. Our future results are subject to substantial uncertainty, and we may fail to meet or exceed analysts’ forecasts and expectations as a result of a number of factors, including those discussed above under the sections “Risks Related to Our Business” and “Risks Related to the Clinical Testing, Regulatory Approval, Manufacturing and Commercialization of Our Product Candidates.” If our results do not meet analysts’ forecasts and expectations, our stock price could decline as a result of analysts lowering their valuations and recommendations or otherwise.

We cannot assure you that our common stock will ever be listed on NASDAQ or any other securities exchange.

We expect that our common stock will continue trading on the OTC Bulletin Board. Stocks traded on the OTC Bulletin Board and other electronic over-the-counter markets are often less liquid than stocks traded on national securities exchanges. We plan to seek listing on NASDAQ or the American Stock Exchange in the future, but we cannot assure you that we will be able to meet the initial listing standards of either of those or any other stock exchange, or that we will be able to maintain a listing of our common stock on either of those or any other stock exchange. To the extent that our common stock is not traded on a national securities exchange, such as the NASDAQ, the decreased liquidity of our common stock may make it more difficult to sell your shares at desirable times and at prices.

We are at risk of securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology companies have experienced greater than average stock price volatility in recent years. If we faced such litigation, it could result in substantial costs and a diversion of our management’s attention and resources, which could harm our business.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” The forward-looking statements are only predictions and provide our current expectations or forecasts of future events and financial performance and may be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “will” or “should” or, in each case, their negative, or other variations or comparable terminology, though the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements include all matters that are not historical facts and include, without limitation, statements concerning our business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, our research and development programs and planning for and timing of any clinical trials, the possibility, timing and outcome of submitting regulatory filings for our product candidates under development, potential INDs or NDAs, research and development of particular drug products, the development of financial, clinical, manufacturing and marketing plans related to the potential approval and commercialization of our drug products, and the period of time for which our existing resources will enable us to fund our operations.

Forward-looking statements are subject to many risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Examples of the risks and uncertainties include, but are not limited to:

•	the risk that we may not successfully develop and market our product candidates, and even if we do, we may not become profitable;

•	risks relating to the progress of our research and development;

•
risks relating to significant, time-consuming and costly research and development efforts, including pre-clinical studies, clinical trials and testing, and the risk that clinical trials of our product candidates may be delayed, halted or fail;

•
risks relating to the rigorous regulatory approval process required for any products that we may develop independently, with our development partners or in connection with any collaboration arrangements;

•	the risk that changes in the national or international political and regulatory environment may make it more difficult to gain FDA or other regulatory approval of our drug product candidates;

•	risks that the FDA or other regulatory authorities may not accept any applications we file;

•
risks that the FDA or other regulatory authorities may withhold or delay consideration of any applications that we file or limit such applications to particular indications or apply other label limitations;

•	risks that, after acceptance and review of applications that we file, the FDA or other regulatory authorities will not approve the marketing and sale of our drug product candidates;

•	risks relating to our drug manufacturing operations, including those of our third-party suppliers and contract manufacturers;

•
risks relating to the ability of our development partners and third-party suppliers of materials, drug substance and related components to provide us with adequate supplies and expertise to support manufacture of drug product for initiation and completion of our clinical studies;

•	risks relating to the transfer of our manufacturing technology to third-party contract manufacturers;

•	the risk that recurring losses, negative cash flows and the inability to raise additional capital could threaten our ability to continue as a going concern; and

•	other risks and uncertainties detailed in “Risk Factors.”

Pharmaceutical and biotechnology companies have suffered significant setbacks in advanced clinical trials, even after obtaining promising earlier trial results. Data obtained from such clinical trials are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. Except to the extent required by applicable laws or rules, we do not undertake to update any forward-looking statements or to publicly announce revisions to any of our forward-looking statements, whether resulting from new information, future events or otherwise.

USE OF PROCEEDS

We will receive none of the proceeds from the sale of the shares by the selling stockholders, except for the warrant exercise price upon exercise of the warrants, which would be used for working capital and other general corporate purposes.

SELLING STOCKHOLDERS

    This prospectus covers the resale by the selling stockholders identified below of 10,585,334 shares of common stock, including 196,189 shares issuable upon the exercise of outstanding warrants. Of the total number of shares offered hereby, 7,360,689 shares were issued to the investors in our June 2008 private placement, and 2,158,527 shares (including the shares issuable upon the exercise of outstanding warrants) were issued to the former holders of our 6% convertible promissory notes, which converted into share of our common stock and warrants upon the completion of our June 2008 private placement. The following table sets forth the number of shares of our common stock beneficially owned by the selling stockholders as of July 15, 2008 and after giving effect to this offering, except as otherwise referenced below.

Selling Stockholder	Shares beneficially owned before offering (1)	Number of outstanding shares offered by selling stockholder	Number of shares offered by selling stockholder upon exercise of warrants	Percentage beneficial ownership after offering(1)
Securities issued in June 2008 private placement
2739-1291 Quebec Inc. (2a)	10,317	10,317	-	-
3071341 Canada Inc. (2b)	41,277	41,277	-	-
4210573 Canada Inc. (2c)	20,637	20,637	-	-
87111 Canada Limited (2c)	61,916	61,916	-	-
A. Lapidot Pharmaceuticals Ltd. (3)	95,690	41,277	-	-
Allen Rubin	10,317	10,317	-	-
Andre Telio Investments Inc. (4)	20,637	20,637	-	-
Barry Goodman	21,855	8,254	-	-
Bayside Development Corporation Limited (5)	206,393	206,393	-	-
Bonnie Kazam (6)	91,118	20,637	-	*
Brilar Investments Limited (7)	20,637	20,637	-	-
Burton Koffman	23,919	10,317	-	-
Canyon Value Realization Fund (Cayman) Ltd. (8)	1,011,330	687,651	-	-
Canyon Value Realization Fund, L.P. (8)	1,011,330	263,069	-	-
Canyon Value Realization Mac-18 Ltd. (8)	1,011,330	60,610	-	-
Caroline Sacchetti	10,317	10,317	-	-
Clairmark Investments Ltd. (9)	39,875	39,875	-	-
Clal Insurance Company Ltd. - Profit Participating Policies (10)	1,454,727	825,578	-	-
Cohen Family Enterprises LLC (11)	41,277	41,277	-	-
Danny Ritter	10,317	10,317	-	-
David Bengal	20,637	20,637	-	-
David M. Tanen (12)	1,458,102	10,317	-	6.97
David Wilstein and Susan Wilstein, Trustees of The Century Trust	137,210	10,317	-	*
Dikla Insurance Company Ltd. – Nostro (13)	4,127	4,127	-	-
Dikla Insurance Company Ltd. – Siudi (13)	10,317	10,317	-	-
Diversiplex Corporation (14)	20,637	20,637	-	-
Egosah Reichmann	41,277	41,277	-	-
Erez and Elyse Halevah	20,637	20,637	-	-
Eric Raphael	10,317	10,317	-	-
Fred Mermelstein	10,317	10,317	-	-
Gems Progressive Fund II Perennial Segregated Portfolio (15)	412,788	412,788	-	-
Gerald Lieberman	41,277	41,277	-	-
Gilad Pension Fund Mekifa - Gilad Rivchit (16)	398,325	20,637	-	-
GMM Capital, LLC (17)	235,601	41,277	-	*

Selling Stockholder	Shares beneficially owned before offering (1)	Number of outstanding shares offered by selling stockholder	Number of shares offered by selling stockholder upon exercise of warrants	Percentage beneficial ownership after offering(1)
Governing Dynamics Investment, LLC (18)	41,277	41,277	-	-
Harel Insurance Company Ltd. – Clali (19)	398,325	20,637	-	-
Harel Insurance Company Ltd. – Mishtatefet (19)	398,325	115,580	-	-
Harel Insurance Company Ltd. – Nostro (19)	398,325	45,406	-	-
Harel Pension Fund Management Company Ltd.-Harel Pensia (19)	398,325	41,277	-	-
Harel Provident Funds Ltd. – Taoz (19)	398,325	28,893	-	-
Harel Provident Funds, Ltd.- Hishtalmut (19)	398,325	10,317	-	-
Harel Provident Funds, Ltd.-Gmisha (19)	398,325	8,254	-	-
Harel Provident Funds, Ltd.-Otzma (19)	398,325	107,324	-	-
High Glen Properties Limited (20)	61,916	61,916	-	-
Irvin R. Kessler	151,037	123,833	-	-
Joan K. Cohn	10,317	10,317	-	-
Joseph J. Sitt	68,481	41,277	-	-
Joshua Kazam Trust (21)	20,637	20,637	-	-
Leonard Grunstein	34,238	20,637	-	-
Leumi Overseas Trust Corporation Limited as Trustees of the BTL Trust (22)	61,916	61,916	-	-
Meitavit Atudot Pension Funds Management Company Ltd. (Sapir) (10)	1,454,727	412,788	-	-
Meitavit Atudot Pension Funds Management Company Ltd. (Yahalom) (10)	1,454,727	206,393	-	-
Michael Chisek	34,238	20,637	-	-
Michael T. Cohen	20,637	20,637	-	-
Millennium Partners, L.P. (23)	412,788	412,788	-	-
Nancy Spielberg Venture Trust (24)	10,317	10,317	-	-
Peter D. Kiernan	82,556	82,556	-	-
Peter M. Kash (25)	1,688,977	20,637	-	7.97
Peter Strumph	12,383	12,383	-	-
Platinum-Montaur Life Sciences, LLC (26)	41,277	41,277	-	-
Primafides (Suisse) SA as Trustees of the Sirius Trust (27)	541,806	206,393	-	*
Raymond Telio Investments Inc. (28)	41,277	41,277	-	-
Renato Negrin	99,090	61,916	-	*
Rennat Inc. (29)	20,637	20,637	-	-
Robert I. Falk (30)	195,378	41,277	-	*
Ronnie Fortis	39,875	39,875	-	-
Sabrinco Inc. (31)	20,637	20,637	-	-
Sarbin Investments Limited (32)	20,637	20,637	-	-
Shirley Ann Lewis Enterprises, Inc. (33)	20,637	20,637	-	-
Standu Investments Limited (34)	20,637	20,637	-	-
Venture Enterprises, Inc. (35)	15,950	15,950	-	-
David Lifschitz	10,367	10,367	-	-
Wealthplan Corporation (36)	20,637	20,637	-	-
Wexford Spectrum Investors, LLC (37)	2,005,789	1,733,712	-	-
Subtotal		7,360,689
Shares issued upon conversion of the 6% convertible promissory notes on June 2, 2008

A. Lapidot Pharmaceuticals, Ltd. (3)	95,690	49,467	4,946	-
Mark Ahn	24,287	3,955	394	*
Alyad Foundation (38)	54,413	49,467	4,946	-
Atlas Master Fund, Ltd. (39)	12,594	11,450	1,144	-

Selling Stockholder	Shares beneficially owned before offering (1)	Number of outstanding shares offered by selling stockholder	Number of shares offered by selling stockholder upon exercise of warrants	Percentage beneficial ownership after offering(1)
Beck Family Partners, LP (40)	54,413	49,467	4,946	-
Bristol Investment Fund, Ltd. (41)	292,014	247,345	24,732	*
Michael Chisek	34,328	12,365	1,236	-
David and Susan Wilstein, TTEES of the Century Trust	137,210	24,732	2,472	*
Diversified Fund, Ltd. (42)	33,539	12,365	1,236	*
Falk Family Partners, LLC (30)	195,378	49,467	4,946	*
Arnold and Lynn Feld	13,601	12,365	1,236	-
Gitel Family LP (31)	54,413	49,467	4,946	-
GMM Capital (17)	235,601	31,659	3,164	*
Barry Goodman	21,855	12,365	1,236	-
Leonard Grunstein	34,238	12,365	1,236	-
Inversiones Miraconcha, SL (43)	104,257	49,467	4,946	*
Robert Israel	13,601	12,365	1,236	-
Kappa Investors, LLC (37)	2,005,789	247,345	24,732	-
Peter M. Kash (25)	1,688,977	24,732	2,472	7.97%
Shimon Katz	13,601	12,365	1,236	-
Kauffman Family Trust (44)	54,413	49,467	4,946	-
Joshua Kazam (45)	1,566,686	49,467	4,946	7.35%
Irvin Kessler	151,037	24,732	2,472	-
Robert Klein	17,190	12,365	1,236	*
Burton Koffman	23,919	12,365	1,236	-
Harvey Krueger	27,204	24,732	2,472	-
Larich Associates (46)	27,204	24,732	2,472	-
Leiden Overseas (S. Pilpel) (47)	27,204	24,732	2,472	-
Bruce Lipnick	13,601	12,365	1,236	-
Alan Mendelson	38,523	12,365	1,236	*
Naftali Investments, Ltd. (48)	37,173	24,732	2,472	*
Renato Negrin	99,090	24,732	2,472	*
Rachel Family Partnership (49)	54,413	49,467	4,946	-
Primafides (Suisse) SA as Trustees of the Sirius Trust (27)	541,806	123,671	12,365	*
Albert Reichmann	54,413	49,467	4,946	-
Rel Tech Holdings, Ltd. (50)	54,413	49,467	4,946	-
Henry Rothman	27,204	24,732	2,472	-
Seymour & Star Sacks, JTWROS	13,601	12,365	1,236	-
Joseph Sitt	68,481	24,732	2,472	-
Smithfield Fiduciary, LLC (51)	119,712	108,831	10,881	-
Speisman Family 2000 LP (52)	13,601	12,365	1,236	-
Gary Stein	13,601	12,365	1,236	-
Stephen and Barbara Vermut Trust dtd March 19, 2002	27,204	24,732	2,472	-
David M. Tanen (12)	1,444,759	12,365	1,236	6.97%
Visium Balanced Fund, LP (53)	205,057	41,572	4,157	-
Visium Balanced Offshore Fund, Ltd (53)	205,057	66,137	6,613	-
Visium Long Bias Fund, LP (53)	205,057	18,723	1,872	-
Visium Long Bias Offshore Fund, Ltd. (53)	205,057	59,986	5,997	-
Subtotal		1,962,338	196,189

Other Miscellaneous Shares
Fountainhead Capital Management Limited (54)	906,200	906,200	-	-
La Pergola Investments Limited (54)	159,918	159,918	-	-
Subtotal		1,066,118

TOTAL		10,389,145	196,189
____________
* denotes less than 1%

(1)
Based on 20,588,213 shares of outstanding common stock, which assumes the issuance of all shares offered hereby that are issuable upon exercise of warrants. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Act, and includes any shares as to which the security or stockholder has sole or shared voting power or investment power, and also any shares which the security or stockholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the security or stockholder that he, she or it is a direct or indirect beneficial owner of those shares.

(2a)	Ira Roth is the president of the selling stockholder.
(2b)	Ruth Hornstein is the president and sole owner of the selling stockholder.
(2c)	Hershie Schacter, president of the selling stockholder, holds voting and/or dispositive power over the shares held by the selling stockholder.
(3)	Mr. Ami Lapidot, chief executive officer of the selling stockholder, holds voting and/or dispositive power over the shares held by the selling stockholder.
(4)	Andre Telio, president of the selling stockholder, holds voting and/or dispositive power over the shares held by the stockholder.
(5)	David Litton is a director of the selling stockholder.
(6)
Shares beneficially owned by Bonnie Kazam include 20,637 shares of our common stock held as trustee of the Joshua Kazam Trust, with respect to which Mrs. Kazam holds voting and/or investment power. Joshua Kazam, a director of our company, is a beneficiary of such trust, but disclaims any beneficial ownership in such shares except to the extent of any pecuniary interest therein.

(7)	Brian Smith and Lawrence Smith hold voting and/or dispositive power over the shares held by the selling stockholder.
(8)
John Simpson, Joshua S. Friedman, Mitchell R. Julius and John P. Plaga have voting and/or dispositive power over the shares held by the selling stockholder. The selling stockholder has informed us that it is affiliated with a broker-dealer, and has represented to us that it purchased the shares in the ordinary course of business with no agreement or understanding, directly or indirectly, with any persons regarding the distribution of the shares.

(9)	Leslie Dan is the president of the selling stockholder.
(10)
Beneficial ownership includes: (i) 825,578 shares of our common stock held by Clal Insurance Company Ltd. - Profits Participating Policies; (ii) 412,788 shares of our common stock held by Meitavit Atudot Pension Funds Management Company Ltd. (Sapir)("Sapir"); (iii) 206,393 shares of our common stock held by Meitavit Atudot Pension Funds Management Company Ltd. (Yahalom)("Yahalom"); and (iv) 9,968 shares of our common stock held by Clal Finance Underwriting Ltd. Yossi Dori holds voting and/or dispositive power over the shares held by Sapir and Yahalom. Nir Moroz holds voting and/or dispositive power over the shares held by Clal Insurance Company Ltd. - Profits Participating Policies.

(11)	Michael Cohen is the manager of the selling stockholder.
(12)
Mr. Tanen is a director of our company. Shares listed as beneficially owned by Mr. Tanen include 149,532 shares of our common stock held by Mr. Tanen’s wife, as custodian for the benefit of their minor children under the UGMA, for which Mr. Tanen disclaims any beneficial ownership.

(13)	Amir Hessel and Alfred Rozenfeld hold voting and/or dispositive power over the shares held by the selling stockholder.
(14)	Stanley Plotnick, president of the selling stockholder, holds voting and/or dispositive power over the shares held by the selling stockholder.
(15)	Cedric Carroll holds voting and/or dispositive power over the shares held by the selling stockholder.
(16)	Amir Hessel and Yaniv Melamud hold voting and/or dispositive power over the shares held by the selling stockholder.
(17)	Isaac Dabah has voting and/or investment control over the shares held by GMM Capital LLC.
(18)	Alex Mashinsky has voting and/or investment control over the shares held by Governing Dynamics Investment, LLC.
(19)	Amir Hessel and Yaniv Melamud hold voting and/or dispositive power over the shares held by the selling stockholder.
(20)	David Ulmer, vice president of High Glen Properties, holds voting and/or dispositive power over the shares beneficially owned by the selling stockholder.
(21)
Bonnie Kazam serves as the Trustee of the Joshus Kazam Trust. Mr. Kazam is a director of Arno, but disclaims beneficial ownership over such shares except to the extent of his pecuniary interest therein.

(22)	Mr. John Le M. Germain, director of the Leumi Overseas Trust Corporation, holds voting and/or dispositive power over the shares beneficially owned by the selling stockholder.
(23)
Millennium Management LLC, a Delaware limited liability company, is the general partner of Millennium Partners, L.P., a Cayman Islands exempted limited partnership, and consequently may be deemed to have voting control and investment discretion over securities owned by Millennium Partners, L.P. Israel A. Englander is the managing member of Millennium Management LLC. As a result, Mr. Englander may be deemed to be the beneficial owner of any shares deemed to by beneficially owned by Millennium Management LLC. The foregoing should not be construed in and of itself as an admission by either of Millennium Management LLC or Mr. Englander as to beneficial ownership of the shares of our common stock owned by Millennium Partners, L.P. Millennium Partners, L.P. has identified itself as being affiliated with one or more registered broker-dealers, and has represented to us that it has purchased the shares in the ordinary course of business and, at the time of purchase, with no arrangement or understanding, directly or indirectly, with any persons regarding the distribution of such shares.

(24)	Auram Y. Katz, trustee of the selling stockholder, holds voting and/or dispositive control over the shares held by the selling stockholder.
(25)
Beneficial ownership includes 358,876 shares of our common stock held by Mr. Kash’s wife as custodian for the benefit of their minor children under the UGMA, for which Mr. Kash disclaims any beneficial ownership. Does not include 119,626 shares of our common stock held by the Kash Family Trust, for which Mr. Kash disclaims any beneficial ownership interest, except to the extent of his pecuniary interest therein. Mr. Kash is a director of Arno.

(26)	Michael M. Goldberg has voting and/or investment power over the shares beneficially owned by Platinum-Montaur Life Sciences, LLC.
(27)
Ari Tatos, Nigel Mifsud, Magali Garcia-Baudin, David Moran, Phillippe De Salis and Ewald Scherrer are directors of Primafides (Suisse) SA, the trustee of the Sirius Trust, and share voting and/or dispositive power over the shares held by the Sirius Trust.

(28)	Raymond Telio, president of Raymond Telio Investments Inc., holds voting and/or dispositive power over the shares held by the selling stockholder.
(29)	Marvin Tanner, president of the selling stockholder, holds voting and/or dispositive control over the shares held by the selling stockholder.
(30)
Beneficial ownership includes: (i) 49,844 shares of our common stock and warrants to purchase 4,946 shares of our common stock at an exercise price of $2.42 per share held by Falk Family Partners, LP, of which Mr. Falk is General Partner; and (ii) vested options held by Mr. Falk to purchase 49,844 shares of our common stock at an exercise price of $2.42 per share; but does not include options to purchase 49,844 shares of our common stock at an exercise price of $2.42 per share, the rights to which vest in two equal installments on March 31, 2009, and March 31, 2010. Mr. Falk is a director of Arno.

(31)	Samuel Gewurz is the president and sole owner of the selling stockholder.
(32)	Sarah Rubin holds voting and/or dispositive power over the shares held by Sarbin Investments Limited.
(33)	Shirley Ann Lewis is the president and sole owner of the selling stockholder.
(34)	Stephen Reitman is the president and sole owner of the selling stockholder.
(35)	Bruce Weiner holds voting and/or dispositive power over the shares held by Venture Enterprises, Inc.
(36)	F. Lawrence Plotnick, president of Wealthplan Corporation, holds voting and/or dispositive power over the shares held by the selling stockholder.
(37)
Beneficial ownership includes: (i) 247,345 shares of our common stock held by Kappa Investors, LLC (“Kappa”); (ii) a five year warrant held by Kappa to purchase 24,372 shares of our common stock that are exercisable at $2.42 per share; and (iii) 1,733,712 shares of our common stock held by Wexford Spectrum Investors LLC, a Delaware limited liability company ("Wexford Spectrum"). Wexford Capital LLC, a Connecticut limited liability company ("Wexford Capital") is a registered Investment Advisor and also serves as an investment advisor or sub-advisor to the members of Kappa and Wexford Spectrum. Mr. Charles E. Davidson is chairman, a managing member and a controlling member of Wexford Capital and Mr. Joseph M. Jacobs is president, a managing member and a controlling member of Wexford Capital. Messrs. Davidson and Jacobs each disclaim all beneficial ownership of the shares held by Kappa, Wexford Spectrum and Wexofrd Capital, except to the extent of any pecuniary interest therein.

(38)	Dov Perlysky holds voting and/or dispositive control over the shares held by the selling stockholder.
(39)	Scott Schroeder holds voting and/or dispositive power over the shares held by Atlas Master Fund, Ltd.
(40)	Ronald Beck, general partner of Beck Family Partners, L.P., holds voting and/or dispositive power over the shares held by the selling stockholder.
(41)
Bristol Capital Advisors, LLC (“BCA”) is the investment advisor to Bristol Investment Fund, Ltd. (“Brisol”). Paul Kessler is the manager of BCA and as such has voting and investment control over the securities held by Bristol. Mr. Kessler disclaims beneficial ownership of these securities.

(42)	Carlo Pagani, president of Diversified Fund, holds voting and/or dispositive power over the shares held by the selling stockholder.
(43)	Jose Luis Diaz-Rio, director of Inversiones Mirachonda, SL, holds voting and/or dispositive power over the shares held by the selling stockholder.
(44)	Joseph Martello, trustee, holds voting and/or dispositive power over the shares held by the selling stockholder.
(45)
Total shares beneficially owned by Mr. Kazam include: (i) 332,293 shares of our common stock held by the Kazam Family Trust; and (ii) 99,688 shares of our common stock held by Mr. Kazam’s wife as custodian for the benefit of their minor daughter under the Uniform Gift to Minors Act (UGMA), for which Mr. Kazam disclaims any beneficial ownership interest. Does not include 20,637 shares of our common stock held by the Joshua Kazam Trust, for which Mr. Kazam disclaims any beneficial ownership interest, except to the extent of his pecuniary interest therein. Mr. Kazam is a director of our company.

(46)	Lawrence R. Gross holds voting and/or dispositive power over the shares held by the selling stockholder.
(47)	Shai Pilpel, chairman of Leiden Overseas, holds voting and/or dispositive power over the shares held by the selling stockholder.

(48)	Meir Hadar, president and CEO of Naftali Investments, holds voting and/or dispositive power over the shares held by the selling stockholder.
(49)	Ruki Renon holds voting and/or dispositive control over the shares held by the selling stockholder.
(50)	Leon Recanti, chairman and chief executive officer of Rel Tech Holdings, Ltd., holds voting and/or dispositive power over the shares held by the selling stockholder.
(51)
Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and has voting control and investment discretion over the securities held by Smithfield Fiduciary LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Smithfield Fiduciary LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield Fiduciary LLC.

(52)	Aaron Speisman, general partner of Speisman Family 2000, LP, holds voting and/or dispositive power over the shares held by the selling stockholder.
(53)	Jacob Gottlieb has voting and investment power over the shares held by Visium Balanced Fund, LP, Visium Balanced Offshore Fund, Ltd., Visium Long Bias Fund, LP and Visium Long Bias Offshore Fund, Ltd.
(54)	Gisele Le Miere and Carole Dodge share voting and/or dispositive power over the shares held by the selling stockholder.

PLAN OF DISTRIBUTION

We are registering the shares offered by this prospectus on behalf of the selling stockholders. The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. To the extent any of the selling stockholders gift, pledge or otherwise transfer the shares offered hereby, such transferees may offer and sell the shares from time to time under this prospectus, provided that this prospectus has been amended under Rule 424(b)(3) or other applicable provision of the Securities Act to include the name of such transferee in the list of selling stockholders under this prospectus.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders have agreed with us that they will not engage in short sales for a period of 24 months following the date of the closing of our June 2, 2008 private placement. In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. Following the expiration of such 24-month period, the selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders might be, and any broker-dealers that act in connection with the sale of securities will be, deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals will be deemed to be underwriting discounts or commissions under the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement that includes this prospectus effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

Shares Eligible For Future Sale

Upon completion of this offering and assuming the issuance of all of the shares covered by this prospectus that are issuable upon the exercise of warrants, there will be 20,588,213 shares of our common stock issued and outstanding. The shares purchased in this offering will be freely tradable without registration or other restriction under the Securities Act, except for any shares purchased by an “affiliate” of our company (as defined in the Securities Act).

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.  Rule 144 governs resale of “restricted securities” for the account of any person (other than us), and restricted and unrestricted securities for the account of an “affiliate” of ours.  Restricted securities generally include any securities acquired directly or indirectly from us or our affiliates, which were not issued or sold in connection with a public offering registered under the Securities Act.  An affiliate of ours is any person who directly or indirectly controls us, is controlled by us, or is under common control with us.  Our affiliates may include our directors, executive officers, and persons directly or indirectly owing 10% or more of our outstanding common stock.  In general, under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at the time of, or at any time during the three months preceding, a sale, and who has beneficially owned restricted securities for at least six months would be entitled to sell those shares, subject to the requirements of Rule 144 regarding publicly available information about us.  Affiliates may only sell in any three month period that number of shares that does not exceed the greater of 1 percent of the then-outstanding shares of our common stock or the average weekly trading volume of our shares of common stock in the over-the-counter market during the four calendar weeks preceding the sale. However, the holders of restricted securities issued by a corporation that was a public shell corporation must hold their securities for at least 12 months from the date such issuer ceased being a public shell corporation before those shares may be resold pursuant to Rule 144. Accordingly, the shares held by the selling stockholders will become eligible for sale under Rule 144 in June 2009.

Following the date of this prospectus, we cannot predict the effect, if any, that sales of our common stock or the availability of our common stock for sale will have on the market price prevailing from time to time. Nevertheless, sales by existing stockholders of substantial amounts of our common stock could adversely affect prevailing market prices for our stock.

DESCRIPTION OF CAPITAL STOCK

General

Our certificate of incorporation authorizes us to issue 100 million shares of capital stock, par value $0.0001 per share, comprised of 80 million shares of common stock, and 20 million shares of preferred stock.

Following the merger, we have issued and outstanding approximately: (i) 20,392,024 shares of our common stock, (ii) options to purchase 1,116,508 shares of our common stock at exercise prices ranging from $0.13 to $2.42 per share, and (iii) warrants to purchase 495,252 shares of our common stock at an exercise price of $2.42 per share. There are no shares of preferred stock issued or outstanding.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Upon our liquidation, dissolution or winding down, holders of our common stock will be entitled to share ratably in all of our assets that are legally available for distribution, after payment of all debts and other liabilities. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Holders of our common stock are entitled to receive such dividends, as the board of directors may from time to time declare out of funds legally available for the payment of dividends. We seek growth and expansion of our business through the reinvestment of profits, if any, and do not anticipate that we will pay dividends in the foreseeable future.

Authority to Issue Stock

Our board of directors has the authority to issue the authorized but unissued shares of our common stock without action by the shareholders. The issuance of such shares would reduce the percentage ownership held by current shareholders.

Our board of directors also has the authority to issue up to 20 million shares of preferred stock, none of which are issued or currently outstanding. The board of directors has the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that is senior to the common stock and that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends, additional registration rights, anti-dilution protection, the right to the redemption to such shares, together with other rights, none of which will be afforded holders of our common stock. See “Risk Factors – Risks Related to Our Securities – There may be additional issuances of shares of blank check preferred stock in the future.”

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is eligible for quotation on the OTC Bulletin Board, or the OTCBB, under the symbol “ARNI.OB.” Through the date of this prospectus, there has been only sporadic trading of our common stock reported on the OTCBB. The prices at which our common stock traded in these limited transactions may not be indicative of the price of our common stock under different conditions.

Since our inception, we have not paid any dividends on our common stock, and we do not anticipate that we will pay any dividends in the foreseeable future. We intend to retain any future earnings for use in our business. At June 30, 2008, we had approximately 252 stockholders of record.

Penny Stock Rules

Our shares are covered by the “penny stock” rules under Section 15(g) of the Exchange Act and the related rules of the Securities and Exchange Commission. These rules impose additional sales practice requirements on U.S. broker/dealers who sell our securities. These rules require, among other things, that a broker engaging in a transaction in our securities provide its customers with:

•	a standardized risk disclosure document;

•	current quotations or similar price information;

•	disclosure of the amount of compensation or other remuneration received by the broker and its sales persons as a result of the penny stock transactions; and

•	monthly account statements.

The foregoing rules apply to broker/dealers. The broker must provide the bid and offer quotations and compensation information before effecting the transaction. This information must be contained in the customer’s confirmation. The broker prepares the information provided to the broker’s customers. Because we do not prepare the information, we have no control over whether information is current or complete.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and plan of operations should be read in conjunction with the financial statements and the notes to those statements included in this prospectus. This discussion includes forward-looking statements that involve risk and uncertainties. As a result of many factors, such as those set forth in this prospectus under “Risk Factors,” actual results may differ materially from those anticipated in these forward-looking statements.

The merger was completed on June 3, 2008, and as of that date, the business of Old Arno was adopted as our business. As such, the following management discussion is focused on the current and historical operations of Arno, and excludes the prior operations of Laurier.

Overview

We commercially develop innovative products for the treatment of cancer. To date, our efforts and resources have been focused on acquiring and developing our pharmaceutical product candidates, raising capital and recruiting personnel. Our lead product, AR-67, is a novel, third-generation camptothecin analogue that has exhibited high potency and improved pharmacokinetic properties compared with first- and second-generation camptothecin analogues. In addition, we are developing two novel, pre-clinical compounds: AR-12, which is a novel inhibitor of phosphoinositide dependent protein kinase-1, or PDK-1; and AR-42, which is a novel broad spectrum deacetylase inhibitor, or pan-DAC, both of which are orally available.

We have no product sales to date and we will not receive any product revenue until we receive approval from the U.S. Food and Drug Administration, or FDA, or an equivalent foreign regulatory body to begin selling our pharmaceutical candidates. Developing pharmaceutical products, however, is a lengthy and very expensive process. Assuming we do not encounter any unforeseen safety issues during the course of developing our product candidates and that our product candidates demonstrate the required efficacy, we do not expect to complete the development of a product candidate for several years. To date, a majority of our development expenses have related to our lead product candidate, AR-67.

As we proceed with the clinical development of AR-67, and as we further develop AR-12 and AR-42, we expect that our research and development expenses will increase significantly. To the extent we are successful in acquiring additional product candidates for our development pipeline, our need to finance further research and development will continue to increase. Accordingly, our success depends not only on the safety and efficacy of our product candidates, but also on our ability to finance the development of the products. Our major sources of working capital have been proceeds from various private financings, primarily private sales of common stock and other equity securities and debt financings.

Our results include non-cash compensation expense as a result of the issuance of stock and stock option grants. Effective August 2005, we adopted Statement of Financial Accounting Standards No. 123R, Share Based Payment , or SFAS 123R, which requires us to expense the fair value of stock options over the vesting period. We determine the fair value of stock options using the Black-Scholes options pricing model. The terms and vesting schedules for share-based awards vary by type of grant and the employment status of the grantee. Generally, the awards vest based upon time-based or performance-based conditions. Performance-based conditions generally include the attainment of goals related to our financial and development performance. See “Management and Board of Directors – Employment Agreements, Termination of Employment and Change-in-Control Arrangements.” Stock-based compensation expense is included in the respective categories of expense in the statements of operations. We expect to record additional non-cash compensation expense in the future, which may be significant.

Results of Operations

Three Months Ended March 31, 2008 versus March 31, 2007

Revenues.  We had no revenues for the three month periods ended March 31, 2008 and March 31, 2007.

Research and development expenses.  For the three months ended March 31, 2008, research and development expenses increased by $2,976,385 to $3,187,182 from $210,797 for the same period in 2007. Increased research and development expenses are primarily attributable to approximately $255,000 in increased clinical trial costs, pre-clinical research and regulatory-related expenses, approximately $1,164,000 in costs relating to obtaining the OSU License Agreements, and an increase of approximately $1,195,000 in manufacturing-related costs. The increase in expenses is also attributable to an increase of approximately $243,000 in payroll and employee-related costs as a result of our increasing headcount.

General and administrative expenses. For the three months ended March 31, 2008, general and administrative expenses increased by $374,237 to $432,264 from $58,027 for the same period in 2007. The increase is attributable to an increase of approximately $20,000 in legal fees and approximately $4,000 in rent and related facility expenses. The increase in expense is also attributed to an increase of approximately $329,000 in payroll and employee-related costs resulting from our increasing headcount. These increases were offset by an approximate $20,000 decrease in recruiting expenses.

Interest income (expense). Interest income remained relatively flat in the three months ended March 31, 2008 compared to the same period of 2007. Interest expense increased by $54,584 during the three months ended March 31, 2008, to $89,925. The increase in interest expense was attributable to the accrued interest under promissory notes that we issued February 2007.

Net income (loss). For the reasons described above, the net loss increased by $3,405,968 to $3,698,583 in the three month period ended March 31, 2008 from $292,615 for the same period of 2007.

Fiscal Year Ended December 31, 2007 versus December 31, 2006

Revenues.  We had no revenues for the years ended December 31, 2007 and 2006.

Research and development expenses.  For the year ended December 31, 2007, research and development expenses increased by $2,533,432 to $2,899,264 from $365,832 in the year ended December 31, 2006. Increased research and development expenses in the year ended December 31, 2007 are primarily attributable to approximately $1,415,000 in increased clinical trial costs and regulatory-related expenses, an increase of $155,000 in pre-clinical related expenses, and an increase of approximately $466,000 in manufacturing-related costs. The increase in expenses is also attributable to an increase of approximately $348,000 in payroll and employee-related costs as a result of our increasing headcount.

General and administrative expenses. For the year ended December 31, 2007, general and administrative expenses increased by $355,289 to $360,349 from $5,060 in the year ended December 31, 2006. The increase is attributable to an increase of approximately $122,000 in recruiting expenses and approximately $30,000 for audit and tax preparation fees. The increase in expense is also attributed to an increase of approximately $162,000 in payroll and employee-related costs resulting from our increasing headcount.

Interest income (expense). Interest income increased by $123,962 to $123,962 in the year ended December 31, 2007 from $0 recorded in the year ended December 31, 2006. The increase is due to higher cash balances, which was derived from our February 2007 private placement of convertible notes that was made available for investing purposes. We received net proceeds of approximately $4,000,000 from the February 2007 private placement. Interest expense increased by $224,046 in the year ended December 31, 2007 from $0 recorded in the year ended December 31, 2006. This increase was attributable to the accrued interest under the convertible notes issued in our February 2007 private placement.

Net income (loss). For the reasons described above, the net loss increased by $2,988,805 to $3,359,697 in the year ended December 31, 2007 from $370,892 for the same period of 2006.

Plan of Operation

We expect our principal expenditures during the next 12 months to include, among other things:

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research and development expenses, including the costs incurred with respect to conducting clinical trials for our lead product candidate, AR-67, and pre-clinical and clinical testing of AR-12 and AR-42; and

•	operating expenses, including expanded general and administrative expenses.

Our plan of operation for the year ending December 31, 2008 is to continue implementing our business strategy, including the clinical development of our product candidates. We also intend to expand our drug candidate portfolio by acquiring additional drug technologies for development.

As part of our planned expansion, we anticipate hiring several additional full-time employees devoted to research and development activities and one or more additional full-time employees for general and administrative activities. In addition, we intend to use clinical research organizations and third parties to perform our clinical studies and manufacturing. During 2008, we expect to spend approximately $11,500,000 on clinical research and development activities, and approximately $2,200,000 on general and administrative expenses.

Liquidity and Capital Resources

As of March 31, 2008, we had approximately $693,000 in cash and cash equivalents. However, on June 2, 2008, we completed a private placement of shares of our common stock, resulting in net proceeds of approximately $17,732,000. In addition, upon completion of this private placement, approximately $4,278,000 in principal amount and interest relating to convertible promissory notes were converted into approximately 1,962,338 shares of our common stock (as adjusted for the merger), and five year warrants to purchase 196,189 shares of our common stock (as adjusted for the merger). Together with our prior cash on hand, we currently believe the net proceeds from the June 2008 private placement will provide sufficient capital to fund development of our product candidates into third quarter of 2009. Because our business does not generate any cash flow, however, we will need to raise additional capital to continue development of the product candidates beyond that time or to fund development efforts related to new product candidates. We anticipate raising such additional capital by either borrowing money or by selling shares of our capital stock. To the extent additional capital is not available when we need it, we may be forced to abandon some or all of our development and commercialization efforts, which would have a material adverse effect on the prospects of our business. Further, our assumptions relating to the expected costs of development and commercialization and timeframe for completion are dependent on numerous factors other than available financing, including significant unforeseen delays in the clinical trial and regulatory approval process, which could be extremely costly. In addition, our estimates assume that we will be able to enroll a sufficient number of patients in each clinical trial.

We anticipate that losses will continue for the foreseeable future. At March 31, 2008, our accumulated deficit was approximately $7,400,000. Our ability to continue operations after our current cash resources are exhausted depends on our ability to obtain additional financing and achieve profitable operations, as to which no assurances can be given. Our actual cash requirements may vary materially from those planned because of a number of factors including:

•	Changes in the focus and direction of our research and development programs, including the acquisition and pursuit of development of new product candidates;

•	Competitive and technical advances;

•	Costs of commercializing any of the product candidates; and

•	Costs of filing, prosecuting, defending and enforcing any patent claims and any other intellectual property rights, or other developments.

In order to continue our long-term plans for clinical trials and new product development, we will need to raise additional capital to continue to fund our research and development as well as operations after we exhaust our current cash resources. We expect to finance our cash needs through the sale of equity securities and strategic collaborations or debt financings or through other sources that may be dilutive to existing stockholders. There can be no assurance that any such financing can be realized by us, or if realized, what the terms thereof may be, or that any amount that we are able to raise will be adequate to support our working capital requirements until we achieve profitable operations. If we are unable to raise additional funds when needed, we may not be able to market our products as planned or continue development and regulatory approval of our products, or we could be required to delay, scale back or eliminate some or all of our research and development programs.

Since inception, our primary source of funding for our operations has been the private sale of our securities. In June 2008, as a result of a sale of an aggregate of approximately 7,360,800 shares of our common stock (after giving effect to the merger) at a price of $2.42 per share (as adjusted for the merger) in a private placement in which net proceeds to us were approximately $17,732,000 as well as the conversion of approximately $4,278,000 of convertible notes and accrued interest.

Research and Development Projects; Related Expenses

AR-67

AR-67 is a novel, third-generation camptothecin analogue that has demonstrated high potency in pre-clinical studies and improved pharmacokinetic properties in humans as compared with first and second-generation products. We believe that this unique profile may translate into superior efficacy. Additionally, AR-67’s potential for oral administration may add a marketing advantage by increasing patient convenience. We believe these advantages could allow AR-67 to become a leading product in the camptothecin market. A Phase I clinical study of AR-67 in patients with advanced solid tumors is currently ongoing. Multiple Phase II studies are planned for initiation in 2008 in a number of tumor types including, without limitation, glioblastoma multiforme, or GBM, a highly aggressive form of brain cancer.

AR-12

We are also developing AR-12, an orally available pre-clinical compound that is a novel inhibitor of phosphoinositide dependent protein kinase-1, or PDK-1, that targets the Akt pathway while also possessing activity in the endoplasmic reticulum (ER) stress and other pathways targeting apoptosis. Pre-clinical studies suggest that AR-12 may provide therapeutic benefit either alone or in combination with other therapeutic agents. We are currently conducting toxicology and manufacturing studies that we anticipate will provide the basis for the filing of an investigational new drug application, or IND, in early 2009.

AR-42

We are also developing AR-42, an orally available pre-clinical compound for the treatment of cancer. AR-42 is a broad spectrum inhibitor of deacetylase targets, referred to as pan-DAC inhibition, as well as an inhibitor of Akt via the protein phosphatase I pathway. In pre-clinical models, AR-42 has demonstrated greater potency and a competitive profile in tumors when compared with vorinostat (also known as SAHA and marketed as Zolinza® by Merck), the leading marketed histone deacetylase inhibitor. We are currently conducting IND-enabling studies and anticipate filing an IND in early 2009.

  Off Balance Sheet Arrangements

There were no off-balance sheet arrangements as of March 31, 2008.

DESCRIPTION OF BUSINESS

Overview of Arno’s Business

We are a development stage company focused on acquiring, developing and eventually commercializing innovative products for the treatment of cancer. We seek to acquire rights to novel, pre-clinical or early stage clinical oncology product candidates, primarily from academic and research institutions. We currently have the rights to and are developing three oncology product candidates:

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AR-67 - Our lead product candidate is a novel, third-generation campothecin analogue. We are currently conducting a multi-center, ascending dose Phase I clinical trial of AR-67 in patients with advanced solid tumors. Once the maximum tolerated dose, or MTD, in the Phase I study is identified, we anticipate commencing a Phase II clinical trial of AR-67 in patients with glioblastoma multiforme, or GBM, an aggressive form of brain cancer. We plan to initiate additional Phase II clinical trials in a variety of other solid and hematological cancers. We are also evaluating an oral formulation of AR-67.

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AR-12 - We are also developing AR-12, an orally available pre-clinical compound that is a novel inhibitor of phosphoinositide dependent protein kinase-1, or PDK-1, that targets the Akt pathway while also possessing activity in the endoplasmic reticulum stress and other pathways targeting apoptosis. Pre-clinical studies suggest that AR-12 may provide therapeutic benefit either alone or in combination with other therapeutic agents. We are currently conducting toxicology and manufacturing studies that we anticipate will provide the basis for the filing of an investigational new drug application, or IND, in early 2009.

•
AR-42 – We are also developing AR-42, an orally available pre-clinical compound for the treatment of cancer. AR-42 is a broad spectrum inhibitor of deacetylase targets, or pan-DAC, as well as an inhibitor of Akt via the protein phosphatase I pathway. In pre-clinical models, AR-42 has demonstrated greater potency and a competitive profile in tumors when compared with vorinostat (also known as SAHA and marketed as Zolinza® by Merck), the leading marketed histone deacetylase inhibitor. We are currently conducting IND-enabling studies and anticipate filing an IND in early 2009.

  Corporate History; Merger Transactions

Laurier International, Inc., or Laurier, was incorporated in Delaware in March 2000. Arno Therapeutics, Inc. was incorporated in Delaware in August 2005. For the period from its inception until June 3, 2008, we refer to Arno Therapeutics, Inc. as Old Arno. On June 3, 2008, Laurier and Old Arno entered into a “reverse merger” transaction whereby Laurier Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Laurier, merged with and into Old Arno and Old Arno became a wholly owned subsidiary of Laurier. In accordance with the terms of the merger, Old Arno’s outstanding common stock automatically converted into shares of Laurier common stock at a conversion ratio of 1.99377. Following the merger, the holders of Old Arno common stock immediately prior to the merger held 95 percent of the outstanding common stock of Laurier, assuming the issuance of all shares underlying outstanding options and warrants. Immediately following the merger, Old Arno and Laurier completed a short-form merger, whereby Old Arno merged with and into Laurier, and Laurier’s name was changed to “Arno Therapeutics, Inc.”

Oncology Overview

Cancer is the second leading cause of death in the United States, surpassed only by heart disease. Since 1990, over 18 million new cancer cases have been diagnosed. According to a 2008 report by the American Cancer Society, the National Institutes of Health estimate direct costs for medical care for cancer related treatments in the United States in 2007 were $89.0 billion. With a 65% 5-year relative survival rate for all cancers from 1996-2002, oncology remains a significant unmet medical need.

Different types of cancer behave in unique ways and respond to different treatments. Many types of drugs are used to treat cancer, including cytotoxics or antineoplastics, hormones, and biologics. According to a March 2007 report by Cowen and Company, the global cancer market was roughly $54.0 billion in 2006, of which cytotoxics accounted for 33% or $17.6 billion.

Cytotoxics, known as chemotherapeutics, tend to interfere with a few essential cellular processes in order to kill cancer cells. Although there are many cytotoxic agents, there is a considerable amount of overlap in their mechanisms of action. As such, the choice of a particular agent or group of agents is generally based on the result of empirical clinical trials and a desire to balance an aggressive treatment regimen with considerations to the patient’s comfort and quality of life, a consideration that makes the convenience of oral drugs more desirable than ones delivered intravenously.

Camptothecins and their analogues have demonstrated potent cytotoxic profiles throughout clinical trials and their marketed usage. They represent a significant part of the chemotherapeutics class with $1.1 billion in annual sales. Our lead drug candidate, AR-67, is a novel, third-generation camptothecin analogue that has demonstrated high potency in pre-clinical studies and improved pharmacokinetic properties, characteristics that we believe may translate to superior clinical activity. Additionally, we believe that the potential for oral administration may increase patient convenience.  A Phase I clinical study of AR-67 in patients with advanced solid tumors is currently ongoing.  Multiple Phase II studies are planned for initiation in 2008 in a variety of cancers, including glioblastoma multiforme, a highly aggressive form of brain cancer.

Arno Product Pipeline

Lead Product - AR-67

Background on Camptothecins

Camptothecin and its analogues, together referred to as camptothecins, are a class of drugs widely used to treat certain types of cancers, with worldwide annual sales exceeding $1.1 billion. Camptothecins treat cancer by disrupting cell division through the inhibition of topoisomerase I, a critical enzyme in DNA replication. Through this inhibition and additional mechanisms of action, camptothecins target cancer cells preferentially to normal tissues, making them a promising class of drugs in this indication.

All clinically relevant camptothecins react with water and exist in two forms under physiologic conditions: a biologically active “lactone” form and a largely inactive but toxic “carboxylate” form. In human blood, chemical equilibrium greatly favors the carboxylate form, with rapid conversion of the active lactone form to the inactive and toxic carboxylate form in vivo. Maintaining a therapeutic level of the lactone form in vivo has proven to be a significant challenge in the development of the class.

Second-generation camptothecin analogues focused on improving lactone stability by increasing lipophilicity and modifying binding profiles between the compound and blood proteins. Two second generation therapies, topotecan (Hycamtin®, Glaxo-Smith-Kline) and irinotecan (also known as CPT-11 and marketed as Camptostar® by Pfizer), are approved by the FDA. Topotecan, the first camptothecin to receive marketing approval in the United States, is used as a second-line intravenous therapy in several tumor types including ovarian, small cell lung cancer, and cervical cancers. Irinotecan is a largely inactive intravenous pro-drug for SN-38, a potent but insoluble camptothecin analogue. Irinotecan is used as a front-line and second-line therapy for colorectal cancer and is by far the leading drug in the class with over $903 million in worldwide annual sales. While these drugs represent a marked improvement compared with the parent compound, their in vivo stability profiles remain suboptimal. Exposure to the active lactone form can be measured by lactone:total area under the curve ratio, or AUC ratio, which measures the ratio of the drug forms over the course of drug exposure. Lactone AUC ratios are 30-40% for topotecan, 40-45% for CPT-11, and 50-75% for SN-38.

AR-67 is a novel, third-generation camptothecin analogue that has demonstrated high potency in pre-clinical studies and improved pharmacokinetic properties in humans as compared with first and second-generation products. In the ongoing Phase I study, preliminary pharmacokinetic data suggest a lactone AUC ratio of approximately 90%.

We believe that this unique profile may translate into superior efficacy in the treatment of a variety of cancers. We believe these advantages could allow AR-67 to become a leading product in the camptothecin market. AR-67 is currently being evaluated in a Phase I clinical trial in patients with advanced solid tumors. Following the completion of this Phase I trial, we anticipate initiating multiple Phase II clinical trials in 2008 in a variety of tumor types, including glioblastoma multiforme, or GBM. We are also evaluating an oral formulation of AR-67 in pre-clinical studies, which we believe would result in additional patient convenience.

Potential Advantages of AR-67

AR-67 has demonstrated potent topoisomerase I inhibition and greatly improved in vivo stability of the active lactone form when compared with topotecan and irinotecan. Structural characteristics make AR-67 highly lipophilic, with pre-clinical evaluation showing 10-fold and 250-fold increases in lipophilicity over SN-38 and topotecan, respectively. Favorable plasma protein binding characteristics also contribute to AR-67’s superior lactone AUC ratio compared with marketed camptothecins. In the ongoing Phase I study, preliminary data suggests a lactone AUC ratio of approximately 90%.

Pre-clinical studies with AR-67 have demonstrated a unique anti-cancer profile, with in vitro cytotoxicity comparable to topotecan and SN-38 in several tumor lines, including non-small-cell lung and central nervous system cancers. AR-67 was used in pre-clinical xenograft studies and showed particular promise in brain cancers, where the drug significantly inhibited tumor growth and elicited complete responses in subcutaneous and intracranial glioma models. We believe that the pre-clinical evidence of AR-67’s potency combined with the preliminary pharmacokinetic data observed in the Phase I study may lead to a superior therapeutic profile.

Clinical Development Program

We are currently conducting a single agent, ascending dose Phase I clinical study of AR-67 in patients with advanced solid tumors. The study will evaluate the safety of AR-67, establish the maximum tolerated dose, or MTD, and characterize the plasma pharmacokinetic, or PK, profile. We plan to initiate multiple Phase II studies of AR-67 in patients with GBM and other solid tumor or hematological indications by the end of 2008. We believe that AR-67’s high lipophilicity may promote blood-brain-barrier penetration of therapeutic levels of the lactone form and increase activity relative to other drugs in the class. While there can be no assurances, demonstrated efficacy in GBM, an orphan indication, may provide an accelerated path to approval, increased market protection and expanded sales potential.

AR-12

We are also developing AR-12, a potentially first-in-class, orally available cancer treatment in pre-clinical development. AR-12 is an inhibitor of phosphoinositide dependent protein kinase-1, or PDK-1, that targets the Akt pathway, while also possessing activity in the endoplasmic reticulum stress pathway and other pathways targeting apoptosis. In pre-clinical studies, AR-12 has demonstrated activity in a wide range of tumor types and synergistic effects with several widely used anti-cancer agents, enhancing activity or overcoming drug-resistance when used in combination with Avastin® (Genentech), Herceptin® (Genentech), Gleevec® (Novartis), Tarceva® (Genentech) and tamoxifen. We plan to file an IND for AR-12 in early 2009.

AR-42

We are also developing AR-42, a novel oral cancer therapy in pre-clinical development. AR-42 is a broad spectrum deacetylace inhibitor, referred to as a pan-DAC inhibitor that also inhibits Akt via the protein phosphate I pathway. In pre-clinical studies, AR-42 has demonstrated greater potency and activity in solid tumors when compared with vorinostat (also known as SAHA and marketed as Zolinza® by Merck), the leading marketed histone deacetylase inhibitor. The additional mechanisms of AR-42 may contribute to the compound’s superior profile in vitro and in vivo. We plan to file an IND for AR-42 in early 2009.

Competition

We compete primarily in the segment of the biopharmaceutical market that addresses cancer therapeutics, which is highly competitive. We face significant competition from many pharmaceutical, biopharmaceutical and biotechnology companies that are researching and selling products designed to address the cancer market. Many of our competitors have significantly greater financial, manufacturing, marketing and drug development resources than we do. Large pharmaceutical companies in particular have extensive experience in clinical testing and in obtaining regulatory approvals for drugs. These companies also have significantly greater research capabilities than we do. In addition, many universities and private and public research institutes are active in cancer research. We also compete with commercial biotechnology companies for the rights to product candidates developed by public and private research institutes. Smaller or early-stage companies are also significant competitors, particularly those with collaborative arrangements with large and established companies. In addition to the factors described above under “Risk Factors,” our ability to compete in the cancer therapeutics market depends on the following factors:

•	our ability to develop novel compounds with attractive pharmaceutical properties and to secure and protect intellectual property rights based on our innovations;

•	the efficacy, safety and reliability of our drug candidates;

•	the speed at which we develop our drug candidates;

•	our ability to design and successfully complete appropriate clinical trials;

•	our ability to maintain a good relationship with regulatory authorities;

•	the timing and scope of regulatory approvals;

•	our ability to manufacture and sell commercial quantities of future products to the market; and

•	acceptance of future products by physicians and other healthcare providers.

If approved, we expect that AR-67 would compete in a class of chemotherapeutic agents known as camptothecins. The annual worldwide sales of camptothecins, which have been used for many years, collectively exceed $1.1 billion. The leading camtothecins on the market today include Hycamitin (topotecan), marketed by GlaxoSmithKline, and Camptostar (irinotecan or CPT-11), which is marketed by Pfizer. If approved, our product candidates may also compete with other cytotoxic, or anticancer, therapies.

License Agreements and Intellectual Property

General

Our goal is to obtain, maintain and enforce patent protection for our products, formulations, processes, methods and other proprietary technologies, preserve our trade secrets, and operate without infringing on the proprietary rights of other parties, both in the United States and in other countries. Our policy is to actively seek to obtain, where appropriate, the broadest intellectual property protection possible for our current product candidates and any future product candidates, proprietary information and proprietary technology through a combination of contractual arrangements and patents, both in the U.S. and abroad. However, even patent protection may not always afford us with complete protection against competitors who seek to circumvent our patents. If we fail to adequately protect or enforce our intellectual property rights or secure rights to patents of others, the value of our intellectual property rights would diminish. See “Risk Factors.”

We will continue to depend upon the skills, knowledge and experience of our scientific and technical personnel, as well as that of our advisors, consultants and other contractors, none of which is patentable. To help protect our proprietary know-how, which is not patentable, and for inventions for which patents may be difficult to enforce, we currently rely and will in the future rely on trade secret protection and confidentiality agreements to protect our interests. To this end, we require all of our employees, consultants, advisors and other contractors to enter into confidentiality agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business.

We will actively seek to obtain, where appropriate, the broadest intellectual property protection possible for our product candidates, proprietary information and proprietary technology through a combination of contractual arrangements and patents, both in the U.S. and abroad.

AR-67 License Agreement

Our rights to AR-67 are governed by an October 2006 license agreement with the University of Pittsburgh, or Pitt. Under this agreement, we hold an exclusive, worldwide, royalty-bearing license for the rights to commercialize technologies embodied by certain issued patents, patent applications and know-how relating to AR-67 for all therapeutic uses. We have expanded, and intend to continue to expand, our patent portfolio by filing additional patents covering expanded uses for this technology.

Under the terms of our license agreement with Pitt, we made a one-time cash payment of $350,000 to Pitt and reimbursed it for past patent expenses. Additionally, Pitt will receive performance-based cash payments upon successful completion of clinical and regulatory milestones relating to AR-67. We will make the first milestone payment to Pitt following the filing of the first New Drug Application, or NDA, filed with the FDA for AR-67. We are also required to pay to Pitt an annual maintenance fee on each anniversary of the license agreement, and to pay Pitt a royalty equal to a percentage of net sales of AR-67. To the extent we enter into a sublicensing agreement relating to AR-67, we will pay Pitt a portion of all non-royalty income received from such sublicensee.

Under the license agreement with Pitt, we also agreed to indemnify and hold Pitt and its affiliates harmless from any and all claims, actions, demands, judgments, losses, costs, expenses, damages and liabilities (including reasonable attorneys’ fees) arising out of or in connection with (i) the production, manufacture, sale, use, lease, consumption or advertisement of AR-67, (ii) the practice by us or any affiliate or sublicensee of the licensed patent; or (iii) any obligation of us under the license agreement unless any such claim is determined to have arisen out of the gross negligence, recklessness or willful misconduct of Pitt. The license agreement will terminate upon the expiration of the last patent relating to AR-67. Pitt may generally terminate the agreement at any time upon a material breach by us to the extent we fail to cure any such breach within 60 days after receiving notice of such breach or in the event we file for bankruptcy. We may terminate the agreement for any reason upon 90 days’ prior written notice.

AR-12 and AR-42 License Agreements

Our rights to both of AR-12 and AR-42 are governed by separate license agreements with The Ohio State University Research Foundation, or Ohio State, entered into in January 2008. Pursuant to each of these agreements, we have exclusive, worldwide, royalty-bearing licenses to commercialize certain patent applications, know-how and improvements relating to AR-42 and AR-12 for all therapeutic uses.

Pursuant to our license agreements for AR-12 and AR-42, we made one-time cash payments to Ohio State in the aggregate amount of $450,000 and reimbursed it for past patent expenses. Additionally, we are required to make performance-based cash payments upon successful completion of clinical and regulatory milestones relating to AR-12 and AR-42 in the U.S., Europe and Japan. The first milestone payment for each of the licensed compounds will be due when the first patient is dosed in the first company sponsored Phase I clinical trial of each of AR-42 and AR-12. To the extent we enter into a sublicensing agreement relating to either or both of AR-12 or AR-67, we will be required to pay Ohio State a portion of all non-royalty income received from such sublicensee.

The license agreements with Ohio State further provide that we will indemnify Ohio State from any and all claims arising out of the death of or injury to any person or persons or out of any damage to property, or resulting from the production, manufacture, sale, use, lease, consumption or advertisement of either AR-12 or AR-42, except to the extent that any such claim arises out of the gross negligence or willful misconduct of Ohio State. The license agreements for AR-12 and AR-42, respectively, expire on the later of (i) the expiration of the last valid claim contained in any licensed patent and (ii) 20 years after the effective date of the license. Ohio State will generally be able to terminate either license upon our breach of the terms of the license the extent we fail to cure any such breach within 90 days after receiving notice of such breach or our bankruptcy. We may terminate either license upon 90 days’ prior written notice.

Government Regulation and Product Approval

     The FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon the testing (pre-clinical and clinical), manufacturing, labeling, storage, recordkeeping, advertising, promotion, import, export, marketing and distribution, among other things, of drugs and drug product candidates. If we do not comply with applicable requirements, we may be fined, the government may refuse to approve our marketing applications or allow us to manufacture or market our products, and we may be criminally prosecuted. We and our manufacturers may also be subject to regulations under other United States federal, state, and local laws.

United States Government Regulation

     In the United States, the FDA regulates drugs under the Food, Drug and Cosmetic Act, or FDCA, and implementing regulations. The process required by the FDA before our drug candidates may be marketed in the United States generally involves the following (although the FDA is given wide discretion to impose different or more stringent requirements on a case-by-case basis):

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completion of extensive pre-clinical laboratory tests, pre-clinical animal studies and formulation studies, all performed in accordance with the FDA’s good laboratory practice regulations and other regulations;

•	submission to the FDA of an IND application, which must become effective before clinical trials may begin;

•	performance of multiple adequate and well-controlled clinical trials meeting FDA requirements to establish the safety and efficacy of the product candidate for each proposed indication;

•	submission of a new drug application, or NDA, to the FDA;

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satisfactory completion of an FDA pre-approval inspection of the manufacturing facilities at which the product candidate is produced, and potentially other involved facilities as well, to assess compliance with current good manufacturing practice, or cGMP, regulations and other applicable regulations; and

•	FDA review and approval of the NDA prior to any commercial marketing, sale or shipment of the drug.

     The testing and approval process requires substantial time, effort and financial resources, and we cannot be certain that any approvals for our drug candidates will be granted on a timely basis, if at all. Risks to us related to these regulations are described in this prospectus under the caption entitled “Risk Factors – Risks Relating to the Clinical Testing, Regulatory Approval, Manufacturing and Commercialization of Our Product Candidates.”

     Pre-clinical tests may include laboratory evaluation of product chemistry, formulation and stability, as well as studies to evaluate toxicity and other effects in animals. The results of pre-clinical tests, together with manufacturing information and analytical data, among other information, are submitted to the FDA as part of an IND application. Subject to certain exceptions, an IND becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, issues a clinical hold to delay a proposed clinical investigation due to concerns or questions about the conduct of the clinical trial, including concerns that human research subjects will be exposed to unreasonable health risks. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Our submission of an IND, or those of our collaboration partners, may not result in the FDA authorization to commence a clinical trial. A separate submission to an existing IND must also be made for each successive clinical trial conducted during product development. The FDA must also approve changes to an existing IND. Further, an independent institutional review board, or IRB, for each medical center proposing to conduct the clinical trial must review and approve the plan for any clinical trial before it commences at that center and it must monitor the study until completed. The FDA, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk. Clinical testing also must satisfy extensive Good Clinical Practice requirements and regulations for informed consent.

Clinical Trials

     For purposes of NDA submission and approval, clinical trials are typically conducted in the following three sequential phases, which may overlap (although additional or different trials may be required by the FDA as well):

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Phase I clinical trials are initially conducted in a limited population to test the drug candidate for safety, dose tolerance, absorption, metabolism, distribution and excretion in healthy humans or, on occasion, in patients, such as cancer patients. In some cases, particularly in cancer trials, a sponsor may decide to conduct what is referred to as a “Phase Ib” evaluation, which is a second safety-focused Phase I clinical trial typically designed to evaluate the impact of the drug candidate in combination with currently FDA-approved drugs or in a particular patient population.

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Phase II clinical trials are generally conducted in a limited patient population to identify possible adverse effects and safety risks, to determine the efficacy of the drug candidate for specific targeted indications and to determine dose tolerance and optimal dosage. Multiple Phase II clinical trials may be conducted by the sponsor to obtain information prior to beginning larger and more expensive Phase III clinical trials. In some cases, a sponsor may decide to conduct what is referred to as a “Phase IIb” evaluation, which is a second, confirmatory Phase II clinical trial that could, if accepted by the FDA, serve as a pivotal clinical trial in the approval of a drug candidate.

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Phase III clinical trials are commonly referred to as pivotal trials. When Phase II clinical trials demonstrate that a dose range of the drug candidate is effective and has an acceptable safety profile, Phase III clinical trials are undertaken in large patient populations to further evaluate dosage, to provide substantial evidence of clinical efficacy and to further test for safety in an expanded and diverse patient population at multiple, geographically dispersed clinical trial sites.

     In some cases, the FDA may condition continued approval of an NDA on the sponsor’s agreement to conduct additional clinical trials with due diligence. In other cases, the sponsor and the FDA may agree that additional safety and/or efficacy data should be provided; however, continued approval of the NDA may not always depend on timely submission of such information. Such post-approval studies are typically referred to as Phase IV studies.

New Drug Application

     The results of drug candidate development, pre-clinical testing and clinical trials, together with, among other things, detailed information on the manufacture and composition of the product and proposed labeling, and the payment of a user fee, are submitted to the FDA as part of an NDA. The FDA reviews all NDAs submitted before it accepts them for filing and may request additional information rather than accepting an NDA for filing. Once an NDA is accepted for filing, the FDA begins an in-depth review of the application.

     During its review of an NDA, the FDA may refer the application to an advisory committee for review, evaluation and recommendation as to whether the application should be approved. The FDA may refuse to approve an NDA and issue a not approvable letter if the applicable regulatory criteria are not satisfied, or it may require additional clinical or other data, including one or more additional pivotal Phase III clinical trials. Even if such data are submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Data from clinical trials are not always conclusive and the FDA may interpret data differently than we or our collaboration partners interpret data. If the FDA’s evaluations of the NDA and the clinical and manufacturing procedures and facilities are favorable, the FDA may issue either an approval letter or an approvable letter, which contains the conditions that must be met in order to secure final approval of the NDA. If and when those conditions have been met to the FDA’s satisfaction, the FDA will issue an approval letter, authorizing commercial marketing of the drug for certain indications. The FDA may withdraw drug approval if ongoing regulatory requirements are not met or if safety problems occur after the drug reaches the market. In addition, the FDA may require testing, including Phase IV clinical trials, and surveillance programs to monitor the effect of approved products that have been commercialized, and the FDA has the power to prevent or limit further marketing of a drug based on the results of these post-marketing programs. Drugs may be marketed only for the FDA-approved indications and in accordance with the FDA-approved label. Further, if there are any modifications to the drug, including changes in indications, other labeling changes, or manufacturing processes or facilities, we may be required to submit and obtain FDA approval of a new NDA or NDA supplement, which may require us to develop additional data or conduct additional pre-clinical studies and clinical trials.

The Hatch-Waxman Act

     Under the Hatch-Waxman Act, newly-approved drugs and new conditions of use may benefit from a statutory period of non-patent marketing exclusivity. The Hatch-Waxman Act provides five-year marketing exclusivity to the first applicant to gain approval of an NDA for a new chemical entity, meaning that the FDA has not previously approved any other new drug containing the same active entity. The Hatch-Waxman Act prohibits the submission of an abbreviated NDA, or ANDA, or a Section 505(b)(2) NDA for another version of such drug during the five-year exclusive period; however, submission of a Section 505(b)(2) NDA or an ANDA for a generic version of a previously-approved drug containing a paragraph IV certification is permitted after four years, which may trigger a 30-month stay of approval of the ANDA or Section 505(b)(2) NDA. Protection under the Hatch-Waxman Act does not prevent the submission or approval of another “full” 505(b)(1) NDA; however, the applicant would be required to conduct its own pre-clinical and adequate and well-controlled clinical trials to demonstrate safety and effectiveness. The Hatch-Waxman Act also provides three years of marketing exclusivity for the approval of new and supplemental NDAs, including Section 505(b)(2) NDAs, for, among other things, new indications, dosages, or strengths of an existing drug, if new clinical investigations that were conducted or sponsored by the applicant are essential to the approval of the application. Some of our product candidates may qualify for Hatch-Waxman non-patent marketing exclusivity.

     In addition to non-patent marketing exclusivity, the Hatch-Waxman Act amended the FDCA to require each NDA sponsor to submit with its application information on any patent that claims the drug for which the applicant submitted the NDA or that claims a method of using such drug and with respect to which a claim of patent infringement could reasonably be asserted if a person not licensed by the owner engaged in the manufacture, use, or sale of the drug. Generic applicants that wish to rely on the approval of a drug listed in the Orange Book must certify to each listed patent, as discussed above. We intend to submit for Orange Book listing all relevant patents for our product candidates.

     Finally, the Hatch-Waxman Act amended the patent laws so that certain patents related to products regulated by the FDA are eligible for a patent term extension if patent life was lost during a period when the product was undergoing regulatory review, and if certain criteria are met. We intend to seek patent term extensions, provided our patents and products, if they are approved, meet applicable eligibility requirements.

Pediatric Studies and Exclusivity

     The FDCA provides an additional six months of non-patent marketing exclusivity and patent protection for any such protections listed in the Orange Book for new or marketed drugs if a sponsor conducts specific pediatric studies at the written request of the FDA. The Pediatric Research Equity Act of 2003, or PREA, authorizes the FDA to require pediatric studies for drugs to ensure the drugs’ safety and efficacy in children. PREA requires that certain new NDAs or NDA supplements contain data assessing the safety and effectiveness for the claimed indication in all relevant pediatric subpopulations. Dosing and administration must be supported for each pediatric subpopulation for which the drug is safe and effective. The FDA may also require this data for approved drugs that are used in pediatric patients for the labeled indication, or where there may be therapeutic benefits over existing products. The FDA may grant deferrals for submission of data, or full or partial waivers from PREA. PREA pediatric assessments may qualify for pediatric exclusivity. Unless otherwise required by regulation, PREA does not apply to any drug for an indication with orphan designation.

Orphan Drug Designation and Exclusivity

     The FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition, which generally is a disease or condition that affects fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting an NDA. If the FDA grants orphan drug designation, which it may not, the identity of the therapeutic agent and its potential orphan use are publicly disclosed by the FDA. Orphan drug designation does not convey an advantage in, or shorten the duration of, the review and approval process. If a product which has an orphan drug designation subsequently receives the first FDA approval for the indication for which it has such designation, the product is entitled to seven years of orphan drug exclusivity, meaning that the FDA may not approve any other applications to market the same drug for the same indication for a period of seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity (superior efficacy, safety, or a major contribution to patient care). Orphan drug designation does not prevent competitors from developing or marketing different drugs for that indication. We may seek orphan drug designation for AR-67 for the treatment of GBM, and potentially for certain uses of AR-12 and AR-42.

     Under European Union medicines laws, the criteria for designating a product as an “orphan medicine” are similar but somewhat different from those in the United States. A drug is designated as an orphan drug if the sponsor can establish that the drug is intended for a life-threatening or chronically debilitating condition affecting no more than five in 10,000 persons in the European Union or that is unlikely to be profitable, and if there is no approved satisfactory treatment or if the drug would be a significant benefit to those persons with the condition. Orphan medicines are entitled to ten years of marketing exclusivity, except under certain limited circumstances comparable to United States law. During this period of marketing exclusivity, no “similar” product, whether or not supported by full safety and efficacy data, will be approved unless a second applicant can establish that its product is safer, more effective or otherwise clinically superior. This period may be reduced to six years if the conditions that originally justified orphan designation change or the sponsor makes excessive profits.

Fast Track Designation

     The FDA’s fast track program is intended to facilitate the development and to expedite the review of drugs that are intended for the treatment of a serious or life-threatening condition and that demonstrate the potential to address unmet medical needs. Under the fast track program, applicants may seek traditional approval for a product based on data demonstrating an effect on a clinically meaningful endpoint, or approval based on a well-established surrogate endpoint. The sponsor of a new drug candidate may request the FDA to designate the drug candidate for a specific indication as a fast track drug at the time of original submission of its IND, or at any time thereafter prior to receiving marketing approval of a marketing application. The FDA will determine if the drug candidate qualifies for fast track designation within 60 days of receipt of the sponsor’s request.

     If the FDA grants fast track designation, it may initiate review of sections of an NDA before the application is complete. This so-called “rolling review” is available if the applicant provides and the FDA approves a schedule for the submission of the remaining information and the applicant has paid applicable user fees. The FDA’s review clock for both a standard and priority NDA for a fast track product does not begin until the complete application is submitted. Additionally, fast track designation may be withdrawn by the FDA if it believes that the designation is no longer supported by emerging data, or if the designated drug development program is no longer being pursued.

     In some cases, a fast track designated drug candidate may also qualify for one or more of the following programs:

•
Priority Review. As explained above, a drug candidate may be eligible for a six-month priority review. The FDA assigns priority review status to an application if the drug candidate provides a significant improvement compared to marketed drugs in the treatment, diagnosis or prevention of a disease. A fast track drug would ordinarily meet the FDA’s criteria for priority review, but may also be assigned a standard review. We do not know whether any of our drug candidates will be assigned priority review status or, if priority review status is assigned, whether that review or approval will be faster than conventional FDA procedures, or that the FDA will ultimately approve the drug.

•
Accelerated Approval. Under the FDA’s accelerated approval regulations, the FDA is authorized to approve drug candidates that have been studied for their safety and efficacy in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit to patients over existing treatments based upon either a surrogate endpoint that is reasonably likely to predict clinical benefit or on the basis of an effect on a clinical endpoint other than patient survival or irreversible morbidity. In clinical trials, surrogate endpoints are alternative measurements of the symptoms of a disease or condition that are substituted for measurements of observable clinical symptoms. A drug candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase IV or post-approval clinical trials to validate the surrogate endpoint or confirm the effect on the clinical endpoint. Failure to conduct required post-approval studies with due diligence, or to validate a surrogate endpoint or confirm a clinical benefit during post-marketing studies, may cause the FDA to seek to withdraw the drug from the market on an expedited basis. All promotional materials for drug candidates approved under accelerated regulations are subject to prior review by the FDA.

     When appropriate, we and/or our collaboration partners intend to seek fast track designation, accelerated approval or priority review for our drug candidates. We cannot predict whether any of our drug candidates will obtain fast track, accelerated approval, or priority review designation, or the ultimate impact, if any, of these expedited review mechanisms on the timing or likelihood of the FDA approval of any of our drug candidates.

     Satisfaction of the FDA regulations and approval requirements or similar requirements of foreign regulatory agencies typically takes several years, and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease. Typically, if a drug candidate is intended to treat a chronic disease, as is the case with some of the drug candidates we are developing, safety and efficacy data must be gathered over an extended period of time. Government regulation may delay or prevent marketing of drug candidates for a considerable period of time and impose costly procedures upon our activities. The FDA or any other regulatory agency may not grant approvals for changes in dosage form or new indications for our drug candidates on a timely basis, or at all. Even if a drug candidate receives regulatory approval, the approval may be significantly limited to specific disease states, patient populations and dosages. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a drug may result in restrictions on the drug or even complete withdrawal of the drug from the market. Delays in obtaining, or failures to obtain, regulatory approvals for any of our drug candidates would harm our business. In addition, we cannot predict what adverse governmental regulations may arise from future United States or foreign governmental action.

Special Protocol Assessment

     The FDCA directs the FDA to meet with sponsors, pursuant to a sponsor’s written request, for the purpose of reaching agreement on the design and size of clinical trials intended to form the primary basis of an efficacy claim in an NDA. If an agreement is reached, the FDA will reduce the agreement to writing and make it part of the administrative record. This agreement is called a special protocol assessment, or SPA. While the FDA’s guidance on SPAs states that documented SPAs should be considered binding on the review division, the FDA has the latitude to change its assessment if certain exceptions apply. Exceptions include identification of a substantial scientific issue essential to safety or efficacy testing that later comes to light, a sponsor’s failure to follow the protocol agreed upon, or the FDA’s reliance on data, assumptions or information that are determined to be wrong.

Other Regulatory Requirements

     Any drugs manufactured or distributed by us or our collaboration partners pursuant to future FDA approvals are subject to continuing regulation by the FDA, including recordkeeping requirements and reporting of adverse experiences associated with the drug. Drug manufacturers and their subcontractors are required to register with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with ongoing regulatory requirements, including cGMP, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. Failure to comply with the statutory and regulatory requirements can subject a manufacturer to possible legal or regulatory action, such as warning letters, suspension of manufacturing, sales or use, seizure of product, injunctive action or possible civil penalties. We cannot be certain that we or our present or future third-party manufacturers or suppliers will be able to comply with the cGMP regulations and other ongoing FDA regulatory requirements. If our present or future third-party manufacturers or suppliers are not able to comply with these requirements, the FDA may halt our clinical trials, require us to recall a drug from distribution, or withdraw approval of the NDA for that drug.

     The FDA closely regulates the post-approval marketing and promotion of drugs, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the Internet. A company can make only those claims relating to safety and efficacy that are approved by the FDA. Failure to comply with these requirements can result in adverse publicity, warning and/or untitled letters, corrective advertising and potential civil and criminal penalties.

Foreign Regulation

     In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our products. Whether or not we obtain FDA approval for a product, we must obtain approval of a product by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

     Under European Union regulatory systems, marketing authorizations may be submitted either under a centralized or mutual recognition procedure. The centralized procedure provides for the grant of a single marking authorization that is valid for all European Union member states. The mutual recognition procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marking authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval.

     In addition to regulations in Europe and the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial distribution of our future products.

Legal Proceedings

We are not currently involved in any legal proceedings.

Description of Property

On August 10, 2007, we entered into a 3-year office lease for approximately 1,956 square feet on the 2nd floor of a building located at 30 Two Bridges Rd., Fairfield, NJ 07004. The lease term expires on November 30, 2010. Monthly base rent is $3,749 with 4% annual escalations to $3,899 per month effective December 1, 2008 and to $4,055 per month effective December 1, 2009. In addition, utility rent is $282 per month over the term of the lease, subject to future increases. We are also responsible for payment of our share of certain charges such as operating costs and taxes in excess of the base year and additional rent. In connection with this lease, we have made a $12,165 cash deposit.

Employees

As of the date of this prospectus, we have five employees, all of whom are full-time. We also retain several consultants who serve in various operational capacities. We anticipate hiring a full-time chief executive officer and a chief financial officer, as well as additional members of our research and development staff in support of product development and administrative staff.

MANAGEMENT AND BOARD OF DIRECTORS

Directors and Executive Officers

The following table lists our executive officers, directors and key employees and their respective ages and positions as of the date of this prosepctus:

Name	Age	Positions
Scott Z. Fields, M.D.	54	President and Chief Medical Officer
Arie S. Belldegrun, M.D., FACS	58	Non-Executive Chairman of the Board
Robert I. Falk	65	Director
Peter M. Kash	46	Director
Joshua A. Kazam	31	Director
David M. Tanen	37	Director and Secretary
Scott L. Navins	36	Treasurer
J. Chris Houchins	44	Vice President, Clinical Operations

  Scott Z. Fields, M.D. has over 12 years of industry experience heading clinical programs. Prior to joining Arno, he was Global Vice President for all therapeutic areas at Eisai (2002 - 2007) where he was responsible for forming their global clinical oncology group. Prior to that, he was Head of the Oncology Therapeutic area for Amgen from 2000 to 2002. From 1995 to 2000, he was Head of Oncology Development and Medical Affairs in North America for Smithkline Beecham, where his group was responsible for the development of topotecan, the first approved camptothecin. Dr. Fields and his teams have been involved in the development of a number of other oncology agents, which include Hycamptin®, Bexxar®, Aranesp®, Neulasta®, Vectibix® and Kepivance®. He is a former Assistant Professor of Medicine, co-director of Bone Marrow Transplant, and Head of Intramural Research at SUNY Upstate Medical Center (1991-1995). In addition, Dr. Fields was involved in the development of the RECIST criteria now routinely used to evaluate response of cancer to treatment. In 2003 and 2004, he was a faculty member of the AACR/ASCO Methods in Clinical Cancer Research Workshop. He has been an Assistant Professor of Medicine at Columbia University Medical Center from 2003 - present. Dr. Fields received his M.D. from SUNY Downstate and trained in Internal Medicine, Oncology and Hematology at Columbia University Medical Center.

 Arie S. Belldegrun, M.D., FACS has served as the non-executive chairman of Arno’s board of directors since March 2008. He is currently the Chairman of Two River Group Management, LLC, the managing member of Two River Group Holdings, LLC, or Two River, a venture capital firm that specializes in the creation of new companies that acquire rights to commercially develop biotechnology products. Dr. Belldegrun is also Professor and Chief of Urologic Oncology at the David Geffen School of Medicine at the University of California, Los Angeles, where he holds the Carol and Roy Doumani Chair in Urologic Oncology. He received his medical degree at the Hebrew University Hadassah Medical School, and conducted his post-doctoral studies at the Weizmann Institute of Science in Israel.   He completed his Urologic Surgery residency at Harvard Medical School in 1985 and his Surgical Oncology fellowship at the National Cancer Institute/National Institute of Health (NIH) in 1988. He is certified by the American Board of Urology and is a Fellow of the American College of Surgeons and the American Association of Genitourinary Surgeons (AAGUS). Dr. Belldegrun is also the founder and founding chairman of Agensys Inc., a privately held biotechnology company developing fully human antibody cancer therapeutics based on novel and clinically relevant targets. In December 2007, Agensys was acquired by Astellas Pharma, Inc. in a deal valued at $537 million. Dr. Belldegrun serves as Vice-Chairman of the Board of Directors and Chairman of the Scientific Advisory Board of Cougar Biotechnology, a publicly-held biopharmaceutical company (Nasdaq:CGRB) with a specific focus on the field of oncology, and as a director of Hana Biosciences, Inc., a publicly-held biopharmaceutical company (Nasdaq:HNAB). Dr. Belldegrun is on the scientific boards of several biotechnology and pharmaceutical companies and is a reviewer for many medical journals and granting organizations. He served as Chairman of the Molecular and Biological Technology Committee of the American Urological Association and member of its Technology Assessment Council, as a member of the Governor’s council on Bioscience for the State of California, and as a biotechnology group leader and member of The Los Angeles Economy and Jobs Committee established in October 2006 by Mayor Antonio Villaraigosa. He is the author of several books on prostate and kidney cancers, holds several biopharmaceutical patents, and has written over 400 scientific publications with an emphasis on Urologic Oncology. He will devote only a portion of his time to the business of the Company.

Robert I. Falk has served on Arno’s board of directors since March 2008. Mr. Falk is the owner and founder of Healthcare Corporation, an organization involved in the startup of new business ventures with a specialty in healthcare that included renal dialysis, acute care hospitals, outpatient services and extended care facilities. Previously, Mr. Falk merged his 18 affiliated companies through a “pooling of interest” stock merger with Renal Treatment Centers (RTC) a New York Stock Exchange company and transitioned the merger of both companies which later merged with Total Renal Care (TRC) through a stock exchange. Mr. Falk’s experience includes: Vice President of Hospital Affiliates International, Inc. involved in the development and acquisition of hospitals in the USA and abroad; Manager of the Chicago office of McKee Berger Mansueto, Inc., and engineering consulting firm; Project Manager for Uniroyal Inc.; President/CEO of Executive Business Aviation, International Marine Corporation, Affiliated HealthCare, Pyramid Capital Corporation and various business partnerships; Guest lecturer on “Value Engineering” for various professional groups; Guest lecturer for Vanderbilt University Owen School of Management on “Negotiations”; Co-author on various publications regarding construction cost, project management, and value engineering. Mr. Falk has served on many profit and non-profit boards; Centerstone Mental Health, Mental Health Management, National Dialysis Association, National Kidney Foundation, Vanderbilt Wilkerson Center, Commodore Yacht Club, Cedar Creek Yacht Club, Ocean Reef Yacht Club and various community boards. Mr. Falk received his MBA from Vanderbilt University - Owen School of Management, and has an undergraduate degree in mechanical Engineering (BSME). He will devote only a portion of his time to the business of the Company.

Peter M. Kash has served as a member of our board of directors since our inception. In September 2004, Mr. Kash co-founded Two River, where he currently serves as the President of Two River Group Management, LLC. Mr. Kash is also the President and Chairman of Riverbank Capital Securities, Inc., a broker dealer registered with FINRA (“Riverbank”). From 1992 until 2004, Mr. Kash was a Senior Managing Director of Paramount BioCapital, Inc., a FINRA member broker dealer, and Paramount BioCapital Investments, LLC, a biotechnology focused venture capital company. Mr. Kash also served as Director of Paramount Capital Asset Management, Inc., the general partner of several biotechnology-related hedge funds (the Paramount companies are collectively referred to as Paramount), and as member of the General Partner of the Orion Biomedical Fund, LP, a private equity fund. Mr. Kash currently serves as a member of board of directors of Nile Therapeutics, Inc. (NASDAQ:NLTX), as well as several privately held biotechnology companies. Mr. Kash received his B.S. in Management Science from SUNY Binghamton and his M.B.A. in Banking and International Finance from Pace University. Mr. Kash is currently pursuing his doctorate in Jewish education at Yeshiva University. Mr. Kash will devote only a portion of his time to the business of the Company.

Joshua A. Kazam is a co-founder of Two River and currently serves as Vice President and Director of Two River’s managing member. Mr. Kazam also serves as an Officer and Director of Riverbank. From 1999 to 2004, Mr. Kazam was a Managing Director of Paramount, where he was responsible for ongoing operations of venture investments, and as the Director of Investment for the Orion Biomedical Fund, LP. Mr. Kazam currently serves as a director of Velcera, Inc. (VLCR.OB) and Nile Therapeutics, Inc. (NASDAQ:NLTX), each a public reporting company, and an officer or director of several privately held companies. Mr. Kazam is a graduate of the Wharton School of the University of Pennsylvania. He will devote only a portion of his time to the business of the Company.

David M. Tanen is also a co-founder of Two River and serves as Vice President and Director of Two River’s managing member. Mr. Tanen also serves as an Officer and Director of Riverbank. Prior to founding Two River, from October 1996 to September 2004, Mr. Tanen was a Director of Paramount. Mr. Tanen also served as a member of the General Partner of the Orion Biomedical Fund, LP. Mr. Tanen currently serves as an officer and director of Nile Therapeutics, Inc. (NASDAQ:NLTX) as well as several privately held biotechnology companies. Mr. Tanen received his B.A. from The George Washington University and his J.D. from Fordham University School of Law. He will devote only a portion of his time to the business of the Company.

Scott L. Navins is the Vice President of Finance at Two River, where he is responsible for all accounting, finance and control activities. Mr. Navins joined Two River in 2005. Mr. Navins also serves as Financial and Operations Principal of Riverbank. Prior to joining Two River, from 2004 to 2005 Mr. Navins was the Senior Controller at Westbrook Partners, where he managed the accounting for a $560 million real estate private equity fund, including financial and partner reporting, tax coordination, maintaining internal controls and overseeing a $300 million credit facility, among other things. Before that, from 2002 to 2004 Mr. Navins was a Senior Manager at Morgan Stanley, where he managed the accounting for a $2.4 billion real estate private equity fund. Prior to that, Mr. Navins was an Associate in the Finance Group at BlackRock, Inc. and the controller for a high-tech venture capital fund. Mr. Navins also currently serves in a part-time role as Treasurer of Nile Therapeutics, Inc., a publicly-held biotechnology company, and he is an officer of several privately held biotechnology companies. Mr. Navins graduated with honors from The George Washington University in 1993, where he earned a Bachelor of Accountancy degree. Mr. Navins passed the Uniform Certified Public Accounting examination in 1993. Mr. Navins will devote only a portion of his business time to the Company’s business.

J. Chris Houchins has over 16 years of clinical operations and drug development experience focusing in oncology. From 2004 to 2006, Mr. Houchins was the Director of Specialty Care - Clinical Project Management at Schering-Plough, where he was involved with the FDA and European submissions and approvals of Temozolomide, the standard of care for patients with GBM. From 1999 to 2004, Mr. Houchins was on the Searle Celebrex Oncology Team that received FDA approval for familial adenomatous polyposis, a new indication in oncology. After the merger of Searle and Pharmacia & Upjohn, he oversaw the development and clinical operations for the Global Celebrex Oncology Program that grew to over 300 clinical and pre-clinical trials world-wide within 2 years.  When Pfizer, Inc acquired Pharmacia Corp., Mr. Houchins was selected as Director - Team Leader of Oncology Clinical Operations overseeing all eight oncology compounds (Camptosar®, Aromasin®, Ellence®, Celebrex®, Emcyt®, Zavedos®, Trelstar® and Zinecard® ) encompassing over 500 clinical and pre-clinical studies. In addition, he was appointed to the Pfizer Global Oncology Advisory board of directors. Mr. Houchins also has six years of experience as a Clinical Research Manager at The RUSH Cancer Institute in Chicago where he managed clinical trials across all tumor types including Ovarian Cancer using Topotecan. He is certified by examination through SoCRA and ACRP as a Certified Clinical Research Associate, Coordinator and Professional and holds a BS in Economics from Northern Illinois University.

Audit Committee

We do not currently have a separate audit committee. Our full board of directors performs the functions normally designated to an audit committee. When acting in this capacity, the board of directors does not have a charter.

Compensation Committee

Our board of directors does not have a standing compensation committee responsible for determining executive and director compensation.  Instead, the entire board of directors fulfills this function, and each member of the board of directors participates in the determination.  Given the small size of the Company and its board of directors and the Company's limited resources, locating, obtaining and retaining independent directors is extremely difficult.  In the absence of independent directors, the board of directors does not believe that creating a separate compensation committee would result in any improvement in the compensation determination process. Accordingly, the board of directors has concluded that the Company and its stockholders would be best served by having the entire board of directors act in place of a compensation committee.  When acting in this capacity, the board of directors does not have a charter.

In considering and determining executive and director compensation, our board of directors reviews compensation that is paid by other similar public companies to its officers and takes that into consideration in determining the compensation to be paid to the Company’s officers.  The board of directors also determines and approves any non-cash compensation to any employee. The Company does not engage any compensation consultants to assist in determining or recommending the compensation to the Company’s officers or employees.

Our board of directors, or a committee thereof, serving as plan administrator of our 2005 Stock Option Plan, has the authority to provide for accelerated vesting of the options granted to our employees, including our executive officers and directors in connection with a change of control.

Executive Compensation

The following table sets forth all of the compensation awarded to, earned by or paid to (i) each individual serving as an Old Arno principal executive officer during the fiscal year ended December 31, 2007; and (ii) each other individual that served as an Old Arno executive officer at the conclusion of the fiscal year ended December 31, 2007 and who received in excess of $100,000 in the form of salary and bonus during such fiscal year. We refer to these individuals as our named executives.

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus (1)		Option Awards (2)		Non-Equity Incentive Plan Compensation		All Other Compensation		Total
Scott Z. Fields, M.D. (3) President and Chief Medical Officer	2007 2006		$198,333 -		$72,900 -		$73,600 -	$	- -	$	- -		$344,833 -
J. Chris Houchins (4) Vice President, Clinical Development	2007 2006		$52,500 -		$15,000 -		$9,200	$	- -	$	- -		$76,700 -
Joshua Kazam (5) President	2007 2006	$	- -	$	- -	$	- -	$	- -	$	- -	$	- -
Thomas W. Colligan (6) Former CEO of Laurier	2007 2006	$	- -	$	- -	$	- -	$	- -	$	- -	$	- -

(1)	The named executives are eligible for annual bonuses upon the successful achievement of agreed upon corporate and individual performance-based milestones.

(2)
Amount reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with SFAS 123R of stock option awards, and may include amounts from awards granted in and prior to fiscal year 2006.

(3)
Dr. Fields is entitled to an annual performance-based bonus of up to $150,000 upon the successful completion of annual corporate and individual performance-based milestones. See “—Employment Agreements, Termination of Employment and Change-in-Control Arrangements.”

(4)
Mr. Houchins is entitled to an annual performance-based bonus of up to $45,500 upon the successful completion of annual corporate and individual performance based milestones. See “—Employment Agreements, Termination of Employment and Change-in-Control Arrangements.”

(5)	Joshua Kazam served as President of Arno until June 1, 2007. During this time, he did not receive any compensation.

(6)
Mr. Colligan served as President of Laurier until June 3, 2008, when he resigned and was replaced by Dr. Fields, in connection with the merger. During this time, Mr. Colligan did not receive any compensation.

Employment Agreements, Termination of Employment and Change-in-Control Arrangements

Scott Z. Fields, M.D.
President and Chief Medical Officer

On June 1, 2007, we entered into a two year employment agreement with Dr. Fields to serve as our President and Chief Medical Officer. Under the agreement, Dr. Fields is entitled to an annualized base salary of $340,000 and is eligible to receive an annual performance-based bonus of up to $150,000 upon the successful completion of annual corporate and individual milestones at an exemplary metric (e.g., ahead of schedule, under budget, etc.). Dr. Fields is also entitled to a cash bonus upon the successful completion of a merger or acquisition transaction that results in a “change of control” of Arno. The merger with Laurier did not constitute a “change of control” and, therefore, no such bonus to Dr. Fields was triggered.

Upon the commencement of his employment, we made two stock option grants to Dr. Fields pursuant to our 2005 Stock Option Plan. The first stock option grant, referred to as the Employment Options, relates to 199,377 shares of our common stock at an exercise price equal to $1.00 per share (as adjusted for the merger).   The Employment Options vest, if at all, and become exercisable in two equal installments on each anniversary of his employment agreement. In addition, we also granted to Dr. Fields performance-based stock options, referred to as the Performance Options, to purchase up to an additional 199,377 shares of our common stock at an exercise price equal to $2.42 per share (as adjusted for the merger). The Performance Options vest, if at all, and become exercisable upon the successful completion of annual corporate and individual milestones in an exemplary manner (i.e., ahead of schedule, under budget, etc.). To date, the right to purchase 99,688 shares subject to the Employment Options and 99,688 shares subject to the Performance Options have vested. The remaining shares subject to the Employment Options and Performance Options will vest, if at all, on June 1, 2009.

In the event that we acquire by license, acquisition or otherwise, an additional biotechnology product or series of biotechnology products for development that is first identified by Dr. Fields, then we will grant to Dr. Fields additional stock options, referred to as Technology Options, to purchase a number of shares of our common stock as follows:

•	1% of the then fully diluted outstanding shares of our common stock for the rights to a product candidate that is in pre-clinical development; and

•	2% of the then fully diluted outstanding shares of our common stock for the rights to a product candidate that is in human clinical trials.

Upon a change of control of Arno pursuant to which Arno is ascribed a valuation of at least $75,000,000, then we will pay Dr. Fields a cash bonus ranging from $50,000 to $200,000.

We have also agreed to pay for up to $1,000,000 of life insurance for Dr. Fields. He will be entitled to up to four (4) weeks of vacation per year and may participate in company sponsored benefit plans (i.e., health, dental, etc.).

In the event that Dr. Fields’ employment is terminated as a result of his death or disability, we will pay him or his estate (a) any accrued but unpaid base salary, performance bonus, vacation and expense reimbursement through the date of termination; (b) his base salary for a period of six months thereafter; (c) a pro rata performance bonus for the year in which his employment is terminated; (d) all Employment Options shall vest immediately; and (e) all vested Employment and Performance Options shall remain exercisable for a period of five (5) years from the date of termination, but in no event beyond their scheduled expiration date.

If Dr. Fields’ employment is terminated by Arno for “cause” or by Dr. Fields other than for “good reason,” then we shall pay to him any accrued but unpaid base salary, performance bonus, vacation and expense reimbursement through the date of his termination and he shall have no further entitlement to any other compensation or benefits from us except as provided in our compensation and benefit plans. All of Dr. Fields’ stock options, other than any Technology Options, that have not previously vested shall expire immediately and all vested Employment Options and Performance Options shall remain exercisable for a period of 90 days from the date of termination.

If Dr. Fields’ employment is terminated upon a change of control, by Dr. Fields for “good reason” or by Arno for any other reason, then we will (a) pay Dr. Fields all Accrued Obligations, (b) continue to pay to his base salary and benefits for a period of one (1) year following such termination; (c) pay Dr. Field’s a pro rata Performance Bonus for the year in which his employment is terminated; (d) all unvested Employment Options shall vest and become exercisable immediately and shall remain exercisable for a period of not less than five (5) years; and (e) all vested Performance Options shall remain exercisable for a period of five (5) years from the date of termination, but in no event beyond their scheduled expiration date.

In the event of non-renewal of his employment agreement, we shall pay Dr. Fields all Accrued Obligations and all vested Employment and Performance Options shall remain exercisable for a period of 12 months.

J. Chris Houchins
Vice President of Clinical Operations

Pursuant to a September 2007 letter agreement with us, Mr. Houchins is entitled to an annualized base salary of $180,000 (which was increased to $182,000 effective January 1, 2008) and is eligible for an annual cash bonus in an amount up to 25 percent of his base salary based on the achievement of individual and company milestones and other criteria established by the President. Upon the commencement of his employment, Mr. Houchins was awarded a 10-year stock option to purchase 99,688 shares of our common stock at an exercise price of $1.00 per share (as adjusted to reflect the merger). The options shall be subject to the terms and conditions of our 2005 Stock Option Plan and shall vest and become exercisable in accordance with the following schedule:

•	options to purchase 24,922 shares of our common stock shall become exercisable on the first anniversary of his employment; and

•	thereafter, options to purchase 2,077 shares of our common stock shall become exercisable on the last day of each calendar month until all remaining options are fully vested and exercisable.

Mr. Houchins is not entitled to any compensation in connection with or upon the termination of his employment with us.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options held by the named executives of Arno at December 31, 2007. The shares and the corresponding option exercise price have been adjusted to give effect to the merger. Prior to the merger, Laurier had never granted stock options or other equity-based compensation to its executive officers.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date
Dr. Fields	-	398,754	1.00	06/01/2017	(1)

Mr. Houchins	-	99,688	1.00	09/01/2017	(2)

(1)	The right to purchase 199,377 shares vests in two equal installments in June 2008 and June 2009. The remaining 199,377 shares vest upon the completion of corporate and individual milestones.
(2)	The right to purchase 24,922 shares vests in September 2008, and thereafter, 2,077 shares vest each month until fully vested.

Compensation of Directors

On March 31, 2008, in connection with their appointments as directors of Old Arno, Dr. Belldegrun and Mr. Falk received 10-year options to purchase, at an exercise price of $2.42 per share, 199,337 and 99,688 shares of our common stock, respectively (as adjusted for the merger with Laurier). One half of the shares subject to the options vested immediately and the remainder vest in two equal installments on December 31, 2008 and December 31, 2009. Other than as described above, we currently do not compensate any non-employee member of our board of directors for serving as a board member, although we may, in our sole discretion, decide to compensate certain of our non-employee members of our board of directors in the future.

Prior to the merger, no director of Laurier had ever received any compensation for his or her services.

2005 Stock Option Plan

General

In connection with the Laurier merger transaction, we assumed the 2005 Stock Option Plan, or the 2005 Plan, that had been adopted by Old Arno. After giving effect to the merger, the 2005 Plan authorizes a total of 2,990,655 shares of our common stock for issuance. As of June 30, 2008, stock options relating to an aggregate of 1,116,508 shares of common stock had been granted under the 2005 Plan at exercise prices ranging from $0.13 to $2.42 per share, leaving a total of 1,874,147 shares available for issuance.

The purpose of the 2005 Plan is to increase shareholder value and to advance the interests of our company by furnishing a variety of economic incentives designed to attract, retain and motivate our employees and consultants.

The 2005 Plan provides that a committee composed of at least two non-employee members of our board of directors may grant incentives in the following forms:

•	stock options;
•	stock appreciation rights, or SARs;
•	stock awards;
•	restricted stock;
•	performance shares; and
•	cash awards.

Incentives may be granted to participants who are employees of or consultants to our company (including our officers and directors who may also be employees or consultants) selected from time to time by the committee. In the event there is no committee, then our entire board of directors shall have responsibility for administering the 2005 Plan.

Types of Incentives

Stock Options

Under the 2005 Plan, the committee may grant non-qualified and incentive stock options to eligible participants to purchase shares of our common stock from us. The 2005 Plan provides the committee with discretion to determine the number and purchase price of the shares subject to any such option, the term of each option and the time or times during its term when the option becomes exercisable. The purchase price for incentive stock options may not be less than the fair market value of the shares subject to the option on the date of grant. The number of shares subject to an option will be reduced proportionately to the extent that the optionee exercises a related SAR. The term of a non-qualified option may not exceed 10 years from the date of grant and the term of an incentive stock option may not exceed 10 years from the date of grant. The committee may accelerate the exercisability of any option.

In the event of a change of control, the 2005 Plan provides that if the acquiring company does not agree to assume an outstanding stock option, then, unless the committee determines otherwise, all outstanding options will become immediately exercisable and will remain exercisable for the remainder of their term. Further, upon a change of control, the committee may approve the purchase by us of an unexercised stock option for the difference between the exercise price and the fair market value of the shares covered by such option.

The option price may be paid in cash, check, bank draft or by delivery of shares of common stock valued at their fair market value at the time of purchase or by withholding from the shares issuable upon exercise of the option shares of common stock valued at their fair market value or as otherwise authorized by the committee.

In the event that an optionee ceases to be an employee of or consultant to our company for any reason, including death, any stock option or unexercised portion thereof which was otherwise exercisable on the date of termination from us shall expire at the time or times established by the committee.

Stock Appreciation Rights

A SAR is a right to receive, without payment to us, a number of shares, cash or any combination thereof, the amount of which is determined pursuant to the formula described below. A SAR may be granted with respect to any stock option granted under the 2005 Plan, or alone, without reference to any stock option. A SAR granted with respect to any stock option may be granted concurrently with the grant of such option or at such later time as determined by the committee and as to all or any portion of the shares subject to the option.

The 2005 Plan confers on the committee discretion to determine the number of shares as to which a SAR will relate as well as the duration and exercisability of a SAR. In the case of a SAR granted with respect to a stock option, the number of shares of common stock to which the SAR pertains will be reduced in the same proportion that the holder exercises the related option. The term of a SAR may not exceed 10 years and one day from the date of grant. Unless otherwise provided by the committee, a SAR will be exercisable for the same time period as the stock option to which it relates is exercisable. Any SAR shall become immediately exercisable in the event of specified changes in corporate ownership or control. The committee may accelerate the exercisability of any SAR.

Upon exercise of a SAR, the holder is entitled to receive an amount which is equal to the aggregate amount of the appreciation in the shares of common stock as to which the SAR is exercised. For this purpose, the “appreciation” in the shares consists of the amount by which the fair market value of the shares of common stock on the exercise date exceeds (a) in the case of a SAR related to a stock option, the purchase price of the shares under the option or (b) in the case of a SAR granted alone, without reference to a related stock option, an amount determined by the committee at the time of grant. We may pay the amount of this appreciation to the holder of the SAR by the delivery of common stock, cash, or any combination of common stock and cash.

Restricted Stock

Restricted stock consists of the sale or transfer by us to an eligible participant of one or more shares of our common stock which are subject to restrictions on their sale or other transfer by the employee. The price at which restricted stock will be sold will be determined by the committee, and it may vary from time to time and among employees and may be less than the fair market value of the shares at the date of sale. All shares of restricted stock will be subject to such restrictions as the committee may determine. Subject to these restrictions and the other requirements of the 2005 Plan, a participant receiving restricted stock shall have all of the rights of a shareholder as to those shares, including, for example, the right to vote such shares.

Stock Awards

Stock awards consist of the transfer by us to an eligible participant of shares of our common stock, without payment, as additional compensation for services to our company. The number of shares transferred pursuant to any stock award will be determined by the committee.

Performance Shares

Performance shares consist of the grant by us to an eligible participant of a contingent right to receive cash or payment of shares of common stock. The performance shares shall be paid in shares of our common stock to the extent performance objectives set forth in the grant are achieved. The number of shares granted and the performance criteria will be determined by the committee.

Non-Transferability of Most Incentives

No stock option, SAR, performance share or restricted stock granted under the 2005 Plan is transferable by its holder, except in the event of the holder’s death, by will or the laws of descent and distribution. During an employee’s lifetime, an incentive awarded under the 2005 Plan may be exercised only by him or her or by his or her guardian or legal representative.

Amendment to the Plan

Our board of directors may amend or discontinue the 2005 Plan at any time. However, no such amendment or discontinuance may, subject to adjustment in the event of a merger, recapitalization, or other corporate restructuring, (a) change or impair, without the consent of the recipient thereof, an incentive previously granted, (b) materially increase the maximum number of shares of common stock which may be issued to all participants under the 2005 Plan, (c) materially change or expand the types of incentives that may be granted under the 2005 Plan, (d) materially modify the requirements as to eligibility for participation in the 2005 Plan, or (e) materially increase the benefits accruing to participants. Certain amendments require stockholder approval, including amendments which would materially increase benefits accruing to participants, increase the number of securities issuable under the 2005 Plan, or change the requirements for eligibility under the plan.

Federal Income Tax Consequences

The following discussion sets forth certain United States income tax considerations in connection with the ownership of common stock. These tax considerations are stated in general terms and are based on the Internal Revenue Code of 1986 in its current form and current judicial and administrative interpretations thereof. This discussion does not address state or local tax considerations with respect to the ownership of common stock. Moreover, the tax considerations relevant to ownership of the common stock may vary depending on a holder’s particular status.

An employee who receives restricted stock or performance shares subject to restrictions which create a “substantial risk of forfeiture” (within the meaning of section 83 of the Code) will normally realize taxable income on the date the shares become transferable or are no longer subject to substantial risk of forfeiture or on the date of their earlier disposition. The amount of such taxable income will be equal to the amount by which the fair market value of the shares of common stock on the date such restrictions lapse (or any earlier date on which the shares are disposed of) exceeds their purchase price, if any. An employee may elect, however, to include in income in the year of purchase or grant the excess of the fair market value of the shares of common stock (without regard to any restrictions) on the date of purchase or grant over its purchase price. We will be entitled to a deduction for compensation paid in the same year and in the same amount as income is realized by the employee.

An employee who receives a stock award under the 2005 Plan consisting of shares of common stock will realize ordinary income in the year of the award in an amount equal to the fair market value of the shares of common stock covered by the award on the date it is made, and we will be entitled to a deduction equal to the amount the employee is required to treat as ordinary income. An employee who receives a cash award will realize ordinary income in the year the award is paid equal to the amount thereof, and the amount of the cash will be deductible by us.

When a non-qualified stock option granted pursuant to the 2005 Plan is exercised, the employee will realize ordinary income measured by the difference between the aggregate purchase price of the shares of common stock as to which the option is exercised and the aggregate fair market value of shares of the common stock on the exercise date, and we will be entitled to a deduction in the year the option is exercised equal to the amount the employee is required to treat as ordinary income.

Options that qualify as incentive stock options are entitled to special tax treatment. Under existing federal income tax law, if shares purchased pursuant to the exercise of such an option are not disposed of by the optionee within two years from the date of granting of the option or within one year after the transfer of the shares to the optionee, whichever is longer, then (i) no income will be recognized to the optionee upon the exercise of the option; (ii) any gain or loss will be recognized to the optionee only upon ultimate disposition of the shares and, assuming the shares constitute capital assets in the optionee’s hands, will be treated as long-term capital gain or loss; (iii) the optionee’s basis in the shares purchased will be equal to the amount of cash paid for such shares; and (iv) we will not be entitled to a federal income tax deduction in connection with the exercise of the option. We understand that the difference between the option price and the fair market value of the shares acquired upon exercise of an incentive stock option will be treated as an “item of tax preference” for purposes of the alternative minimum tax. In addition, incentive stock options exercised more than three months after termination of employment are treated as non-qualified options.

We further understand that if the optionee disposes of the shares acquired by exercise of an incentive stock option before the expiration of the holding period described above, the optionee must treat as ordinary income in the year of that disposition an amount equal to the difference between the optionee’s basis in the shares and the lesser of the fair market value of the shares on the date of exercise or the selling price. In addition, we will be entitled to a deduction equal to the amount the employee is required to treat as ordinary income.

If the exercise price of an option is paid by surrender of previously owned shares, the basis of the shares surrendered is carried over to the shares received in replacement of the previously owned shares. If the option is a nonstatutory option, the gain recognized on exercise is added to the basis. If the option is an incentive stock option, the optionee will recognize a gain if the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the applicable holding period. This gain will be added to the basis of the shares received in replacement of the previously owned shares.

When a stock appreciation right granted pursuant to the 2005 Plan is exercised, the employee will realize ordinary income in the year the right is exercised equal to the value of the appreciation the employee is entitled to receive pursuant to the formula previously described, and we will be entitled to a deduction in the same year and in the same amount.

The 2005 Plan is intended to enable us to provide certain forms of performance-based compensation to executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Internal Revenue Code. Section 162(m) provides that, subject to certain exceptions, we may not deduct compensation paid to any one of certain executive officers in excess of $1 million in any one year. Section 162(m) excludes certain performance-based compensation from the $1 million limitation.

The discussion set forth above does not purport to be a complete analysis of the potential tax consequences relevant to recipients of options or to us or to describe tax consequences based on particular circumstances. It is based on federal income tax and interpretational authorities as of the date of this proxy statement, which are subject to change at any time.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table summarizes certain information regarding the beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) of our outstanding common stock as of June 30, 2008 (after giving effect to the merger) by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each of our directors, (iii) each of our named executive officers (as defined in Item 402(a)(3) of Regulation S-K under the Securities Act), and (iv) all executive officers and directors as a group. Except as indicated in the footnotes below, the security and stockholders listed below possess sole voting and investment power with respect to their shares.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (#)(1)	Percentage of Common Stock Beneficially Owned (%)(1)
Scott Z. Fields, M.D. (2) 30 Two Bridges Rd., Suite #270 Fairfield, NJ 07004	199,377	*
Scott L. Navins Two River Group Holdings, LLC 689 Fifth Avenue, 14th Floor New York, NY 10022	149,532	*
David M. Tanen (3) Two River Group Holdings, LLC 689 Fifth Avenue, 12th Floor New York, NY 10022	1,458,102	7.15
Peter M. Kash (4) Two River Group Holdings, LLC 689 Fifth Avenue, 12th Floor New York, NY 10022	1,688,987	8.87
Joshua A. Kazam (5) Two River Group Holdings, LLC 689 Fifth Avenue, 12th Floor New York, NY 10022	1,566,686	7.68
Arie S. Belldegrun (6) Two River Group Holdings, LLC 689 Fifth Avenue, 12th Floor New York, NY 10022	186,526	*
Robert I. Falk (7) 507 Belle Meade Blvd. Nashville, TN 37205	195,378	*
Wexford Capital LLC (8) 411 West Putnam Avenue Greenwich, CT 06830	2,005,789	9.82
Clal Finance Management Ltd. (9) c/o Clal Finance Underwriting, Ltd. Bet Rubinstein, 37 Menachem Begin St. Tel Aviv 67137 Israel	1,454,727	7.13
All Executive Officers and Directors as a group (7 persons)	5,564,204	26.81

* represents less than 1%.

(1)
Assumes 20,392,024 shares of our common stock are outstanding. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Act, and includes any shares as to which the security or stockholder has sole or shared voting power or investment power, and also any shares which the security or stockholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the security or stockholder that he, she or it is a direct or indirect beneficial owner of those shares.

(2)
Represents shares issuable upon the exercise of options to purchase shares of our common stock that are exercisable within 60 days of the date hereof. See “Executive Compensation - Employment Agreements, Termination of Employment and Change-in-Control Arrangements.”

(3)
Includes: (i) 1,236 shares of our common stock issuable upon exercise of a five year warrant held by Mr. Tanen exercisable at a price per share of $2.42; and (ii) 149,532 shares of our common stock held by Mr. Tanen’s wife as custodian for the benefit of two of their minor children under the Uniform Gift to Minors Act (UGMA).

(4)
Includes: (i) 2,472 shares of our common stock issuable upon exercise of a five year warrant held by Mr. Kash exercisable at a price per share of $2.42; and (ii) 358,876 shares held by Mr. Kash’s wife as custodian for the benefit of each of their minor children under UGMA; and (iii) 119,626 shares of out common stock held by the Kash Family Irrevocable Trust.

(5)
Includes: (i) 4,946 shares of our common stock issuable upon exercise of a five year warrant held by Mr. Kazam exercisable at a price per share of $2.42; (ii) 332,293 shares of our common stock held by the Kazam Family Trust; (iii) 99,688 shares of our common stock held by Mr. Kazam’s wife as custodian for the benefit of their minor daughter under the UGMA; and (iv) 20,637 shares of our common stock held by the Joshua Kazam Trust, in which Mr. Kazam has a pecuniary interest.

(6)
Includes: (i) 61,916 shares of our common stock held by a trust of which Dr. Belldegrun is a beneficiary; and (ii) 10 year options to purchase 99,688 shares of our common stock at an exercise price equal to $2.42 per share.

(7)
Includes: (i) 49,844 shares of our common stock held by the Falk Family Partners, L.P. a Tennessee limited partnership for which Mr. Falk serves as general partner; and (ii) 4,946 shares of our common stock issuable upon exercise of a five year warrant held by Falk Family Partners. Also includes 10 year options to purchase 49,844 shares of our common stock at an exercise price equal to $2.42 per share.

(8)
Includes: (i) 247,345 shares of our common stock held by Kappa Investors, LLC (“Kappa”); (ii) a five year warrant held by Kappa to purchase 24,734 shares of our common stock that are exercisable at $2.42 per share; and (ii) 1,733,712 shares of our common stock held by Wexford Spectrum Investors LLC, a Delaware limited liability company ("Wexford Spectrum"). Wexford Capital LLC, a Connecticut limited liability company ("Wexford Capital") is a registered Investment Advisor and also serves as an investment advisor or sub-advisor to the members of Kappa and Wexford Spectrum. Mr. Charles E. Davidson is chairman, a managing member and a controlling member of Wexford Capital and Mr. Joseph M. Jacobs is chairman, a managing member and a controlling member of Wexford Capital.

(9)
Includes: (i) 825,578 shares of our common stock held by Clal Insurance Company Ltd. - Profits Participating Policies; (ii) 412,788 shares of our common stock held by Meitavit Atudot Pension Funds Management Company Ltd. (Sapir); (iii) 206,393 shares of our common stock held by Meitavit Atudot Pension Funds Management Company Ltd. (Yahalom); and (iv) 9,968 shares of our common stock held by Clal Finance Underwriting Ltd.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Arno was incorporated in August 2005 by Two River. Dr. Belldegrun, Mr. Kash, Mr. Kazam and Mr. Tanen, each a director and substantial stockholder of Arno, control the managing member of Two River. Mr. Tanen also serves as our Secretary, and Mr. Scott Navins, the Vice President of Finance for Two River, serves as our Treasurer. Additionally, certain employees of Two River, who are also stockholders of Arno, perform substantial operational activity for us, including without limitation, financial, clinical and regulatory activities.

Mr. Kash, Mr. Kazam and Mr. Tanen are also the principals of Riverbank Capital Securities, Inc. (“Riverbank”), a FINRA member broker dealer that acted as placement agent for Old Arno in connection with the June 2008 private placement. Riverbank did not receive any selling commission for its services in connection with the Financing, but received a non-accountable expense allowance of $100,000. Mr. Navins is also the Financial and Operations Principal of Riverbank.

Pursuant to a Consulting Agreement entered into between Arno and Fountainhead Capital Management Limited (“Fountainhead Capital”), we paid a $500,000 consulting fee to Fountainhead Capital upon completion of the merger with Laurier. Fountainhead Capital was a significant stockholder of Laurier at the time of the merger.

WHERE YOU CAN FIND MORE INFORMATION

Federal securities laws require us to file information with the SEC concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, proxy statements and other information with the SEC. You can inspect and copy this information at the Public Reference Facility maintained by the SEC at Judiciary Plaza, 100 F Street, N.E., Washington, D.C. 20549. You can receive additional information about the operation of the SEC’s Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that, like us, file information electronically with the SEC.

VALIDITY OF COMMON STOCK

Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon by Fredrikson & Byron, P.A., Minneapolis, Minnesota.

EXPERTS

The financial statements of Arno Therapeutics, Inc. as of December 31, 2007 and 2006, and for the years then ended, and for the period from August 1, 2005 (date of inception) through December 31, 2007, included in this prospectus, have been included herein in reliance on the report, which includes an explanatory paragraph relating to our ability to continue as a going concern, dated February 27, 2008, of Hays & Company LLP, independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

The balance sheet of Laurier International, Inc. as of December 31, 2007, and the related statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2007 and 2006 and for the period from March 8, 2000 (inception) to December 31, 2007, included in this prospectus, have been included herein in reliance on the report, which includes an explanatory paragraph relating to Laurier’s ability to continue as a going concern, dated February 28, 2008, of Chang G. Park, CPA, certified public accountants, given on the authority of that firm as experts in accounting and auditing.

TRANSFER AGENT

The transfer agent for our common stock is American Stock Transfer & Trust Company, and its address is 40 Wall Street, New York, New York, 10005.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

INDEX TO FINANCIAL STATEMENTS

Arno Therapeutics, Inc. for the years ended December 31, 2007 and 2006
Independent Auditor's Report	F-2
Balance Sheets as of December 31, 2007 and 2006	F-3
Statements of Operations for the years ended December 31, 2007 and 2006 and the period from August 1, 2005 (Inception) through December 31, 2007	F-4
Statement of Changes in Stockholders’ Equity for the period from August 1, 2005 (Inception) through December 31, 2007	F-5
Statements of Cash Flows for the years ended December 31, 2007 and 2006 and the period from August 1, 2005(Inception) through December 31, 2007	F-6
Notes to Financial Statements	F-7

Arno Therapeutics, Inc. for the three months ended March 31, 2008 and 2007 (Unaudited)
Condensed Balance Sheets as of March 31, 2008 and December 31, 2007	F-16
Condensed Statements of Operations for the three months ended March 31, 2008 and 2007 and the period from August 1, 2005 (Inception) through March 31, 2008	F-17
Condensed Statement of Changes in Stockholders’ Equity for the period from August 1, 2005 (Inception) through March 31, 2008	F-18
Condensed Statements of Cash Flows for the three months ended March 31, 2008 and 2007 and the period from August 1, 2005 (Inception) through March 31, 2008	F-19
Notes to Unaudited Condensed Financial Statements	F-20

Laurier International, Inc. for the period from March 8, 2000 (Inception) to December 31, 2007
Report of Independent Registered Public Accounting Firm	F-30
Balance Sheet as of December 31, 2007	F-31
Statements of Operations for the period from March 8, 2000 (Inception) to December 31, 2007	F-32
Statements of Changes in Stockholders’ Equity for the period from March 8, 2000 (Inception) to December 31, 2007	F-33
Statements of Cash Flows for the period from March 8, 2000 (Inception) to December 31, 2007	F-34
Notes to Financial Statements	F-35

Laurier International, Inc. for the three months ended March 31, 2008 (Unaudited)
Condensed Balance Sheets as of March 31, 2008 and December 31, 2007	F-41
Condensed Consolidated Statements of Operations for the three months ended March 31, 2008 and for the period from March 8, 2000 (Inception) to March 31, 2008	F-42
Consolidated Statements of Cash Flows for the three months ended March 31, 2008 and for the period from March 8, 2000 (Inception) to March 31, 2008	F-43
Notes to Unaudited Condensed Consolidated Financial Statements	F-44

To the Stockholders of
Arno Therapeutics, Inc.

INDEPENDENT AUDITOR'S REPORT

We have audited the accompanying balance sheets of Arno Therapeutics, Inc. (a development stage company) (the “Company”) as of December 31, 2007 and 2006 and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended and the period from August 1, 2005 (inception) to December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Arno Therapeutics, Inc. (a development stage company) as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended and for the period from to August 1, 2005 (inception) to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in its development stage, has not generated any revenues and has incurred recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Hays & Company LLP

February 27, 2008
New York, New York

ARNO THERAPEUTICS, INC.
(a development stage company)

BALANCE SHEETS

	December 31,
	2007	2006
ASSETS

Current assets
Cash and cash equivalents	$1,646,243	$18,201
Deposits	12,165	-
Prepaid expenses	74,092	18,275
Total Current assets	1,732,500	36,476
Deferred financing fees, net of accumulated amortization of $11,459	13,541	-
Property and equipment, net of accumulated depreciation of $1,650	38,193	-

Intangible assets	-	85,125
Total assets	$1,784,234	$121,601

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$1,231,653	$27,794
Due to related party	583	350,000

Total current liabilities	1,232,236	377,794

Convertible notes and accrued interest payable	4,179,588	100,000
Total liabilities	5,411,824	477,794
Commitments and contingencies (Notes 3, 5, 6, 7, 8, 9 and 10)

Stockholders' equity (deficiency)
Preferred stock, $0.001 par value; 5,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.001 par value; 25,000,000 shares authorized, 5,000,000 issued and outstanding	5,000	5,000
Additional paid-in capital	98,000	9,700
Deficit accumulated during the development stage	(3,730,590)	(370,893)
Total stockholders' deficiency	(3,627,590)	(356,193)
Total liabilities and stockholders' deficiency	$1,784,234	$121,601

The accompanying notes are an integral part of these financial statements.

ARNO THERAPEUTICS, INC.
(a development stage company)

STATEMENTS OF OPERATIONS

			Period from August 1, 2005 (inception) through
	Year ended December 31,		December 31,
	2007	2006	2007
Operating expenses
Research and development	$2,899,264	$365,833	$3,265,097
General and administrative	360,349	5,060	365,409

Loss from operations	(3,259,613)	(370,893)	(3,630,506)

Interest income	123,962	-	123,962
Interest expense	(224,046)	-	(224,046)

Net loss	$(3,359,697)	$(370,893)	$(3,730,590)

Basic and diluted loss per share	$(0.67)	$(0.07)	$(0.75)

Weighted-average common shares outstanding	5,000,000	5,000,000	5,000,000

The accompanying notes are an integral part of these financial statements.

ARNO THERAPEUTICS, INC.
(a development stage company)

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

PERIOD FROM AUGUST 1, 2005 (INCEPTION)
TO DECEMBER 31, 2007

				Deficit
				accumulated
				during the
	Common stock		Additional	development
	Shares	Amount	paid-in capital	stage	Total
Issuance of common stock to founders at $0.001 per share	5,000,000	$5,000	$-	$-	$5,000
Net loss, period from August 1, 2005 (inception) through December 31, 2005	-	-	-	-	-
Balance, December 31, 2005	5,000,000	5,000	-	-	5,000
Issuance of stock options for services at $0.25	-	-	9,700	-	9,700
Net loss, year ended December 31, 2006	-	-	-	(370,893)	(370,893)
Balance, December 31, 2006	5,000,000	5,000	9,700	(370,893)	(356,193)
Issuance of stock options for services at $2.00	-	-	88,300	-	88,300
Net loss, year ended December 31, 2007	-	-	-	(3,359,697)	(3,359,697)
Balance, December 31, 2007	5,000,000	$5,000	$98,000	$(3,730,590)	$(3,627,590)

The accompanying notes are an integral part of these financial statements.

ARNO THERAPEUTICS, INC.
(a development stage company)

STATEMENTS OF CASH FLOWS

			Period from August 1, 2005 (inception) through
	Year ended December 31,		December 31,
	2007	2006	2007
Cash flows from operating activities
Net loss	$(3,359,697)	$(370,893)	$(3,730,590)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	13,109	-	13,109
Stock based compensation	88,300	9,700	98,000
Write-off of intangible assets	85,125	-	85,125

Changes in operating assets and liabilities
Increase in deposits	(12,165)	-	(12,165)
Increase in prepaid expenses	(55,817)	(18,275)	(74,092)
Increase in accounts payable and accrued expenses	1,203,859	27,794	1,231,653
Increase in due to related party	583	-	583
Increase in accrued interest - notes payable	212,588	-	212,588

Net cash used in operating activities	(1,824,115)	(351,674)	(2,175,789)

Cash flows from investing activities
Purchase of property and equipment	(39,843)	-	(39,843)
Cash paid for intangible assets	-	(85,125)	(85,125)
Proceeds from related party advance	175,000	350,000	525,000
Repayment of related party advance	(525,000)	-	(525,000)

Net cash used in investing activities	(389,843)	264,875	(124,968)

Cash flows from financing activities
Deferred financing fees paid	(25,000)	-	(25,000)
Proceeds from sale of common stock	-	5,000	5,000
Proceeds from sale of convertible notes payable	3,867,000	100,000	3,967,000

Net cash provided by financing activities	3,842,000	105,000	3,947,000

Net increase in cash and cash equivalents	1,628,042	18,201	1,646,243

Cash and cash equivalents, beginning of period	18,201	-	-

Cash and cash equivalents, end of period	$1,646,243	$18,201	$1,646,243

Supplemental disclosure of cash flow information
Interest paid	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

ARNO THERAPEUTICS, INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

PERIOD FROM AUGUST 1, 2005 (INCEPTION)
TO DECEMBER 31, 2007

Note 1	Organization and business activities

The Company

Arno Therapeutics, Inc. (the “Company”), a Delaware corporation, was incorporated on August 1, 2005. The Company is a biotechnology company that is initially focusing its efforts on developing, testing and commercializing its lead compound, AR-67, as a novel therapeutic for the treatment of cancer. Additionally, as discussed in Note 11, the Company has begun development of two newly licensed compounds, AR-42 and AR-12.

The Company’s primary activities since incorporation have been organizational; including recruiting personnel, establishing office facilities, acquiring a license to develop each of the Company's technologies, performing business and financial planning, conducting research and development activities and raising capital and have not generated any revenues. Accordingly, the Company is considered to be in the development stage.

Going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred a significant working capital deficiency and recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans with regard to this uncertainty are discussed below.

On February 12, 2008, the Company entered into a Confidential Term Sheet with Laurier International, Inc., a Delaware corporation (“Laurier”) pursuant to which the Company will enter into an Agreement and Plan of Merger with Laurier and its wholly-owned subsidiary, Laurier Acquisition, Inc., also a Delaware corporation, pursuant to which Laurier Acquisition, Inc. shall be merged with and into the Company (the “Merger”), the separate corporate existence of Laurier Acquisition, Inc. shall cease and the Company shall continue as the surviving corporation and shall become a wholly-owned subsidiary of Laurier. Laurier is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and is publicly traded on the OTC Bulletin Board. Laurier does not operate any business.

As a condition to the closing of the Merger, the Company must obtain gross proceeds from an equity financing equal to at least $12,500,000 (the “Financing”). Upon the closing of the Financing, the outstanding balance of the Notes (as defined in Note 5) will automatically convert into shares of the Company’s common stock. The Company expects to use the proceeds from the Financing to satisfy its current outstanding obligations, including obligations under the Notes and to provide sufficient funds in order to continue its business plan over the next year or more. Management can provide no assurances that the Company will be able to raise sufficient funds in order to complete the Merger or satisfy its current outstanding obligations. The accompanying financial statements do not include any adjustments that might result from this uncertainty.

At the effective time of the Merger, each of the Company’s then issued and outstanding shares of common stock, including shares purchased in the Financing, will be exchanged for shares of Laurier common stock, $0.0001 par value per share, so that, after giving effect to the Merger, the holders of the Company’s common stock on a fully-diluted basis, will hold approximately 95% of the issued and outstanding shares of Laurier common stock and the holders of Laurier common stock immediately prior to the Merger shall hold approximately 5% of the outstanding shares of Laurier common stock on a fully-diluted basis. All outstanding warrants, options and other rights to purchase or acquire shares of the Company’s common stock outstanding immediately prior to the Merger shall convert into the right to purchase that number of shares of Laurier common stock at the same exchange ratio used in connection with the exchange of shares of the Company's common stock for shares of common stock of Laurier in the Merger at adjusted exercise prices.

ARNO THERAPEUTICS, INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

PERIOD FROM AUGUST 1, 2005 (INCEPTION)
TO DECEMBER 31, 2007

Upon completion of the Merger, Laurier will adopt and continue implementing the Company’s business plan. Further, upon completion of the Merger, the current officers and directors of Laurier will resign and the current officers and directors of the Company will be appointed officers and directors of Laurier. For accounting purposes, the Merger will be accounted for as an acquisition of Laurier and recapitalization of the Company with the Company as the accounting acquirer (legal acquiree) and Laurier as the accounting acquiree (legal acquirer). Also at the effective date of the Merger, the Company will pay to Fountainhead Capital Partners Limited (“Fountainhead”) a consulting fee of $500,000 for their work in connection with the Merger. Fountainhead holds approximately 82.4% of Laurier’s issued and outstanding common stock.

As a result of the Merger, the Company expects to incur increased operating costs primarily related to public company regulatory compliance.

Note 2	Significant accounting policies

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Cash and cash equivalents

For purposes of the statements of cash flows, cash equivalents include time deposits, money market accounts, and all highly liquid debt instruments with original maturities of three months or less. The Company maintains cash in bank deposit accounts which, at times, exceeds federally insured limits. The Company has not experienced any losses on these accounts.

Property and equipment

Property and equipment, which consists principally of office furniture, computer and related equipment, are stated at cost. Maintenance and repairs are charged to expense as incurred. Additions, improvements and replacements are capitalized.

Depreciation of property and equipment, including leasehold improvements, is provided for by the straight line method over the estimated useful lives of the related assets.

Impairment of long lived assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An asset is considered to be impaired when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. The amount of impairment loss, if any, is measured as the difference between the net book value of the asset and its estimated fair value.

Research and development costs

Research and development costs are expensed as incurred. Clinical trial costs incurred by third parties are expensed as the contracted work is performed. Where contingent milestone payments are due to third parties under research and development arrangements, the milestone payment obligations are expensed when the milestone results are achieved. Costs related to the acquisition of technology rights and patents for which development work is still in process are expensed as incurred and considered a component of research and development costs.

ARNO THERAPEUTICS, INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

PERIOD FROM AUGUST 1, 2005 (INCEPTION)
TO DECEMBER 31, 2007

Income taxes

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes, deferred tax assets and liabilities are recognized based on temporary differences between the financial statement and the tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these assets and liabilities are expected to be recovered or settled. The Company provides a valuation allowance when it appears more likely than not that some or all of the net deferred tax assets will not be realized.

Share based payments

Effective August 2005, the Company adopted SFAS No. 123(R), Share-Based Payment. SFAS No. 123(R) requires the recognition of stock-based compensation expense in the financial statements. The terms and vesting schedules for share-based awards vary by type of grant and the employment status of the grantee. Generally, the awards vest based upon time-based or performance-based conditions. Performance-based vesting conditions generally include the attainment of goals related to the Company’s financial and development performance.

Deferred financing fees

Fees associated with obtaining long-term financing have been deferred and are being amortized to interest expense over the term of the related debt.

Loss per Common Share

The Company calculates loss per share in accordance with SFAS No. 128, Earnings per Share. Basic loss per share is computed by dividing the loss available to common shareholders by the weighted-average number of common shares outstanding. Diluted loss per share is computed similarly to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

For all periods presented, potentially dilutive securities are excluded from the computation of fully diluted loss per share as their effect is anti-dilutive.

Potentially dilutive securities include:

	December 31, 2007	December 31, 2006
Warrants to purchase common stock	-	-
Options to purchase common stock	345,000.00	75,000.00
Total potentially dilutive securities	345,000.00	75,000.00

Note 3	License agreement

In October 2006, the Company entered into a license agreement (the “Pitt License Agreement”) with the University of Pittsburgh to acquire the rights to develop and commercialize AR-67 and its analogs, believed to have use in the treatment of, but not limited to, cancer.

During 2006, an initial license fee of $350,000 was paid to the licensor and was charged to research and development expense. Pursuant to the terms of the Pitt License Agreement, the Company is obligated to make additional milestone payments based on the occurrence of certain events. No such milestone payments are required as of December 31, 2007. The total amount of all potential future clinical, regulatory and commercial milestone payments as of December 31, 2007 are $4,000,000, of which $1,500,000 is payable following the acceptance by the United States Food and Drug Administration ("FDA") of the first New Drug Application (“NDA”) for AR-67 and $2,500,000 upon FDA approval of the first NDA for the licensed technology.

ARNO THERAPEUTICS, INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

PERIOD FROM AUGUST 1, 2005 (INCEPTION)
TO DECEMBER 31, 2007

Under the Pitt License Agreement, the Company is also obligated to pay the licensor annual maintenance fees and royalty payments based on sales of licensed products, as defined.

Note 4	Stockholders' equity

In August 2005, the Company issued 5,000,000 shares of common stock to its founders for $5,000 or $0.001 per share.

Note 5	Convertible notes payable

During February 2007, the Company completed a private placement offering of 6% convertible promissory notes (the “Notes”) in the aggregate principal amount of $3,967,000, which mature on February 9, 2009.

The Notes are unsecured obligations convertible into the Company’s common stock. Interest on the Notes accrues at 6% per year and is payable in full on maturity. The Notes mandatorily convert upon the closing of the Company's next equity financing (“Subsequent Financing”) in which the Company sells newly-issued shares of its equity securities or securities convertible into equity securities, of one or more series (the “Equity Securities”) for cash proceeds of $5,000,000 or more. At conversion, the outstanding principal and accrued but unpaid interest shall automatically convert into validly issued, fully paid and non-assessable Equity Securities of the same kind issued in the Subsequent Financing at a conversion price equal to 90% of the per share or unit purchase price of the Subsequent Financing.

In addition, upon conversion, the Company shall issue warrants entitling the holder to purchase, for a period of five years from the effective date of the conversion, a number of shares of common stock of the Company computed by dividing 10% of the principal amount of the Note plus any unpaid accrued interest by either (a) the price per share paid by investors in the Subsequent Financing or (b) if a Subsequent Financing does not occur on or before the maturity date, the price per share paid by the most recent investor in the common stock of the Company.

At December 31, 2007, $212,588 in interest has been accrued on the Notes.

Note 6	Stock based compensation

In 2005, the Company established a stock option plan (the “Plan”) under which incentives may be granted to officers, employees, directors, consultants and advisors. Incentives under the Plan may be granted in any one or a combination of the following forms: (a) incentive stock options and non-statutory stock options; (b) stock appreciation rights; (c) stock awards; (d) restricted stock; and (e) performance shares. The number of shares of common stock, which may be issued under the Plan, shall not exceed 1,500,000. During the period from August 1, 2005 (inception) through December 31, 2007, the Company granted a total of 345,000 stock options to employees and advisors with exercise prices ranging from $0.25 per share to $2.00 per share.

The stock-based compensation expense in connection with stock option grants amounted to $98,000 for the period from August 1, 2005 (inception) through December 31, 2007 of which $58,600 is included in research and development costs and $39,400 is included in general and administrative expense.

ARNO THERAPEUTICS, INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

PERIOD FROM AUGUST 1, 2005 (INCEPTION)
TO DECEMBER 31, 2007

The fair value of each stock option granted has been determined using the Black-Scholes Option Pricing model. The material factors incorporated in the Black-Scholes Option Pricing model in estimating the value of the options are reflected in the following table:

Risk-free interest rate	4.23% - 4.85%

Volatility	62.67% - 67.88%

Estimated life in years	4-6 years

Dividends paid	None

A summary of option activity under the Plan since inception is as follows:

Options	Shares	Weighted- Average Exercise Price

2006

Options granted	75,000	$0.25

Options exercised	-	$-

2007

Options granted	270,000	$2.00

Options exercised	-	$-

Outstanding at December 31, 2007	345,000	$1.62

Exercisable at December 31, 2007	75,000	$0.25

As of December 31, 2007, the aggregate fair value of stock options outstanding was $352,900, with a weighted-average remaining term of eight years. The aggregate fair value of stock options exercisable at that same date was $9,700, with a weighted-average remaining term of four years. As of December 31, 2007, the Company has 1,155,000 shares available for future stock option grants.

As of December 31, 2007, total compensation expense not yet recognized related to stock option grants amounted to $254,900, which will be recognized over the next four years.

ARNO THERAPEUTICS, INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

PERIOD FROM AUGUST 1, 2005 (INCEPTION)
TO DECEMBER 31, 2007

Note 7	Pension plan

On October 1, 2007, the Company established a defined contribution 401(k) plan (the “401(k) Plan”) for the benefit of its employees. Substantially all of the employees of the Company are eligible to participate in the 401(k) Plan which permits employees to make voluntary contributions up to the dollar limit allowed under the Internal Revenue Code. The 401(k) Plan also provides for matching contributions by the Company of up to a combined total of 3% of an employee’s eligible annual compensation, as defined. The Company has recorded $2,198 of matching contributions for the year ended December 31, 2007.

Note 8	Related parties

From time-to-time, some of the Company’s expenses are paid for by Two River Group Holdings, LLC, (“Two River”), an entity that is partially controlled by several of the Company's founders. The Company reimburses Two River for these expenses and no interest is charged on the outstanding balance. For the year ended December 31, 2007 and 2006, reimbursable expenses amounted to $82,976 and $350,000, respectively, of which $583 is unpaid at December 31, 2007.

During 2006 and 2007, Two River advanced a total of $525,000 to the Company on a short-term basis in order for it to execute the Pitt License Agreement and make the initial license fee payment. The Company repaid this amount to Two River, without interest, out of proceeds from the Notes.

The Company utilized the services of Riverbank Capital Securities, Inc. (“Riverbank"), a company owned by several of the Company's founders, for investment banking and other investment advisory services in connection with the Company's private placement of the Notes. Riverbank charged the Company a $25,000 non-accountable expense allowance and no brokerage fees or commissions in connection with the private placement.

The financial condition and result of operations of the Company, as reported, are not necessarily indicative of the results that would have been reported had the Company operated completely independently.

Note 9	Income taxes

At December 31, 2007, the Company had no federal income tax expense or benefit but did have federal tax net operating loss carry-forwards of approximately $3,479,000. The federal net operating loss carry-forwards will begin to expire in 2026, unless previously utilized. Pursuant to Internal Revenue Code Sections 382 and 383, use of the Company’s net operating loss carry-forwards may be limited if a cumulative change in ownership of more than 50% occurs within a three-year period. No assessment has been made as to whether such a change in ownership has occurred. The Company incurred approximately $729 of statutory state tax expense for the year ended December 31, 2007.

ARNO THERAPEUTICS, INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

PERIOD FROM AUGUST 1, 2005 (INCEPTION)
TO DECEMBER 31, 2007

Significant components of the Company’s net deferred tax assets at December 31, 2007 are shown below. A valuation allowance of $1,695,000 has been established to offset the net deferred tax assets at December 31, 2007, as realization of such assets is uncertain.

Noncurrent net operating loss carryforwards	$1,496,000

Noncurrent R&D credit	157,000

Other noncurrent	42,000

Total noncurrent	1,695,000

Other current	-

Total deferred tax assets	1,695,000

Deferred tax asset valuation allowance	(1,695,000)

Net deferred taxes	$-

Note 10	Commitments

During 2007, the Company entered into an operating lease for office space located in Fairfield, New Jersey. The Company is obligated under non-cancelable operating leases for the office space and related office equipment expiring at various dates through 2010. The aggregate minimum future payments under these leases are as follows:

Year ending December 31,

2008	$39,750

2009	55,000

2010	52,000

$146,750

The Company has entered into various contracts with third parties in connection with the development of the licensed technology described in Note 3. The aggregate minimum commitment under these contracts as of December 31, 2007 is $5,237,200.

The Company has also entered into various agreements with third party consultants which expire at various dates through 2008 for which the Company is obligated to pay for services based upon hourly rates or completion of services, as defined.

As of December 31, 2007, the Company has an employment agreement with one key executive expiring in June 2009. The agreement provides for a base salary of $350,000 plus additional incentive compensation, as defined in the employment agreement.

ARNO THERAPEUTICS, INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

PERIOD FROM AUGUST 1, 2005 (INCEPTION)
TO DECEMBER 31, 2007

Future minimum commitments under the agreement as of December 31, 2007 are as follows:

Year ending December 31,

2008	355,000

2009	183,333
$538,333

In the normal course of business, the Company enters into contracts that contain a variety of indemnification obligations to its employees, licensors, suppliers and service providers. Further, the Company indemnifies its directors and officers who are, or were, serving at the Company’s request in such capacities. The Company’s maximum exposure under these arrangements is unknown as of December 31, 2007. The Company does not anticipate recognizing any significant losses relating to these arrangements.

Note 11	Subsequent events

On January 3, 2008, the Company entered into an exclusive, worldwide, royalty bearing license agreement (the “AR-12 License Agreement") with the Ohio State University Research Foundation (“OSU”), which agreement includes the right to grant sublicenses, for the rights to intellectual property and know-how relating to AR-12, a small molecule with cancer-fighting properties, for all therapeutic uses.

Pursuant to the AR-12 License Agreement, a one-time license fee of $250,000 was paid to OSU during February 2008. In addition, the Company is obligated to make additional milestone payments based on the occurrence of certain events. The total amount of all potential future milestone payments is $5,100,000, of which, $4,000,000 is payable following receipt of regulatory approval of AR-12 in the United States, the European Union or Japan. The Company is also obligated to make a milestone payment in the amount of $1,000,000 upon the first commercial sale of the licensed technology in a second field of use as an anti-infective agent.

Under the AR-12 License Agreement, the Company is also obligated to pay the licensor royalty payments based on sales of the licensed technology, as defined.

On January 9, 2008, the Company entered into an exclusive, worldwide, royalty bearing license agreement (the “AR-42 License Agreement") with OSU, which agreement includes the right to grant sublicenses, for the rights to intellectual property and know-how relating to AR-42, a small molecule considered to have powerful cancer-fighting properties, for all therapeutic uses.

Pursuant to the AR-42 License Agreement, a one-time license fee of $200,000 was paid to OSU during February 2008. In addition, the Company is obligated to make additional milestone payments based on the occurrence of certain events. The total amount of all potential future milestone payments is $5,100,000, of which, $4,000,000 is payable following receipt of regulatory approval of AR-42 in the United States, the European Union or Japan.

Under the AR-42 License Agreement, the Company is also obligated to pay the licensor royalty payments based on sales of the licensed technology, as defined.

In addition, as compensation for their efforts in obtaining the AR-42 and AR-12 License Agreements, the Company may also pay to certain employees of Two River, a cash finder’s fee and issue them warrants to purchase the Company’s common stock exercisable at fair market value.

ARNO THERAPEUTICS, INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

PERIOD FROM AUGUST 1, 2005 (INCEPTION)
TO DECEMBER 31, 2007

On January 31, 2008, the Company signed a letter agreement with an individual to serve as the Company’s Director of Product Development. The letter agreement calls for a base salary equal to $150,000 per year, plus additional incentive compensation.

ARNO THERAPEUTICS, INC.
(a development stage company)

BALANCE SHEET

	March 31,	December 31,
	2008	2007
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$692,518	$1,646,243
Prepaid expenses	63,342	74,092
Total current assets	755,860	1,720,335

Deferred fees, net of accumulated amortization of $42,041 and $11,459	182,959	13,541
Property and equipment, net of accumulated depreciation of $4,048 and $1,650	49,745	38,193
Deposits	12,165	12,165
Total assets	$1,000,729	$1,784,234
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$2,076,410	$1,231,653
Note payable - related party	1,080,000	-
Due to related party	131,844	583
Total current liabilities	3,288,254	1,232,236

Convertible notes and accrued interest payable	4,238,930	4,179,588
Total liabilities	7,527,184	5,411,824
Commitments and contingencies
Stockholders' equity (deficiency)
Preferred stock, $0.001 par value; 5,000,000 shares authorized, none issued or outstanding	-	-
Common stock, $0.001 par value; 25,000,000 shares authorized, 5,000,000 issued and outstanding	5,000	5,000
Additional paid-in capital	897,718	98,000
Deficit accumulated during the development stage	(7,429,173)	(3,730,590)
Total stockholders' deficiency	(6,526,455)	(3,627,590)
Total liabilities and stockholders' deficiency	$1,000,729	$1,784,234

The accompanying notes are an integral part of these financial statements.

ARNO THERAPEUTICS, INC.
(a development stage company)

STATEMENTS OF OPERATIONS
(Unaudited)

			Period from
			August 1, 2005
			(inception)
	Three months ended March 31,		through
	2008	2007	March 31, 2008
Operating expenses
Research and development	$3,187,182	$210,797	$6,452,279
General and administrative	432,264	58,027	797,673

Loss from operations	(3,619,446)	(268,824)	(7,249,952)

Interest income	10,788	11,550	134,750
Interest expense	(89,925)	(35,341)	(313,971)

Net loss	$(3,698,583)	$(292,615)	$(7,429,173)

The accompanying notes are an integral part of these financial statements.

ARNO THERAPEUTICS, INC.
(a development stage company)

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

PERIOD FROM AUGUST 1, 2005 (INCEPTION)
TO MARCH 31, 2008
(Unaudited)

	Common stock		Additional paid-in	Deficit accumulated during the development
	Shares	Amount	capital	stage	Total
Issuance of common stock to founders at $0.001 per share	5,000,000	$5,000	$-	$-	$5,000

Issuance of stock options for services	-	-	98,000	-	98,000

Net loss, period from August 1, 2005 (inception) through December 31, 2007	-	-	-	(3,730,590)	(3,730,590)

Balance, December 31, 2007	5,000,000	5,000	98,000	(3,730,590)	(3,627,590)

Issuance of stock options for services	-	-	319,318	-	319,318

Issuance of warrants for services	-	-	480,400	-	480,400

Net loss, for the three months ended March 31, 2008	-	-	-	(3,698,583)	(3,698,583)

Balance, March 31, 2008	5,000,000	$5,000	$897,718	$(7,429,173)	$(6,526,455)

The accompanying notes are an integral part of these financial statements.

ARNO THERAPEUTICS, INC.
(a development stage company)

STATEMENTS OF CASH FLOWS
(Unaudited)

			Period from
			August 1, 2005
			(inception)
	Three months ended March 31,		through
	2008	2007	March 31, 2008
Cash flows from operating activities
Net loss	$(3,698,583)	$(292,615)	$(7,429,173)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	32,981	2,083	46,089
Stock based compensation	799,718	-	897,718
Write-off of intangible assets	-	-	85,125

Changes in operating assets and liabilities
Increase in deposits	-	-	(12,165)
Decrease (increase) in prepaid expenses	10,749	5,482	(63,342)
Increase (decrease) in accounts payable and accrued expenses	844,757	(16,224)	2,076,410
Increase in accrued interest - convertible notes	59,342	33,258	271,930
Increase in due to related party	31,261	47,613	31,844

Net cash used in operating activities	(1,919,775)	(220,403)	(4,095,564)

Cash flows from investing activities
Purchase of property and equipment	(13,950)	-	(53,793)
Cash paid for intangible assets	-	(14,993)	(85,125)
Proceeds from related party advance	-	-	525,000
Repayment of related party advance	-	(350,000)	(525,000)

Net cash used in investing activities	(13,950)	(364,993)	(138,918)

Cash flows from financing activities
Deferred fees paid	(20,000)	(25,000)	(45,000)
Proceeds from issuance of common stock	-	-	5,000
Proceeds from issuance of note payable - related party	1,000,000	-	1,000,000
Proceeds from issuance of convertible notes payable	-	3,867,000	3,967,000

Net cash provided by financing activities	980,000	3,842,000	4,927,000

Net (decrease) increase in cash and cash equivalents	(953,725)	3,256,604	692,518

Cash and cash equivalents, beginning of period	1,646,243	18,201	-

Cash and cash equivalents, end of period	$692,518	$3,274,805	$692,518

Supplemental disclosure of cash flow information
Interest paid	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

ARNO THERAPEUTICS, INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

PERIOD FROM AUGUST 1, 2005 (INCEPTION)
TO MARCH 31, 2008
(Unaudited)

1	Organization and business activities

The Company

Arno Therapeutics, Inc. (the “Company”), a Delaware corporation, was incorporated on August 1, 2005. The Company is a biotechnology company that is initially focusing its efforts on developing, testing and commercializing its lead compound, AR-67, as a novel therapeutic for the treatment of cancer. Additionally, as discussed in Note 3, the Company has begun development of two newly licensed compounds, AR-42 and AR-12.

The Company’s primary activities since incorporation have been organizational; including recruiting personnel, establishing office facilities, acquiring a license to develop each of the Company's technologies, performing business and financial planning, conducting research and development activities and raising capital and have not generated any revenues. Accordingly, the Company is considered to be in the development stage.

Going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has a significant working capital deficiency and has incurred recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans with regard to this uncertainty are discussed below.

On March 5, 2008, the Company entered into an Agreement and Plan of Merger with Laurier International, Inc., a Delaware corporation (“Laurier”) and its wholly-owned subsidiary, Laurier Acquisition, Inc., also a Delaware corporation, pursuant to which Laurier Acquisition, Inc. shall be merged with and into the Company (the “Merger”), the separate corporate existence of Laurier Acquisition, Inc. shall cease and the Company shall continue as the surviving corporation and shall become a wholly-owned subsidiary of Laurier. Laurier is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and is publicly traded on the OTC Bulletin Board. Laurier does not operate any business.

As a condition to the closing of the Merger, the Company must obtain gross proceeds from an equity-financing equal to at least $12,500,000 (the “Financing”). Upon the closing of the Financing, the outstanding balance of the Notes (as defined in Note 5) will automatically convert into shares of the Company’s common stock. The Company expects to use the proceeds from the Financing to satisfy its current outstanding obligations, including obligations under the Notes, the Promissory Note (as defined in Note 6) and to provide sufficient funds in order to continue its business plan over the next year or more. Management can provide no assurances that the Company will be able to raise sufficient funds in order to complete the Merger or satisfy its current outstanding obligations. The accompanying financial statements do not include any adjustments that might result from this uncertainty.

ARNO THERAPEUTICS, INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

PERIOD FROM AUGUST 1, 2005 (INCEPTION)
TO MARCH 31, 2008
(Unaudited)

At the effective time of the Merger, each of the Company’s then issued and outstanding shares of common stock, including shares purchased in the Financing, will be exchanged for shares of Laurier common stock, $0.0001 par value per share, so that, after giving effect to the Merger, the holders of the Company’s common stock on a fully-diluted basis, will hold approximately 95% of the issued and outstanding shares of Laurier common stock and the holders of Laurier common stock immediately prior to the Merger shall hold approximately 5% of the outstanding shares of Laurier common stock on a fully-diluted basis. All outstanding warrants, options and other rights to purchase or acquire shares of the Company’s common stock outstanding immediately prior to the Merger shall convert into the right to purchase that number of shares of Laurier common stock at the same exchange ratio used in connection with the exchange of shares of the Company's common stock for shares of common stock of Laurier in the Merger at adjusted exercise prices.

Upon completion of the Merger, Laurier will adopt and continue implementing the Company’s business plan. Further, upon completion of the Merger, the current officers and directors of Laurier will resign and the current officers and directors of the Company will be appointed officers and directors of Laurier. For accounting purposes, the Merger will be accounted for as an acquisition of Laurier and recapitalization of the Company with the Company as the accounting acquirer (legal acquiree) and Laurier as the accounting acquiree (legal acquirer). Also at the effective date of the Merger, the Company will pay to Fountainhead Capital Partners Limited (“Fountainhead”) a consulting fee of $500,000 for their work in connection with the Merger. Fountainhead holds approximately 82.4% of Laurier’s issued and outstanding common stock.

As a result of the Merger, the Company expects to incur increased operating costs primarily related to public company regulatory compliance.

2	Significant accounting policies

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting periods. Accordingly, actual results could differ from those estimates.

Cash and cash equivalents

For purposes of the statements of cash flows, cash equivalents include time deposits, money market accounts, and all highly liquid debt instruments with original maturities of three months or less. The Company maintains cash in bank deposit accounts, which, at times, exceeds federally insured limits. The Company has not experienced any losses on these accounts.

ARNO THERAPEUTICS, INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

PERIOD FROM AUGUST 1, 2005 (INCEPTION)
TO MARCH 31, 2008
(Unaudited)

Property and equipment

Property and equipment, which consists principally of office furniture, computer and related equipment, are stated at cost. Maintenance and repairs are charged to expense as incurred. Additions, improvements and replacements are capitalized.

Depreciation of property and equipment, including leasehold improvements, is provided for by the straight-line method over the estimated useful lives of the related assets.

Impairment of long-lived assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An asset is considered impaired when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. The amount of impairment loss, if any, is measured as the difference between the net book value of the asset and its estimated fair value.

Research and development costs

Research and development costs are expensed as incurred. Clinical trial costs incurred by third parties are expensed as the contracted work is performed. Where contingent milestone payments are due to third parties under research and development arrangements, the milestone payment obligations are expensed when the milestone results are achieved. Costs related to the acquisition of technology rights and patents for which development work is still in process are expensed as incurred and considered a component of research and development expense.

Income taxes

In accordance with Statement of Financial Accounting Standards (“SFAS”), No. 109, Accounting for Income Taxes, deferred tax assets and liabilities are recognized based on temporary differences between the financial statement and the tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these assets and liabilities are expected to be recovered or settled. The Company provides a valuation allowance when it appears more likely than not that some or all of the net deferred tax assets will not be realized.

Share based payments

The Company accounts for its share based payments in accordance with Statement of Financial Accounting Standards No. 123R, Share-Based Payment, (“SFAS 123R”). SFAS 123R requires the recognition of stock-based compensation expense in the financial statements. The terms and vesting schedules for share-based awards vary by type of grant and the employment status of the grantee. Generally, the awards vest based upon time-based or performance-based conditions. Performance-based vesting conditions generally include the attainment of goals related to the Company’s financial and development performance.

Deferred fees

Fees associated with obtaining long and short-term debt financing have been deferred and are being amortized to interest expense over the expected term of the related debt. Fees directly related with the Financing are capitalized and will be charged to stockholders’ equity upon completion of the Financing.

ARNO THERAPEUTICS, INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

PERIOD FROM AUGUST 1, 2005 (INCEPTION)
TO MARCH 31, 2008
(Unaudited)

3	License agreements

Pitt license agreement

In October 2006, the Company entered into an exclusive, worldwide, royalty bearing license agreement (the “Pitt License Agreement”) with the University of Pittsburgh to acquire the rights to develop and commercialize AR-67 and its analogs, believed to have use in the treatment of, but not limited to, cancer.

During 2006, a one-time fee of $350,000 was paid to the licensor and was charged to research and development expense. Pursuant to the terms of the Pitt License Agreement, the Company is obligated to make additional milestone payments based on the occurrence of certain events. No such milestone payments are required as of March 31, 2008. The total amount of all potential future clinical, regulatory and commercial milestone payments as of March 31, 2008 are $4,000,000, of which $1,500,000 is payable following the acceptance by the United States Food and Drug Administration ("FDA") of the first New Drug Application (“NDA”) for AR-67 and $2,500,000 upon FDA approval of the first NDA for AR-67.

Under the Pitt License Agreement, the Company is also obligated to pay the licensor annual maintenance fees and royalty payments based on sales of licensed products, as defined.

AR-12 license agreement

On January 3, 2008, the Company entered into an exclusive, worldwide, royalty bearing license agreement (the “AR-12 License Agreement") with the Ohio State University Research Foundation (“OSU”), which agreement includes the right to grant sublicenses, for the rights to intellectual property and know-how relating to AR-12, a small molecule with cancer-fighting properties, for all therapeutic uses.

Pursuant to the AR-12 License Agreement, a one-time license fee of $250,000 was paid to OSU during February 2008 and charged to research and development expense. In addition, the Company is obligated to make additional milestone payments based on the occurrence of certain events. The total amount of all potential future milestone payments is $5,100,000, of which, $4,000,000 is payable following receipt of regulatory approval of AR-12 in the United States, the European Union or Japan. The Company is also obligated to make a milestone payment in the amount of $1,000,000 upon the first commercial sale of the licensed technology in a second field of use as an anti-infective agent.

Under the AR-12 License Agreement, the Company is also obligated to pay OSU royalty payments based on sales of the licensed technology, as defined.

AR-42 license agreement

On January 9, 2008, the Company entered into an exclusive, worldwide, royalty bearing license agreement (the “AR-42 License Agreement") with OSU, which agreement includes the right to grant sublicenses, for the rights to intellectual property and know-how relating to AR-42, a small molecule considered to have powerful cancer-fighting properties, for all therapeutic uses.

ARNO THERAPEUTICS, INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

PERIOD FROM AUGUST 1, 2005 (INCEPTION)
TO MARCH 31, 2008
(Unaudited)

Pursuant to the AR-42 License Agreement, a one-time license fee of $200,000 was paid to OSU during February 2008 and charged to research and development expense. In addition, the Company is obligated to make additional milestone payments based on the occurrence of certain events. The total amount of all potential future milestone payments is $5,100,000, of which, $4,000,000 is payable following receipt of regulatory approval of AR-42 in the United States, the European Union or Japan.

Under the AR-42 License Agreement, the Company is also obligated to pay OSU royalty payments based on sales of the licensed technology, as defined.

As consideration for the performance of consulting and due diligence efforts related to the AR-12 and AR-42 licensing agreements, the Company will pay $200,000 and has granted fully vested warrants to purchase 150,000 shares of its common stock to certain consultants and related parties. The exercise price of the warrants will be equal to the price per share of common stock sold in the Financing. The warrants were valued at $480,400 using the Black-Scholes option-pricing model and the following assumptions: exercise price $4.83, a 3.27% risk-free interest rate, 5-year contractual term, dividend rate of 0%, and 80.8% expected volatility. Of the total warrants granted, 120,000 with an aggregate value of $384,320 were granted to employees of Two River Group Holdings, LLC (“Two River”), a related party as discussed in Note 9. The remaining warrants were granted to outside consultants.

4	Stockholders' equity

In August 2005, the Company issued 5,000,000 shares of common stock to its founders for $5,000 or $0.001 per share.

5	Convertible notes payable

During February 2007, the Company completed a private placement offering of 6% convertible promissory notes (the “Notes”) in the aggregate principal amount of $3,967,000, which matures on February 9, 2009.

The Notes are unsecured obligations convertible into the Company’s common stock. Interest on the Notes accrues at 6% per year and is payable in full on maturity. The Notes mandatorily convert upon the closing of the Company's next equity financing (“Subsequent Financing”) in which the Company sells newly-issued shares of its equity securities or securities convertible into equity securities, of one or more series (the “Equity Securities”) for cash proceeds of $5,000,000 or more. At conversion, the outstanding principal and accrued but unpaid interest shall automatically convert into validly issued, fully paid and non-assessable Equity Securities of the same kind issued in the Subsequent Financing at a conversion price equal to 90% of the per share or unit purchase price of the Subsequent Financing.

In addition, upon conversion, the Company shall issue warrants entitling the holder to purchase, for a period of five years from the effective date of the conversion, a number of shares of common stock of the Company computed by dividing 10% of the principal amount of the Notes plus any unpaid accrued interest by either (a) the price per share paid by investors in the Subsequent Financing or (b) if a Subsequent Financing does not occur on or before the maturity date, the price per share paid by the most recent investor in the common stock of the Company.

At March 31, 2008 and December 31, 2007, $271,930 and $212,588 in interest has been accrued on the Notes, respectively.

ARNO THERAPEUTICS, INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

PERIOD FROM AUGUST 1, 2005 (INCEPTION)
TO MARCH 31, 2008
(Unaudited)

6	Note payable - related party

During March 2008, the Company issued an unsecured promissory note to an existing holder of a portion of the Notes for an aggregate amount of $1,000,000 (the “Promissory Note”). The full 8% premium is due upon early prepayment or at maturity on July 3, 2008. Any amount of the Promissory Note that is unpaid on the maturity date will bear interest at 18% per year.

The Company also paid a 2% financing fee to the holder of the Promissory Note, which has been deferred and is being amortized to interest expense over the expected term of the Promissory Note.

At March 31, 2008, $23,256 of interest has been accrued on the Promissory Note.

7	Stock based compensation

In 2005, the Company established a stock option plan (the “Plan”) under which incentives may be granted to officers, employees, directors, consultants and advisors. Incentives under the Plan may be granted in any one or a combination of the following forms: (a) incentive stock options and non-statutory stock options; (b) stock appreciation rights; (c) stock awards; (d) restricted stock; and (e) performance shares. The number of shares of common stock, which may be issued under the Plan, shall not exceed 1,500,000. During the period from August 1, 2005 (inception) through March 31, 2008, the Company granted a total of 535,000 stock options to employees and advisors with exercise prices ranging from $0.25 per share to $4.83 per share.

The stock-based compensation expense in connection with stock option grants amounted to $417,318 for the period from August 1, 2005 (inception) through March 31, 2008 of which $96,700 is included in research and development costs and $320,618 is included in general and administrative expense.

On January 31, 2008, the Company granted stock options to a new employee, to purchase 40,000 shares of its common stock, subject to certain vesting requirements at an exercise price equal to the price per share of common stock sold in the next equity financing. The options were valued at $138,100 using the Black-Scholes option-pricing model and the following assumptions: exercise price $4.83, a 2.83% risk-free interest rate, 4-year contractual term, dividend rate of 0%, and 82.7% expected volatility.

On March 31, 2008, the Company granted stock options to two newly appointed members of its Board of Directors, to purchase an aggregate of 150,000 shares of its common stock, subject to certain vesting requirements at an exercise price equal to the price per share of common stock sold in the Financing. These options were valued at $540,700 using the Black-Scholes option-pricing model and the following assumptions: exercise price $4.83, a 2.47% risk-free interest rate, 5-year contractual term, dividend rate of 0%, and 89.4% expected volatility.

ARNO THERAPEUTICS, INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

PERIOD FROM AUGUST 1, 2005 (INCEPTION)
TO MARCH 31, 2008
(Unaudited)

The fair value of each stock option granted has been determined using the Black-Scholes Option Pricing model. The material factors incorporated in the Black-Scholes Option Pricing model in estimating the value of the options are reflected in the following table:

Exercise price	$0.25 - $4.83

Risk-free interest rate	2.47% - 4.85%

Volatility	62.67% - 89.40%

Estimated life in years	4-6 years

Dividends paid	None

A summary of option activity under the Plan since inception is as follows:

Options	Shares	Weighted- Average Exercise Price
2006
Options granted	75,000	$0.25
Options exercised	-	$-
2007
Options granted	270,000	$2.00
Options exercised	-	$-
2008
Options granted	190,000	$4.83
Options exercised	-	$-
Outstanding at March 31, 2008	535,000	2.76
Exercisable at March 31, 2008	150,000	$2.54

As of March 31, 2008, the aggregate fair value of stock options outstanding was $1,031,700, with a weighted-average remaining term of approximately eight years. The aggregate fair value of stock options exercisable at that same date was $280,050, with a weighted-average remaining term of approximately seven years. As of March 31, 2008, the Company has 965,000 shares available for future stock option grants.

ARNO THERAPEUTICS, INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

PERIOD FROM AUGUST 1, 2005 (INCEPTION)
TO MARCH 31, 2008
(Unaudited)

As of March 31, 2008, total compensation expense not yet recognized related to stock option grants amounted to $614,382, which will be recognized over the next 4 years.

8	Pension plan

On October 1, 2007, the Company established a defined contribution 401(k) plan (the “401(k) Plan”) for the benefit of its employees. Substantially all of the employees of the Company are eligible to participate in the 401(k) Plan that permits employees to make voluntary contributions up to the dollar limit allowed under the Internal Revenue Code. The 401(k) Plan also provides for matching contributions by the Company of up to a combined total of 3% of eligible compensation for each eligible employee, as defined. The Company has recorded $4,163 of matching contributions for the period from August 1, 2005 (inception) through March 31, 2008.

9	Related parties

From time-to-time, Two River Group Holdings, LLC, (“Two River”), an entity that is partially controlled by several of the Company’s directors and founders, pays for some of the Company’s expenses. The Company reimburses Two River for these expenses and no interest is charged on the outstanding balance. For the three months ended March 31, 2008, reimbursable expenses amounted to $31,261, with a total balance due of $31,844 at March 31, 2008 and $583 at December 31, 2007.

During 2006 and 2007, Two River advanced a total of $525,000 to the Company on a short-term basis in order for it to execute the Pitt License Agreement and make the initial license fee payment. The Company repaid this amount to Two River, without interest, out of proceeds from the Notes.

The Company utilized the services of Riverbank Capital Securities, Inc. (“Riverbank"), a company owned by several of the Company's directors and founders, for investment banking and other investment advisory services in connection with the Company's private placement of the Notes. Riverbank charged the Company a $25,000 non-accountable expense allowance and no brokerage fees or commissions in connection with the private placement.

In connection with the Financing as discussed in Note 1, the Company is obligated to pay Riverbank a $100,000 non-accountable expense allowance. At March 31, 2008 the Company has accrued for this fee and included it in due to related parties on the accompanying balance sheet

The financial condition and result of operations of the Company, as reported, are not necessarily indicative of the results that would have been reported had the Company operated completely independently.

10	Income taxes

At March 31, 2008, the Company had no federal income tax expense or benefit but did have federal tax net operating loss carry-forwards of approximately $6,101,000. The federal net operating loss carry-forwards will begin to expire in 2026, unless previously utilized. Pursuant to Internal Revenue Code Sections 382 and 383, use of the Company’s net operating loss carry-forwards may be limited if a cumulative change in ownership of more than 50% occurs within a three-year period. No assessment has been made as to whether such a change in ownership has occurred. The Company incurred approximately $4,559 of statutory state tax expense for the three months ended March 31, 2008.

ARNO THERAPEUTICS, INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

PERIOD FROM AUGUST 1, 2005 (INCEPTION)
TO MARCH 31, 2008
(Unaudited)

Significant components of the Company’s net deferred tax assets at March 31, 2008 are shown below. A valuation allowance of $2,965,000 has been established to offset the net deferred tax assets at March 31, 2008, as realization of such assets is uncertain.

Noncurrent net operating loss carryforwards	$2,624,000
Noncurrent R&D credit	281,000
Other noncurrent	60,000
Total noncurrent	2,965,000
Other current	-
Total deferred tax assets	2,965,000
Deferred tax asset valuation allowance	(2,965,000)
Net deferred taxes	$-

11	Commitments

During 2007, the Company entered into an operating lease for office space located in Fairfield, New Jersey. The Company is obligated under non-cancelable operating leases for the office space and related office equipment expiring at various dates through 2010. The aggregate remaining minimum future payments under these leases at March 31, 2008 are as follows:

Year ending December 31,
2008	$39,750
2009	55,000
2010	52,000
$146,750

The Company has entered into various contracts with third parties in connection with the development of the licensed technology described in Note 3. The aggregate minimum commitment under these contracts as of March 31, 2008 is $1,909,499.

The Company has also entered into various agreements with third party consultants, which expire at various dates, through 2009 for which the Company is obligated to pay for services based upon hourly rates or completion of services, as defined.

As of March 31, 2008, the Company has an employment agreement with one key executive expiring in June 2009. The agreement provides for a base salary of $350,000 plus additional incentive compensation, as defined in the employment agreement.

ARNO THERAPEUTICS, INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

PERIOD FROM AUGUST 1, 2005 (INCEPTION)
TO MARCH 31, 2008
(Unaudited)

Future minimum commitments remaining under the employment agreement as of March 31, 2008 are as follows:

Year ending December 31,
2008	355,000
2009	183,333
$538,333

In the normal course of business, the Company enters into contracts that contain a variety of indemnification obligations to its employees, licensors, suppliers and service providers. Further, the Company indemnifies its directors and officers who are, or were, serving at the Company’s request in such capacities. The Company’s maximum exposure under these arrangements is unknown as of March 31, 2008. The Company does not anticipate recognizing any significant losses relating to these arrangements.

Chang G. Park, CPA, Ph. D.
t 371 E STREET t CHULA VISTA t CALIFORNIA 91910-2615t
t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 764-5480
t E-MAIL changgpark@gmail.com t

 Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Laurier International, Inc.
(A Development Stage Company)

We have audited the accompanying balance sheet of Laurier International, Inc. (A Development Stage “Company”) as of December 31, 2007 and the related statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2007 and 2006 and for the period from March 8, 2000 (inception) to December 31, 2007. These financial statements are the responsibility of the Company’s management.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Laurier International, Inc. as of December 31, 2007, and the results of its operation and its cash flows for the years ended December 31, 2007 and 2006, and for the period from March 8, 2000 (inception) to December 31, 2007 in conformity with U.S. generally accepted accounting principles.

The financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company’s losses from operations raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Chang G. Park__
CHANG G. PARK, CPA

February 28, 2008
San Diego, CA. 91910

LAURIER INTERNATIONAL, INC.
(A Development Stage Company)

BALANCE SHEET

DECEMBER 31, 2007

ASSETS
CURRENT ASSETS:
Prepaid Expense	3,333
TOTAL ASSETS	$3,333
LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

CURRENT LIABILITIES:
Note payable—related party	$17,132
TOTAL CURRENT LIABILITIES	17,132

STOCKHOLDERS’ DEFICIENCY:

Preferred stock, $0.0001 par value, 20,000,000 Shares authorized, none issued and outstanding Common Stock, $0.0001 par value, 80,000,000 shares authorized, 5,501,000 shares issued and outstanding as of December 31, 2007	550
Additional paid-in capital	120,098
Accumulated deficit during development stage	(134,447)
TOTAL STOCKHOLDERS’ DEFICIENCY	(13,779)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$3,333

See accompanying notes to financial statements

LAURIER INTERNATIONAL, INC.
(A Development Stage Company)

STATEMENTS OF OPERATIONS

	YEAR ENDED DECEMBER 31,		FROM INCEPTION (MAR. 8, 2000) TO
	2007	2006	DEC. 31, 2007

REVENUES	$-	$-	$-

OPERATING AND EXPENSES:
General and administrative	18,357	15,270	126,385
TOTAL OPERATING EXPENSES	18,357	15,270	126,385

LOSS FROM CONTINUING OPERATIONS	(18,357)	(15,270)	(126,385)

DISCONTINUED OPERATIONS:
Gain/Loss from Subsidiary (including gain on disposal of $85,326)	55,585	-	(8,062)
GAIN/LOSS FROM DISCONTINUED OPERATIONS	55,585	-	(8,062)

NET INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	37,228	(15,270)	(134,447)

Provision for Income Taxes	-	-	-

NET INCOME (LOSS)	$37,228	$(15,270)	$(134,447)
BASIC AND DILUTED INCOME (LOSS) PER COMMON SHARE
Continued operation	$(0.00)	$(0.00)
Discontinued operation	$0.01	$(0.00)
Net income (loss)	$0.01	$(0.00)
WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING—BASIC AND DILUTED	5,501,000	5,501,000

See accompanying notes to financial statements

LAURIER INTERNATIONAL, INC.
(A Development Stage Company)
Statement of Changes in Stockholders' Equity (Deficit)
From March 8, 2000 (inception) through December 31, 2007

	Common Stock		Common Stock Amount	Additional Paid-in Capital	Deficit Accumulated During Development Stage	Total
Beginning balance, March 8, 2000	$		$-	$-	$-	$-
Stock issued for cash on August 1,
2000 @ $0.0001 per share		5,000,000	500			500
Net income, December 31, 2000

BALANCE, DECEMBER 31, 2000		5,000,000	500			500

Stock issued for cash on March 16, 2001 @ $0.15 per share		231,000	23	34,627		34,650
Stock issued for cash on May 1, 2001 @ $0.15 per share		5,000		750		750
Stock issued for cash on June 8, 2001 @ $0.15 per share		20,000	2	2,998		3,000
Stock issued for cash on July 18, 2001 @ $0.15 per share		10,000	1	1,499		1,500
Stock issued for cash on August 2, 2001 @ $0.15 per share		110,000	11	16,489		16,500
Stock issued for cash on August 13, 2001 @ $0.15 per share		50,000	5	7,495		7,500
Stock issued for cash on September 7, 2001 @ $0.15 per share		10,000	1	1,499		1,500
Stock issued for cash on October 25, 2001 @ $0.15 per share		15,000	2	2,248		2,250
Net loss, December 31, 2001					(47,341)	(47,341)

BALANCE, DECEMBER 31, 2001		5,451,000	545	67,605	(47,341)	20,809

Stock issued for cash on March 1, 2002 @ $0.15 per share		50,000	5	7,495		7,500
Net loss, December 31, 2002					(46,364)	(46,364)

BALANCE, DECEMBER 31, 2002		5,501,000	550	75,100	(93,705)	(18,055)

Capital contribution				12,213		12,213
Net loss, December 31, 2003					(35,565)	(35,565)

BALANCE, DECEMBER 31, 2003		5,501,000	$550	$87,313	$(129,270)	$(41,407)

Capital contribution				5,253		5,253
Net loss, December 31, 2004					(11,298)	(11,298)

BALANCE, DECEMBER 31, 2004		5,501,000	$550	$92,566	$(140,568)	$(47,452)

Capital contribution				27,532		27,532
Net loss, December 31, 2005					(15,837)	(15,837)

BALANCE, DECEMBER 31, 2005		5,501,000	$550	$120,098	$(156,405)	$(35,757)

Net loss, December 31, 2006					(15,270)	(15,270)

BALANCE, DECEMBER 31, 2006		5,501,000	$550	$120,098	$(171,675)	$(51,027)

Net Profit, December 31, 2007					37,228	37,228

BALANCE, DECEMBER 31, 2007		5,501,000	$550	$120,098	$134,447	$(13,799)

See Notes to Consolidated Financial Statements

LAURIER INTERNATIONAL, INC.
(A Development Stage Company)

STATEMENTS OF CASH FLOWS

	YEAR ENDED DEC. 31		FROM INCEPTION (MAR. 8, 2000) TO
	2007	2006	DEC. 31, 2007

OPERATING ACTIVITIES:
Net income (loss)	$37,228	$(15,270)	$(134,447)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation expense	369	713	3,744
Changes in operating assets and liabilities:
Increase (decrease) in:
Accounts receivable	-	554	-
Prepaid Expense	(3,333)		(3,333)
Accounts payable	(12,000)	6,000	-
Sales tax payable	(43)	-	-
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	22,221	(8,003)	(134,036)

INVESTING ACTIVITIES:
Acquisition of property & equipment	-	(207)	(3,744)
NET CASH USED IN INVESTING ACTIVITIES	-	(207)	(3,744)

FINANCING ACTIVITIES:
Proceeds from note payable	(14,193)	8,459	17,132
Increase in loan from officer	(8,995)	-	-
Common stock issued for cash		-	550
Additional paid-in capital		-	120,098
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(23,188)	8,459	137,780

INCREASE (DECREASE) IN CASH	(967)	249	-

CASH - BEGINNING OF YEAR	967	718	-
CASH - END OF YEAR	$-	$967	$-
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$-	$-	$-
Cash paid for taxes	$-	$-	$-

See accompanying notes to financial statements

LAURIER INTERNATIONAL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2007

NOTE 1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

A. ORGANIZATION

The Company was incorporated in the State of Delaware on March 8, 2000. From inception through September 27, 2007, the Company was a development stage company in the business of producing written resources for students through its wholly owned subsidiary, Geotheatre Productions, Inc. On September 27, 2007, the Company divested Geotheatre Productions, Inc. and changed its business plan. The Company’s business plan now consists of exploring potential targets for a business combination through the purchase of assets, share purchase or exchange, merger or similar type of transaction. The Company has limited operations and in accordance with SFAS # 7, the Company is considered a development stage company.

NOTE 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. BASIS OF ACCOUNTING

The financial statements have been prepared using the accrual basis of accounting. Under the accrual basis of accounting, revenues are recorded as earned and expenses are recorded at the time liabilities are incurred. The Company has adopted a December 31, year-end.

B. CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

C. BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of Laurier International, the parent Company, and Geotheatre Productions, Inc. Geotheatre Productions, Inc., which until September 27, 2007 was a wholly owned subsidiary. On September 27, 2007, the Company divested its wholly-owned subsidiary, Geotheatre Productions, Inc. in consideration of the assumption by the purchaser of current liabilities in the amount of $32,138. As a result, Geotheatre Productions, Inc. is treated as a discontinued operation for the purposes of these financial statements. As of September 27, 2007, the Company’s net investment in Geotheatre Productions, Inc. was ($53,188). The divestiture therefore resulted in a gain on disposal of $85,326. After netting operational losses attributable to such discontinued operations, the Company recorded a gain from Geotheatre Productions, Inc. of $60,920 and $55,585 for the three and nine months ended September 30, 2007, respectively. All significant inter-company balances and transactions have been eliminated in consolidation.

D. PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Equipment and fixtures are depreciated using the straight-line method over the estimated asset lives ranging from 3 to 7 years.

LAURIER INTERNATIONAL, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2007

NOTE 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

E. USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F. DEVELOPMENT STAGE

The Company continues to devote substantially all of its efforts to exploring potential targets for a business combination through the purchase of assets, share purchase or exchange, merger or similar type of transaction.

G. BASIC EARNINGS PER SHARE

In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share", which specifies the computation, presentation and disclosure requirements for earnings (loss) per share for entities with publicly held common stock. SFAS No. 128 supersedes the provisions of APB No. 15, and requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share.

Basic net loss per share amounts is computed by dividing the net income by the weighted average number of common shares outstanding. Diluted earnings per share are the same as basic earnings per share due to the lack of dilutive items in the Company.

H. INCOME TAXES

Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

I. REVENUE RECOGNITION

The Company has not recognized any revenues from its continuing operations.

J. NEW ACCOUNTING PRONOUNCEMENTS

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." This statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within that fiscal year. The Company is currently evaluating the impact of adopting this statement.

LAURIER INTERNATIONAL, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2007

NOTE 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - including an amendment of FAS 115". This statement permits entities to choose to measure many financial instruments and certain other items at fair value. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, including interim periods within that fiscal year. The Company is currently evaluating the impact of adopting this statement.

NOTE 3	WARRANTS AND OPTIONS

There are no warrants or options outstanding to acquire any additional shares of common or preferred stock.

NOTE 4	GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company generated net losses of $134,447 during the period of March 8, 2000 (inception) to December 31, 2007. This condition raises substantial doubt about the Company's ability to continue as a going concern. The Company's continuation as a going concern is dependent on its ability to meet its obligations, to obtain additional financing as may be required and ultimately to attain profitability. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management has no plans to raise additional funds through debt or equity offerings and is dependent on advances from shareholders to meet its operating expenses. No shareholder has given the Company any commitment with respect to any additional funding. There is no guarantee that the Company will be able to raise the capital necessary to meet its continuing operating expenses.

NOTE 5	PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	December 31,	December 31,
	2007	2006

Office Equipment	$–	$2,528
Equipment	–	1,216

Total Property and Equipment	–	3,744

Less: Accumulated Depreciation	–	(3,375)

Net Property and Equipment	–	369

Depreciation expense for the year ended December 31, 2007 was $-0-.

LAURIER INTERNATIONAL, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2007

NOTE 6	NOTE PAYABLE - (A RELATED PARTY)

At December 31, 2007, the Company had loans and notes outstanding from certain shareholders in the aggregate amount of $17,132, which represents amounts loaned to the Company to pay the Company’s expenses of operation. On December 31, 2007, this shareholder payable was exchanged for a convertible promissory note with a principal balance of $17,132 due and payable on December 31, 2008. The principal balance of the convertible promissory note and all accrued interest thereunder is convertible, in whole or in part, into shares of the Company’s common stock at the option of the payee or other holder thereof at any time prior to maturity, upon ten days advance written notice to the Company. The number of shares of the Company’s common stock issuable upon such conversion shall be determined by the Board of Directors of the Company based on what it determines the fair market value of the Company is at the time of such conversion. Upon conversion, the note shall be cancelled and a replacement note in identical terms shall be promptly issued by the maker to the holder thereof to evidence the remaining outstanding principal amount thereof as of the date of the conversion, if applicable. In the event of a stock split, combination, stock dividend, recapitalization of the Company or similar event, the conversion price and number of shares issuable upon conversion shall be equitably adjusted to reflect the occurrence of such event.

NOTE 7	RELATED PARTY TRANSACTION

Effective as of November 1, 2007, the Company entered into a Services Agreement with Fountainhead Capital Management Limited (“FHM”). The term of the Services Agreement is one year and the Company is obligated to pay FHM a quarterly fee in the amount of $10,000, in cash or in kind, on the first day of each calendar quarter commencing November 1, 2007. Pursuant to the terms of the Services Agreement, FHMP shall provide the following services to the Company:

(a)  FHM will familiarize itself to the extent it deems appropriate with the business, operations, financial condition and prospects of the Company;

(b) At the request of the Company’s management, FHM will provide strategic advisory services relative to the achievement of the Company’s business plan;

(c) FHM will undertake to identify potential merger and acquisition targets for the Company and assist in the analysis of proposed transactions;

(d) FHM will assist the Company in identifying potential investment bankers, placement agents and broker-dealers who are qualified to act on behalf of the Company to achieve its strategic goals.

(e) FHM will assist in the identification of potential investors which might have an interest in evaluating participation in financing transactions with the Company;

(f) FHM will assist the Company in the negotiation of merger, acquisition and corporate finance transactions;

LAURIER INTERNATIONAL, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2007

NOTE 7	RELATED PARTY TRANSACTION

(g) At the request of the Company’s management, FHM will provide advisory services related to corporate governance and matters related to the maintenance of the Company’s status as a publicly-reporting company; and

(h) At the request of the Company’s management, FHM will assist the Company in satisfying various corporate compliance matters.

NOTE 8	INCOME TAXES

As of December 31, 2007

Deferred tax assets:
Net operating tax carryforwards	$45,712
Other	0

Gross deferred tax assets	45,712
Valuation allowance	(45,712)

Net deferred tax assets	$0

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. As the achievement of required future taxable income is uncertain, the Company recorded a valuation allowance.

NOTE 9	SCHEDULE OF NET OPERATING LOSSES

2000 Net Operating Income	$0
2001 Net Operating Loss	(47,341)
2002 Net Operating Loss	(46,364)
2003 Net Operating Loss	(35,565)
2004 Net Operating Loss	(11,298)
2005 Net Operating Loss	(15,837)
2006 Net Operating Loss	(15,270)
2007 Net Operating Income	37,228
Net Operating Loss	$(134,447)

As of December 31, 2007, the Company has a net operating loss carryforward of approximately $134,447, which will expire 20 years from the date the loss was incurred.

LAURIER INTERNATIONAL, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2007

NOTE 10	STOCK TRANSACTIONS

Transactions, other than employees' stock issuance, are in accordance with paragraph 8 of SFAS 123. Thus issuances shall be accounted for based on the fair value of the consideration received. Transactions with employees' stock issuance are in accordance with paragraphs (16-44) of SFAS 123. These issuances shall be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, or whichever is more readily determinable.

On August 1, 2000 the Company issued 5,000,000 shares of common stock for cash at $0.0001 per share.

On March 16, 2001 the Company issued 231,000 shares of common stock for cash at $0.15 per share.

On May 1, 2001 the Company issued 5,000 shares of common stock for cash at $0.15 per share.

On September 8, 2001 the Company issued 20,000 shares of common stock for cash at $0.15 per share.

On July 18, 2001 the Company issued 10,000 shares of common stock for cash at $0.15 per share.

On August 2, 2001 the Company issued 110,000 shares of common stock for cash at $0.15 per share.

On August 13, 2001 the Company issued 50,000 shares of common stock for cash at $0.15 per share.

On September 7, 2001 the Company issued 10,000 shares of common stock for cash at $0.15 per share.

On October 25, 2001 the Company issued 15,000 shares of common stock for cash at $0.15 per share.

On March 1, 2002 the Company issued 50,000 shares of common stock for cash at $0.15 per share.

As of December 31, 2007 the Company had 5,501,000 shares of common stock issued and outstanding.

NOTE 11	STOCKHOLDERS' EQUITY

The stockholders' equity section of the Company contains the following classes of capital stock as of December 31, 2007:

* Preferred stock, $0.0001 par value: 20,000,000 shares authorized; -0- shares issued and outstanding.

* Common stock, $0.0001 par value: 80,000,000 shares authorized; 5,501,000 shares issued and outstanding.

LAURIER INTERNATIONAL, INC.
(A Development Stage Company)
Balance Sheet

	(Unaudited)
	As of March 31, 2008	As of December 31, 2007

ASSETS

Current Assets
Prepaid expense	$-	$3,333

TOTAL ASSETS	$-	$3,333

LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Accounts payable	$3,945	$-
Note payable - (a related party)	30,159	17,132
Accrued interest	257	-

Total Current Liabilities	34,361	17,132

TOTAL LIABILITIES	34,361	17,132

Stockholders' Equity (Deficit)

Preferred stock, ($.0001 par value, 20,000,000 shares authorized; none issued and outstanding)	-	-
Common stock, ($.0001 par value, 80,000,000 shares authorized; 5,501,000 shares outstanding as of March 31, 2008 and December 31, 2007)	550	550
Additional paid-in capital	120,098	120,098
Deficit accumulated during development stage	(155,009)	(134,447)

Total Stockholders' Equity (Deficit)	(34,361)	(13,799)

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)	$-	$3,333

LAURIER INTERNATIONAL, INC.
(A Development Stage Company)
Consolidated Statement of Operations (Unaudited)

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007	March 8, 2000 (Inception) through March 31, 2008

Revenues

Revenues	$-	$-	$-

Total Revenues			-

Operating Costs
General and Administrative expenses	20,305	4,630	146,690

Total Operating Costs	20,305	4,630	146,690

Other income (loss)
Interest expense	(257)	-	(257)
Total other income (loss)	(257)	-	(257)

Loss from Continuing Operation	$(20,562)	$(4,630)	$(146,947)

Discontinued Operation
Gain (loss) from Subsidiary-Geotheatre	-	-	(8,062)
(Including gain on disposal of $85,326)
Gain (loss) from discontinued operation	-	-	(8,062)

Net Gain (Loss)	$(20,562)	$(4,630)	$(155,009)

Basic earnings (loss) per share
Continued operation	$(0.00)	$(0.00)

Discontinued operation	$-	$-

Weighted average number of common shares outstanding	5,501,000	5,501,000

LAURIER INTERNATIONAL, INC.
(A Development Stage Company)
Statement of Cash Flows (Unaudited)

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007	March 8, 2000 (Inception) through March 31, 2008
CASH FLOWS FROM OPERATING ACTIVITIES

Net income (loss)	$(20,562)	$(4,630)	$(155,009)
Adjustments to reconcile net loss to net cash provided
(used in) by operating activities:
Depreciation expense	-	141	3,744
Changes in operating assets and liabilities:			-
Decrease (increase) in prepaid expense	3,333	-	-
Increase (decrease) in accounts payable	3,945	1,500	1,445
Increase (decrease) in interest payable	257	-	257
Net cash provided by (used in) operating activities	$(13,027)	$(2,989)	$(149,563)
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property & equipment	-	-	(3,744)
Net cash provided by (used in) investing activities	-	-	(3,744)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds (payments) from note payable	13,027	-	30,159
Increase in loan from officer	-	2,097	-
Common stock issued for cash			550
Additional paid-in capital	-	-	120,098
Net cash provided by (used in) financing activities	13,027	2,097	150,807
Net increase (decrease) in cash	-	(892)	(2,500)
Cash at beginning of period	-	967	-
Cash at end of period	$-	$75	$-
Supplemental cash flows disclosures:
Cash paid during period for interest	$-	$-	$-
Cash paid during period for income taxes	$-	$-	$-

LAURIER INTERNATIONAL, INC.
(A Development Stage Company)
NOTES TO THE INTERIM FINANCIAL STATEMENTS
March 31, 2008
(Stated in US Dollars)
(Unaudited)

NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

The accompanying un-audited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Item 310 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals considered necessary for a fair presentation, have been included. Operating results for the three months ended March 31, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008. For further information, refer to the financial statements and footnotes thereto included in the Form 10-KSB for the year ended December 31, 2007.

Business description

The Company was incorporated in the State of Delaware on March 8, 2000. From inception through September 27, 2007, the Company was a development stage company in the business of producing written resources for students through its wholly owned subsidiary, Geotheatre Productions, Inc. On September 27, 2007, the Company divested Geotheatre Productions, Inc. and changed its business plan. The Company’s business plan now consists of exploring potential targets for a business combination through the purchase of assets, share purchase or exchange, merger or similar type of transaction. The Company has limited operations and in accordance with SFAS # 7, the Company is considered a development stage company.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. BASIS OF ACCOUNTING

The financial statements have been prepared using the accrual basis of accounting. Under the accrual basis of accounting, revenues are recorded as earned and expenses are recorded at the time liabilities are incurred. The Company has adopted a December 31, year-end.

B. CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

C. BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of Laurier International, the parent Company, and Geotheatre Productions, Inc. Geotheatre Productions, Inc., which until September 27, 2007 was a wholly owned subsidiary. On September 27, 2007, the Company divested its wholly-owned subsidiary, Geotheatre Productions, Inc. in consideration of the assumption by the purchaser of current liabilities in the amount of $32,138. As a result, Geotheatre Productions, Inc. is treated as a discontinued operation for the purposes of these financial statements.

LAURIER INTERNATIONAL, INC.
(A Development Stage Company)
NOTES TO THE INTERIM FINANCIAL STATEMENTS
March 31, 2008
(Stated in US Dollars)
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CON’T)

D. PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Equipment and fixtures are depreciated using the straight-line method over the estimated asset lives ranging from 3 to 7 years.

E. USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F. DEVELOPMENT STAGE

The Company continues to devote substantially all of its efforts to exploring potential targets for a business combination through the purchase of assets, share purchase or exchange, merger or similar type of transaction.

G. BASIC EARNINGS PER SHARE

In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share", which specifies the computation, presentation and disclosure requirements for earnings (loss) per share for entities with publicly held common stock. SFAS No. 128 supersedes the provisions of APB No. 15, and requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share.

Basic net loss per share amounts is computed by dividing the net income by the weighted average number of common shares outstanding. Diluted earnings per share are the same as basic earnings per share due to the lack of dilutive items in the Company.

H. INCOME TAXES

Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

I. REVENUE RECOGNITION

The Company has not recognized any revenues from its continuing operations.

NOTE 3. WARRANTS AND OPTIONS

There are no warrants or options outstanding to acquire any additional shares of common or preferred stock.

LAURIER INTERNATIONAL, INC.
(A Development Stage Company)
NOTES TO THE INTERIM FINANCIAL STATEMENTS
March 31, 2008
(Stated in US Dollars)
(Unaudited)

NOTE 4. GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company generated net losses of 155,009 during the period of March 8, 2000 (inception) to March 31, 2008. This condition raises substantial doubt about the Company's ability to continue as a going concern. The Company's continuation as a going concern is dependent on its ability to meet its obligations, to obtain additional financing as may be required and ultimately to attain profitability. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company is dependent on advances from its principal shareholders for continued funding. There are no commitments or guarantees from any third party to provide such funding nor is there any guarantee that the Company will be able to access the funding it requires to continue its operations.

NOTE 5. PROPERTY AND EQUIPMENT

All property and equipment was divested on September 27, 2007 as a result of the divestiture of the Company’s sole subsidiary, Geothermal Productions, Inc.

NOTE 6. NOTE PAYABLE - (RELATED PARTY)

At March 31, 2008, the Company had loans and notes outstanding from certain shareholders in the aggregate amount of $13,027, which represents amounts loaned to the Company to pay the Company’s expenses of operation. On March 31, 2008, this shareholder payable was exchanged for a convertible promissory note with a principal balance of $13,027 due and payable on March 31, 2009. The Company had previously issued a convertible promissory note with a principal balance of $17,132 to the same shareholder, and as a result, the aggregate principal amount due to this shareholder as of March 31, 2008 was $30,159, together with accrued interest payable of $257. The principal balance of the convertible promissory notes and all accrued interest thereunder is convertible, in whole or in part, into shares of the Company’s common stock at the option of the payee or other holder thereof at any time prior to maturity, upon ten days advance written notice to the Company. The number of shares of the Company’s common stock issuable upon such conversion shall be determined by the Board of Directors of the Company based on what it determines the fair market value of the Company is at the time of such conversion. Upon conversion, the note shall be cancelled and a replacement note in identical terms shall be promptly issued by the maker to the holder thereof to evidence the remaining outstanding principal amount thereof as of the date of the conversion, if applicable. In the event of a stock split, combination, stock dividend, recapitalization of the Company or similar event, the conversion price and number of shares issuable upon conversion shall be equitably adjusted to reflect the occurrence of such event.

LAURIER INTERNATIONAL, INC.
(A Development Stage Company)
NOTES TO THE INTERIM FINANCIAL STATEMENTS
March 31, 2008
(Stated in US Dollars)
(Unaudited)

NOTE 7. RELATED PARTY TRANSACTION

Effective as of November 1, 2007, the Company entered into a Services Agreement with Fountainhead Capital Management Limited (“FHM”). The term of the Services Agreement is one year and the Company is obligated to pay FHM a quarterly fee in the amount of $10,000, in cash or in kind, on the first day of each calendar quarter commencing November 1, 2007. Pursuant to the terms of the Services Agreement, FHMP shall provide the following services to the Company:

(a)  FHM will familiarize itself to the extent it deems appropriate with the business, operations, financial condition and prospects of the Company;

(b) At the request of the Company’s management, FHM will provide strategic advisory services relative to the achievement of the Company’s business plan;

(c) FHM will undertake to identify potential merger and acquisition targets for the Company and assist in the analysis of proposed transactions;

(d) FHM will assist the Company in identifying potential investment bankers, placement agents and broker-dealers who are qualified to act on behalf of the Company to achieve its strategic goals.

(e) FHM will assist in the identification of potential investors which might have an interest in evaluating participation in financing transactions with the Company;

(f) FHM will assist the Company in the negotiation of merger, acquisition and corporate finance transactions;

(g) At the request of the Company’s management, FHM will provide advisory services related to corporate governance and matters related to the maintenance of the Company’s status as a publicly-reporting company; and

(h) At the request of the Company’s management, FHM will assist the Company in satisfying various corporate compliance matters.

NOTE 8. INCOME TAXES

As of March 31, 2008
Deferred tax assets:
Net operating tax carryforwards	$52,703
Other	0
Gross deferred tax assets	52,703
Valuation allowance	(52,703)

Net deferred tax assets	$0

LAURIER INTERNATIONAL, INC.
(A Development Stage Company)
NOTES TO THE INTERIM FINANCIAL STATEMENTS
March 31, 2008
(Stated in US Dollars)
(Unaudited)

NOTE 8. INCOME TAXES (CON’T)

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. As the achievement of required future taxable income is uncertain, the Company recorded a valuation allowance.

NOTE 9. STOCKHOLDERS' EQUITY

The stockholders' equity section of the Company contains the following classes of capital stock as of March 31, 2008:

*	Preferred stock, $0.0001 par value: 20,000,000 shares authorized; -0- shares issued and outstanding.

*	Common stock, $0.0001 par value: 80,000,000 shares authorized; 5,501,000 shares issued and outstanding.

NOTE 10. SIGNIFICANT EVENTS

On September 27, 2007, the Company divested its wholly-owned subsidiary, Geotheatre Productions, Inc. in consideration of the assumption by the purchaser of current liabilities in the amount of $32,138. As a result, Geotheatre Productions, Inc. is treated as a discontinued operation for the purposes of these financial statements.

On March 5, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Arno Therapeutics, Inc., a Delaware corporation (“Arno”) and the Company’s wholly-owned subsidiary, Laurier Acquisition, Inc., a Delaware corporation (“Laurier Merger Sub”), pursuant to which Arno will complete an acquisition and recapitalization transaction (the “Merger”) with the Company. Arno is a development-stage biopharmaceutical company that develops and commercializes innovative products for the treatment of cancer. The Merger is subject to customary conditions of closing, including a financing requirement regarding Arno. However, there can be no assurance that the conditions to closing will be fulfilled or that the Merger will ultimately be consummated.

At the effective time of the Merger, each of the then issued and outstanding shares of common stock, $0.001 par value per share (Arno “Common Stock”) of Arno will be automatically converted into such number of shares of the Company’s common stock par value $0.0001 per share (the “Laurier Common Stock”) determined by dividing (x) 20,903,000 by (y) the aggregate number of shares of Arno Common Stock issued and outstanding immediately prior to the effective time, on a fully diluted basis, after giving effect to the conversion, exchange and exercise of all securities that are currently directly or indirectly convertible into or exercisable for Arno Common Stock (the “Exchange Ratio”), so that, after giving effect to such Merger, the holders of Arno Common Stock will hold approximately 95% of the issued and outstanding shares of Laurier Common Stock. All outstanding warrants, options and other rights to purchase or acquire shares of Arno Common Stock outstanding immediately prior to the Merger shall convert into the right to purchase that number of shares of Laurier Common Stock based upon and at exercise prices adjusted by the Exchange Ratio.

At the effective time of the Merger, the stockholders of the Company immediately prior to the Merger will hold 1,100,200 shares of Laurier Common Stock, which shall represent approximately 5% of the outstanding shares of Laurier Common Stock on a fully-diluted basis immediately following the effective time. At December 31, 2007, the Company was indebted to Fountainhead Capital Management Limited, a shareholder holding approximately 82.4% of the Company’s Common Stock, in the amount of $17,132.00 comprising a convertible promissory note due and payable on December 31, 2008 (the “Laurier Note”). As a condition to the closing of the Merger, the principal balance of the Laurier Note and all accrued interest thereunder shall be converted into a number of shares of Laurier such that the total number of shares of Laurier Common Stock outstanding immediately prior to the effective time of the Merger will not exceed 1,100,200.

LAURIER INTERNATIONAL, INC.
(A Development Stage Company)
NOTES TO THE INTERIM FINANCIAL STATEMENTS
March 31, 2008
(Stated in US Dollars)
(Unaudited)

NOTE 10. SIGNIFICANT EVENTS (CON’T)

Upon completion of the Merger, the Company will adopt and continue implementing Arno’s business plan. Further, upon completion of the Merger, the current officers and directors of the Company will resign and the current officers and directors of Arno will be appointed officers and directors of the Company. For accounting purposes, the Merger is expected to be accounted for as a reverse acquisition with Arno as the accounting acquiror (legal acquiree) and the Company as the accounting acquiree (legal acquiror).

Pursuant to the terms of the Merger Agreement, the Merger shall close on or before May 15, 2008. Outside of the Merger Agreement and the transactions contemplated thereby, there is no material relationship between the Company and Arno.

10,585,334 Shares

Common Stock

PROSPECTUS

      , 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee.

Amount to be Paid
SEC registration fee	$1,206
Legal fees and expenses	50,000
Accounting fees and expenses	20,000
Printing and engraving and miscellaneous expenses	5,000
Total	$76,206

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the General Corporation Law of the State of Delaware provides as follows:

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification will be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation provides that we will indemnify any person, including persons who are not our directors and officers, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

In addition, pursuant to our bylaws, we will indemnify our directors and officers against expenses (including judgments or amounts paid in settlement) incurred in any action, civil or criminal, to which any such person is a party by reason of any alleged act or failure to act in his capacity as such, except as to a matter as to which such director or officer shall have been finally adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation or not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation.

Reference is made to Item 17 for our undertakings with respect to indemnification for liabilities arising under the Securities Act of 1933.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

The following summarizes all sales of unregistered securities by Old Arno since inception in August 2005. Each issued and outstanding share of Old Arno common stock converted to 1.99377 shares of the Registrant’s common stock as of the closing of the merger transaction between Laurier International, Inc. and Arno Therapeutics, Inc., as described above in the accompanying prospectus:

In August 2005, in connection with Old Arno’s incorporation, Old Arno issued an aggregate of 5,000,000 shares of Old Arno common stock, or 9,968,787 shares of Company common stock after giving effect to the merger, for aggregate consideration of $5,000.

In November 2006, Old Arno issued options to purchase an aggregate of 75,000 shares of Old Arno common stock at an exercise price of $0.25 per share to three members of Old Arno’s scientific advisory board. The options expire in February 2011. The options were automatically converted at the merger for options to purchase approximately 149,532 shares of our common stock at an exercise price equal to $0.13 per share. In April 2008, following his appointment to the Scientific Advisory Board, Old Arno issued options to purchase 25,000 shares of common stock to Dr. Francis Giles at an exercise price equal to $4.83 per share. The options expire in April 2013. The options were automatically converted at the merger for options to purchase approximately 49,844 shares of our common stock at an exercise price equal to $2.42 per share.

On February 9, 2007, Old Arno issued to certain accredited investors 6% Convertible Promissory Notes in the aggregate principal amount of approximately $4,000,000 (the “6% Notes”). The 6% Notes provided that upon the next closing of any equity financing in excess of $5,000,000 (a “Qualified Financing”), the 6% Notes would automatically convert into the same securities issued by Old Arno in the Qualified Financing (“Conversion Shares”), in an amount determined by dividing the principal amount of the 6% Notes, and all accrued interest thereon, by 90% of the price per share sold in the Qualified Financing (the “Offering Price”). In addition, upon conversion, Old Arno agreed to issue to the holders of the 6% Notes five-year warrants (“Conversion Warrants”), to purchase a number of shares of Old Arno common stock equal to 10% of the Conversion Shares at an exercise price equal to the Offering Price.

On March 31, 2008, Old Arno issued 10 year options to purchase 100,000 shares of Old Arno common stock to Dr. Arie Belldegrun at an exercise price equal to $4.83. The options were automatically converted at the merger for options to purchase approximately 199,337 shares of our common stock at an exercise price equal to $2.42 per share. One half of the options were vested immediately. On the same date Old Arno issued 10 year options to purchase 50,000 shares of Old Arno common stock to Robert I. Falk at an exercise price equal to $4.83. The options were automatically converted at the merger for options to purchase approximately 99,688 shares of our common stock at an exercise price equal to $2.42 per share. One half of the options were vested immediately.

As a condition and immediately prior to the closing of the merger, on June 2, 2008, Old Arno completed a private placement of its equity securities whereby it received gross proceeds of approximately $17,732,000 through the sale of approximately 3,691,900 shares of Old Arno common stock to selected accredited investors, which shares were exchanged for 7,360,689 shares of Company common stock after giving effect to the merger. Contemporaneously with the June 2008 private placement, the 6% Notes converted into 984,246 Conversion Shares and the holders of the 6% Notes received Conversion Warrants to purchase an aggregate of 98,409 shares of Old Arno common stock at an exercise price equal to $4.83 per share. The Conversion Shares were exchanged for an aggregate of approximately 1,962,338 shares of our common stock and the Conversion Warrants were exchanged for an aggregate of approximately 196,189 five year warrants to purchase our common stock at an exercise price equal to $2.42 per share.

Except as noted above, the sales of the securities identified above were made pursuant to privately negotiated transactions that did not involve a public offering of securities and, accordingly, we believe that these transactions were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and rules promulgated thereunder. Each of the above-referenced investors in our stock represented to us in connection with their investment that they were “accredited investors” (as defined by Rule 501 under the Securities Act) and were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The investors received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)   Exhibits.

Exhibit Number	Description of Document
2.1
Agreement and Plan of Merger dated March 5, 2008, by and among Laurier International, Inc., Laurier Acquisition, Inc. and Arno Therapeutics, Inc. (incorporated by reference to Exhibit 2.1 of Registrant’s Current Report on Form 8-K filed on March 6, 2008).

2.2	Amendment No. 1 dated May 12, 2008 to Agreement and Plan of Merger by and among Laurier International, Inc., Laurier Acquisition, Inc. and Arno Therapeutics, Inc.
2.3	Amendment No. 2 dated May 30, 2008 to Agreement and Plan of Merger by and among Laurier International, Inc., Laurier Acquisition, Inc. and Arno Therapeutics, Inc.
3.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form SB-2 filed on October 2, 2002, SEC File No. 333-100259).
3.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form SB-2 filed on October 2, 2002, SEC File No. 333-100259).
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed June 9, 2008).
4.2	Form of Common Stock Purchase Warrant issued to former note holders of Arno Therapeutics, Inc. (incorporated by reference to Exhibit 4.2 of the Registrant’s Form 8-K filed June 9, 2008).
5.1	Opinion of Fredrikson & Byron, P.A.
10.1	Employment Agreement dated June 1, 2007 between Arno Therapeutics, Inc. and Scott Z. Fields, M.D. (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed June 9, 2008).
10.2	Letter agreement dated September 2, 2007 between Arno Therapeutics, Inc. and J. Chris Houchins (incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K filed June 9, 2008).
10.3	Arno Therapeutics, Inc. 2005 Stock Option Plan (incorporated by reference to Exhibit 10.3 of the Registrant’s Form 8-K filed June 9, 2008).
10.4	Form of stock option agreement for use under Arno Therapeutics, Inc. 2005 Stock Option Plan (incorporated by reference to Exhibit 10.4 of the Registrant’s Form 8-K filed June 9, 2008).
10.5	License Agreement dated October 25, 2006 between Arno Therapeutics, Inc. and The University of Pittsburgh (incorporated by reference to Exhibit 10.5 of the Registrant’s Form 8-K filed June 9, 2008).++
10.6
License Agreement dated January 3, 2008 between Arno Therapeutics, Inc. and The Ohio State University Research Foundation (incorporated by reference to Exhibit 10.6 of the Registrant’s Form 8-K filed June 9, 2008).++

10.7
License Agreement dated January 9, 2008 between Arno Therapeutics, Inc. and The Ohio State University Research Foundation (incorporated by reference to Exhibit 10.7 of the Registrant’s Form 8-K filed June 9, 2008).++

10.8
Form of Subscription Agreement between Arno Therapeutics, Inc. and the investors in the June 2, 2008 private placement (incorporated by reference to Exhibit 10.8 of the Registrant’s Form 8-K filed June 9, 2008).

16.1	Letter from Chang G. Park, CPA, dated June 5, 2008, regarding change in certifying accountants (incorporated by reference to Exhibit 16.1 of the Registrant’s Form 8-K filed June 9, 2008).
23.1	Consent of Hays & Company LLP
23.2	Consent of Chang G. Park, CPA
23.3	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page hereof).

++
Portions of this exhibit have been omitted pursuant to an order granting confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such omitted portions have been filed separately with the Securities and Exchange Commission.

ITEM 17.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of this offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC this form of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfield, State of New Jersey, on July 31, 2008.

ARNO THERAPEUTICS, INC.

By:	/s/ Scott Z. Fields
Scott Z. Fields, M.D.
President & Chief Medical Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Scott L. Navins and David M. Tanen, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and additional registration statements relating to the same offering, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott Z. Fields	President & Chief Medical Officer	July 31, 2008
Scott Z. Fields, M.D.	(Principal Executive Officer)

/s/ Scott L. Navins	Treasurer	July 31, 2008
Scott L. Navins	(Principal Financial and Accounting Officer)

/s/ Arie S. Belldegrun	Non-Executive Chairman and Director	July 31, 2008
Arie S. Belldegrun, M.D.

/s/ Robert I. Falk	Director	July 31, 2008
Robert I. Falk

/s/ Peter M. Kash	Director	July 31, 2008
Peter M. Kash

/s/ Joshua A. Kazam	Director	July 31, 2008
Joshua A. Kazam

/s/ David M. Tanen	Director	July 31, 2008
David M. Tanen

INDEX TO EXHIBITS

Exhibit Number	Description of Document
2.1
Agreement and Plan of Merger dated March 5, 2008, by and among Laurier International, Inc., Laurier Acquisition, Inc. and Arno Therapeutics, Inc. (incorporated by reference to Exhibit 2.1 of Registrant’s Current Report on Form 8-K filed on March 6, 2008).

2.2	Amendment No. 1 dated May 12, 2008 to Agreement and Plan of Merger by and among Laurier International, Inc., Laurier Acquisition, Inc. and Arno Therapeutics, Inc.
2.3	Amendment No. 2 dated May 30, 2008 to Agreement and Plan of Merger by and among Laurier International, Inc., Laurier Acquisition, Inc. and Arno Therapeutics, Inc.
3.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form SB-2 filed on October 2, 2002, SEC File No. 333-100259).
3.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form SB-2 filed on October 2, 2002, SEC File No. 333-100259).
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed June 9, 2008).
4.2	Form of Common Stock Purchase Warrant issued to former note holders of Arno Therapeutics, Inc. (incorporated by reference to Exhibit 4.2 of the Registrant’s Form 8-K filed June 9, 2008).
5.1	Opinion of Fredrikson & Byron, P.A.
10.1	Employment Agreement dated June 1, 2007 between Arno Therapeutics, Inc. and Scott Z. Fields, M.D. (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed June 9, 2008).
10.2	Letter agreement dated September 2, 2007 between Arno Therapeutics, Inc. and J. Chris Houchins (incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K filed June 9, 2008).
10.3	Arno Therapeutics, Inc. 2005 Stock Option Plan (incorporated by reference to Exhibit 10.3 of the Registrant’s Form 8-K filed June 9, 2008).
10.4	Form of stock option agreement for use under Arno Therapeutics, Inc. 2005 Stock Option Plan (incorporated by reference to Exhibit 10.4 of the Registrant’s Form 8-K filed June 9, 2008).
10.5	License Agreement dated October 25, 2006 between Arno Therapeutics, Inc. and The University of Pittsburgh (incorporated by reference to Exhibit 10.5 of the Registrant’s Form 8-K filed June 9, 2008).++
10.6
License Agreement dated January 3, 2008 between Arno Therapeutics, Inc. and The Ohio State University Research Foundation (incorporated by reference to Exhibit 10.6 of the Registrant’s Form 8-K filed June 9, 2008).++

10.7
License Agreement dated January 9, 2008 between Arno Therapeutics, Inc. and The Ohio State University Research Foundation (incorporated by reference to Exhibit 10.7 of the Registrant’s Form 8-K filed June 9, 2008).++

10.8
Form of Subscription Agreement between Arno Therapeutics, Inc. and the investors in the June 2, 2008 private placement (incorporated by reference to Exhibit 10.8 of the Registrant’s Form 8-K filed June 9, 2008).

16.1	Letter from Chang G. Park, CPA, dated June 5, 2008, regarding change in certifying accountants (incorporated by reference to Exhibit 16.1 of the Registrant’s Form 8-K filed June 9, 2008).
23.1	Consent of Hays & Company LLP
23.2	Consent of Chang G. Park, CPA
23.3	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page hereof).

++
Portions of this exhibit have been omitted pursuant to an order granting confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such omitted portions have been filed separately with the Securities and Exchange Commission.